                                                                EXHIBIT 10.46



                           OWNER/CONTRACTOR AGREEMENT
                                FOR CONSTRUCTION



                                    BETWEEN


                                     OWNER


                               ALTERA CORPORATION
                              2610 ORCHARD PARKWAY
                            SAN JOSE, CA 95134-2020



                                      AND


                                   CONTRACTOR


                           RUDOLPH AND SLETTEN, INC.
                                 P.O. BOX 4637
                       989 E. HILLSDALE BLVD., SUITE 100
                             FOSTER CITY, CA 94404




                                JANUARY 10, 1996
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                               TABLE OF CONTENTS

ARTICLE 1:  DEFINITIONS....................................................   2

ARTICLE 2:  CONTRACT DOCUMENTS.............................................   6

ARTICLE 3:  THE WORK.......................................................   6

ARTICLE 4:  CONTRACTOR'S DUTIES AND STATUS.................................   6

ARTICLE 5:  CONTRACT TIME..................................................   9

ARTICLE 6:  COST OF THE WORK AND GUARANTEED MAXIMUM PRICE..................  10

ARTICLE 7:  CONTRACTOR'S FEE...............................................  11

ARTICLE 8:  CHANGE IN THE WORK.............................................  12

ARTICLE 9:  COSTS TO BE REIMBURSED.........................................  13

ARTICLE 10:  COSTS NOT TO BE REIMBURSED....................................  16

ARTICLE 11:  DISCOUNTS, REBATES AND REFUNDS................................  17

ARTICLE 12:  SUBCONTRACTS AND OTHER AGREEMENTS.............................  17

ARTICLE 13:  ACCOUNTING RECORDS............................................  18

ARTICLE 14:  APPLICATIONS FOR PAYMENT......................................  18

ARTICLE 15:  PAYMENTS TO CONTRACTOR........................................  21

ARTICLE 16:  TERMINATION OF AGREEMENT......................................  25

ARTICLE 17:  MISCELLANEOUS PROVISIONS......................................  29

ARTICLE 18:  EXHIBITS......................................................  34

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                           OWNER/CONTRACTOR AGREEMENT
                                FOR CONSTRUCTION
                           (GUARANTEED MAXIMUM PRICE)

THIS AGREEMENT is made as of January 10, 1995

BETWEEN

Owner:                              Altera Corporation
                                    2610 Orchard Parkway
                                    San Jose, CA  95134-2020


and Contractor:                     Rudolph and Sletten, Inc.
                                    P.O. Box 4637
                                    989 E. Hillsdale Blvd., Suite 100
                                    Foster City, CA  94404


For the Project:                    Altera Corporation Headquarters Project
                                    North First Street and Caviglia Drive
                                    San Jose, CA


Project Architect:                  Robinson Mills + Williams
                                    50 W. San Fernando St.
                                    Suite 330
                                    San Jose, CA  95113

     Contractor agrees to provide certain construction services, and Owner agrees to compensate Contractor for such services, on the following terms and conditions:

                                                               January 10, 1995
                                                                         Page 1
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ARTICLE 1:  DEFINITIONS

1.1 Interpretation and Use of Definitions. All capitalized terms and words (other than proper nouns) used in this Agreement shall have the meanings set forth below, unless otherwise defined in this Agreement or unless another meaning is clearly intended based on the express language of the applicable provision.

     .1   Agreement. This Owner/Contractor Agreement for Construction between
Owner and Contractor, including all attached Exhibits, and any addenda and/or modifications to any of the foregoing.

     .2   Architect. The Project Architect identified above.

     .3   Certificate of Occupancy. Written notification by the City of San Jose of satisfaction of all terms, conditions and other provisions of all necessary permits and approvals authorizing the full use and occupancy of the respective Segment of the Work for the purposes intended without restriction.

     .4   Certificate of Substantial Completion. A certificate prepared by
Architect pursuant to Subparagraph 9.8.2 of the General Conditions, certifying that the Work is Substantially Complete and establishing the date of Substantial Completion.

     .5   Change Order. Defined in Paragraph 8.2.

     .6   Change Order Request. Defined in Paragraph 8.2.

     .7   Change Order Work. A Change in the Work covered by any approved Change
Order.

     .8   Claim. A demand or assertion by one of the parties seeking, as a matter of right, an adjustment or interpretation of the terms of the Agreement, payment of money, extension of time, or other relief with respect to the terms of the Agreement, whether arising due to an error or omission, breach of the Agreement, or otherwise.

     .9   Confidential Information. Defined in Exhibit G.

     .10  Construction Schedule. Defined in Paragraph 5.1.

     .11  Contract Documents. Defined in Paragraph 2.1.

                                                               January 10, 1995
                                                                         Page 2
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     .12  Contract Time. The period of time, including adjustments authorized by
Change Orders, allotted in the Contract Documents for Substantial Completion of each respective building or other applicable Segment of the Work.

     .13  Contractor. Rudolph and Sletten, Inc., a California corporation.

     .14  Contractor's Fee. Defined in Article 7.

     .15  Cost of the Work. Defined in Article 9.

     .16  Day. Calendar day unless otherwise specifically designated.

     .17 Default Rate. The "reference rate" or "prime rate" published from time to time by Bank of America, N.T.& S.A., as the rate at which it lends funds to credit worthy borrowers, plus two percent (2%); provided, however, that in no event shall any interest or other amount due, payable or paid hereunder, or pursuant to any other provision of this Agreement or any Contract Documents, exceed the maximum applicable legal interest rate in effect from time to time.

     .18 Drawings and Specifications. The drawings, specifications and other documents which fix and describe the size and character of the entire Project as to, without limitation, architecture, structure, electrical systems, mechanical systems, civil engineering and landscaping.

     .19  Equipment Schedule. Defined in Subparagraph 9.1.5.

     .20  Event of Default. Defined in Paragraph 16.3.

     .21 Final Application for Payment. An Application for Payment for the Final Payment, which shall only be made in accordance with the provisions of Paragraph 15.8.

     .22 Final Completion. The status of the Work when all Punch List items have been fully and finally completed, and all final releases, documents and manuals required by the Contract Documents have been delivered.

     .23  Final Payment. Defined in Paragraph 15.8.

     .24 Force Majeure Delay. A delay in Contractor's performance under this Agreement due to: an act or omission of Owner or Architect or any of their respective employees or agents; labor disputes not caused by Contractor, fire, unusual delay in transportation, adverse weather conditions not reasonably foreseeable, unavoidable casualties, or any similar causes beyond the reasonable control of Contractor and not reasonably foreseeable by Contractor, for which a written claim of justifiable delay is made by Contractor pursuant to Paragraph
8.3 of the General Conditions.

                                                               January 10, 1995
                                                                         Page 3
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     .25  General Conditions. Those "General Conditions of the Contract for
Construction" set forth in Exhibit I attached hereto.

     .26 General Work Requirements. The portions of the Work and related requirements that apply generally to site conditions, site safety, permits, taxes, insurance, jobsite administration, and so forth, as described more specifically in Exhibit E attached to this Agreement.

     .27  Guaranteed Maximum Price. Defined in Paragraph 6.2.

     .28 Laws. All Federal, State and local laws, statutes, ordinances, rules, regulations, building codes and orders applicable to the Project, the Work, the parties to this Agreement or otherwise governing the foregoing, as well as those certain covenants, conditions and restrictions (CC&R's) recorded in the Official Records of Santa Clara County on February 7, 1980 in Book F 128, Page 480, as amended (the Protea CC&R's), and on February 7, 1985 in Book J 232, Page 651, as amended (the NELO CC&R's).

     .29 Mechanics' Lien. Any mechanics' lien, materialmen's lien, stop notice, charge, imposition, garnishment or attachment upon or against the Property, the Project or Owner.

     .30 Notice of Completion. A written notice verified by Owner or Owner's authorized agent, and recorded with the Santa Clara County Recorder within 10 days after completion of a Segment of the Work, pursuant to Section 3093 of the California Civil Code.

     .31 Notice to Proceed. Owner's issuance to Contractor of an instruction to proceed with a defined scope of Work prior to Owner's having approved the Guaranteed Maximum Price.

     .32  Owner. Altera Corporation, a California corporation.

     .33 Preconstruction Services. Services performed by Contractor prior to commencement of construction, as defined in Subparagraph 9.1.16.

     .34 Project. The total construction of which the Work performed under the Contract Documents may be the whole or a part, and which may include construction by the Owner or by separate contractors as described in Paragraph
3.1. The Project will include (i) approximately 360,000 square feet consisting of a Corporate Building with 4 levels, a Production Building with 2 levels, and an Engineering Building with 3 levels, all with shell, core, sitework and interior improvements; and (ii) approximately 150,000 square feet consisting of an Expansion Building with 3 levels, with shell, core, sitework, and partial interior improvements.

     .35 Property. The real property described in Exhibit A attached hereto, which is also the site of the Project.


                                                               January 10, 1995
                                                                         Page 4
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     .36  Punch List. A comprehensive list of minor items to be completed or corrected following Substantial Completion of the Work, which items shall not materially affect the use or aesthetic appearance of the Project.

     .37  Schedule of Values. Defined in Paragraph 6.3.

     .38 Segment. Each separate building, design/build system, or distinct portion of the Work covered by a separate Notice to Proceed.

     .39 Subcontract. A written agreement between the Contractor and another party to perform a portion of the Work or to supply equipment, materials or labor to the Project, as defined in Paragraph 12.1.

     .40 Subcontractor. A person or entity who, pursuant to a Subcontract, is retained by Contractor to perform a portion of the Work or to supply equipment, materials or labor to the Project, including without limitation any subcontractor, sub-subcontractor, laborer, design professional, engineer, surveyor, consultant, equipment lessor, supplier or other materialman so retained, but excluding any separate contractor retained by Owner to construct any portion of the Project that is not within the scope of the Work.

     .41 Substantial Completion. The status of the Work when (i) Owner and Architect agree that the Work is sufficiently complete to permit Owner to occupy or utilize the Work (or designated portion thereof) for the use for which it is intended and (ii) Contractor has delivered to the Owner all information showing the Work to be sufficiently complete to allow Owner to obtain a Certificate of Occupancy.

     .42 Work. The construction and services required and reasonably implied or inferred to be required by the Contract Documents, whether such work is completed or partially completed, and includes all other labor, materials, equipment and services provided or to be provided by the Contractor to fulfill the Contractor's obligations. The Work includes all Work which would reasonably be inferred or anticipated by a contractor with Contractor's experience and expertise after reviewing the Contract Documents. The Work may constitute the whole or a part of the Project.


ARTICLE 2:  CONTRACT DOCUMENTS

2.1 The Contract Documents consist of this Agreement (including all exhibits attached hereto), the Drawings and Specifications, all Notices to Proceed issued by Owner, and all Change Orders executed by Owner and Contractor. The Contract Documents are further enumerated in Exhibit B attached hereto, entitled "Contract Documents," and are incorporated herein by this reference, and supersede all prior negotiations, representations and agreements, either written or oral, between Owner and Contractor with respect to the Work. The Contract Documents shall not include shop drawings, product data, or samples

                                                               January 10, 1995
as described in Paragraph 3.12 of the General Conditions. The Contract Documents will be developed and completed in accordance with the Construction Schedule. As Contract Documents are completed, they shall become a part of this Agreement.

ARTICLE 3: THE WORK

3.1 Subject to Article 4 below, Contractor shall perform all the Work required for the Project under the Contract Documents. The Work includes, without limitation, the sitework, the core and shell of each of the buildings, and the interior improvements of each of the buildings (but only partial interiors for the Expansion Building). The Property is approximately twenty five (25) acres. Parking lots and landscaping will be built out for the entire 25 acre site. The buildings will be steel framed with curtainwall and pre-cast concrete exteriors, or such other materials as Owner elects.

3.2 Owner may require Subcontracts to include hourly rates, unit prices, alternate prices or allowances for certain portions of the Work. Contractor shall be liable for the enforcement and administration of such hourly rates, unit prices, alternate prices or allowances until completion of the Work. Such Subcontracts shall provide that if this Agreement is terminated, or if Owner wishes to engage a Subcontractor directly for work that is not part of Contractor's Work under this Agreement, then Owner shall be entitled to contract with Subcontractor directly on the basis of such rates, prices and allowances.

ARTICLE 4:  CONTRACTOR'S DUTIES AND STATUS

4.1 Contractor shall perform all services and prosecute the Work under and pursuant to this Agreement with the degree of care, skill and diligence generally recognized as applicable to general contractors of good reputation performing services of the nature encompassed in the Work in the San Francisco Bay Area.

     4.1.1 Contractor is skilled in the professional calling necessary to perform the Work. Any references, terms or provisions in this Agreement, the General Conditions or any other Contract Documents to the standard of care or degree of knowledge or deemed knowledge to be applied to Contractor's performance of the Work shall be deemed to refer to the standards set forth in this Paragraph 4.1.

     4.1.2 Contractor acknowledges that Owner, not being skilled in such matters, is relying upon the skill and knowledge of Contractor with respect to the Work. Contractor accepts the relationship of trust and confidence established by this Agreement. Contractor shall exercise its best skill and judgment, and shall cooperate with Architect to further the interests of Owner. Contractor shall furnish efficient business administration and superintendence, and shall use its best efforts to furnish at all times an adequate supply of workers and materials, and to perform the Work in the best, most expeditious and most economical manner consistent with the interests of Owner.

                                                               January 10, 1995
                                                                         Page 6
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4.2  Contractor shall furnish and transport all necessary labor, materials, tools, implements and appliances required to perform and completely finish the Work as described in Article 3 of this Agreement, in a workmanlike manner, and to the satisfaction and approval of Owner and Architect, in accordance with the Contract Documents, free of any and all Mechanics' Liens and claims of Subcontractors.

4.3 Contractor agrees that the design and construction of any design/build portion of the Project shall be in conformity in all respects with all Laws. Contractor shall not construct any portions of the Work when it knows or should reasonably know, as a competent and experienced general contractor, that such Work or any portion thereof was designed in violation of any Law. Contractor shall not construct any portion of the Work when it knows or should reasonably know, as a competent and experienced general contractor, that such portion of the Work is unbuildable or unsafe. Contractor shall require design/build Subcontractors to obtain and maintain such insurance coverages, including professional liability, as Owner requires.

4.4 The services to be performed by Contractor pursuant to this Agreement and any of the Contract Documents shall not constitute it as an architect or engineer, nor impose upon Contractor any obligation to assume, or to render to, or to perform on behalf of Owner, the professional responsibilities, duties, services and activities for which Owner has contracted with Architect, nor impose upon Contractor any liability with respect thereto. Subject to the provisions of Paragraphs 4.1 and 4.3 of this Agreement, above, Contractor assumes no responsibility or liability in connection with the design of the Project nor for the failure of Architect to provide any such design for the Project. Contractor, by the performance of its duties under this Agreement, shall not be deemed to have relieved Architect of any responsibilities for services to be rendered by Architect with respect to the Project, whether pursuant to the written agreement between Owner and Architect or otherwise, nor shall Contractor incur any liability for Architect's failure or refusal to perform or render any such services. Contractor shall promptly notify Owner and/or Architect, in writing, if Contractor becomes aware that any needed designs for the Project are omitted, and Contractor shall not proceed with the relevant part of the Project until so directed by Owner.

4.5  Intentionally omitted.

4.6 Contractor hereby certifies that it has verified, to the best of its ability, the coordination and completeness of all Contract Documents. Contractor shall review all Contract Documents prior to their being issued for Subcontractor bidding. Following this review, Contractor shall advise Owner and Architect of any areas where the Contract Documents are incomplete or lacking in clarity. The Architect shall coordinate with the Contractor for the Work of the design/build Subcontractors by providing drawing backgrounds for their Work, conducting meetings for the purpose of coordination, and establishing completion dates for their Work in the Construction Schedule. The design/build Subcontractors will be responsible for coordinating their Work with that of the Architect and its subconsultants on the Project. The Construction Schedule will establish mutually agreed milestones and completion dates for the design/build Subcontractors' Work. If any changes are required to other aspects

                                                               January 10, 1995
of the design because of insufficient information provided by Contractor on the design/build systems or failure to meet an applicable completion date in the Construction Schedule, the services of the Architect in connection with such changes shall be paid by the Contractor and shall not be a Cost of the Work. Conversely, the Architect's contract with Owner shall provide that if any changes are required to the design/build Subcontractor's Work due to insufficient information on the Architect's drawings or failure by the Architect to meet an applicable completion date in the Construction Schedule, the Architect is responsible for the cost of the time incurred by the Subcontractors to make changes to their drawings.

4.7 Contractor has considered all information relevant to the Project and available as of the date of this Agreement. Contractor shall coordinate its construction with other projects under construction in the immediate vicinity of the Project. As of the time that Owner and Contractor agree upon the Guaranteed Maximum Price pursuant to Paragraph 6.2(iii), Contractor shall have satisfied itself with respect to visible conditions, then-current public knowledge, matters of record, and all other then-existing information relevant to the Project and available to Contractor. Contractor's agreement to the Guaranteed Maximum Price shall be deemed conclusively to be an acceptance by Contractor of the foregoing information, and a determination by Contractor that the Guaranteed Maximum Price is just and reasonable compensation for the Work. The Contractor shall be entitled to reasonably rely on all information the Owner has provided concerning the Project.

4.8 If any disputed Claim (as defined in Paragraph 1.1) should arise between Owner and Contractor under this Agreement or otherwise concerning the Work, Contractor shall proceed to perform the Work as directed by Owner pending settlement of the dispute in accordance with Article 4 of the General Conditions. Until any such disputed Claim is settled, Owner shall continue to pay Contractor all sums due Contractor which are not in dispute and/or are not directly related to Work which is in dispute.

4.9 Contractor shall warrant the Work to Owner as provided in Section 3.5 of the General Conditions.

ARTICLE 5:  CONTRACT TIME

5.1 The time allowed for Substantial Completion of each Segment of the Work, and all other important Project milestones, are set forth in Exhibit C attached hereto ("Construction Schedule"). Each Segment of the Work shall commence upon Owner's issuance of a Notice to Proceed to Contractor provided that necessary governmental authorizations have been obtained for such Segment. The Contract Time for Substantial Completion of each of the buildings, together with associated sitework and other related portions of the Work as shown on the Drawings and Specifications, shall be consistent with the following completion dates:

         Building 1         Corporate Building            June 13, 1997
         Building 2         Expansion Building            May 2, 1997
         Building 3         Engineering Building          May 23, 1997
         Building 4         Production Building           May 2, 1997


                                                               January 10, 1995
                                                                         Page 8
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     Contractor shall achieve Substantial Completion of each Segment of the Work within the Contract Time specified in the Construction Schedule. Contractor acknowledges that the applicable Contract Time for each Segment includes an allowance for thirty (30) calendar days of delay due to Force Majeure Delays, including inclement weather. If Contractor is delayed on the critical path by more than thirty (30) days due to Force Majeure Delays, then the provisions of Subparagraph 8.3.1 of the General Conditions shall apply.

     Contractor also acknowledges that Owner intends to install its office systems furniture with non-union labor prior to Substantial Completion, and Contractor shall not be entitled to any extension of the Contract Time by reason of any labor disputes on account of such non-union labor, pursuant to Paragraph
3.20 of the General Conditions.

     Final Completion with respect to any portion of the Work shall occur within forty-five (45) days following Substantial Completion and agreement upon the Punch List as to any such portion. It is understood that the Architect will use reasonable efforts to respond to submittals, shop drawings and questions with reasonable promptness, so as to not delay the Work, as described in Subparagraph
4.2.7 of the General Conditions.

5.2 Time is of the essence of this Agreement. Contractor shall complete each portion of the Work within the applicable Contract Time as may be adjusted by Change Order.

5.3 Contractor shall advise Owner of any delay in the Work (including delays in receipt of drawings from Architect) and the cause of such delay, pursuant to
Article 8 of the General Conditions. Contractor shall take all prudent steps necessary to minimize the delay and shall diligently proceed to complete the Work as required by the Contract Documents. Contractor's notice to Owner required by this Paragraph 5.3 shall not limit any right Owner may otherwise have to recover damages from Contractor based on such delay.

5.4 Contractor shall meet all milestones in the Construction Schedule, as adjusted by Change Orders. Should Contractor fail to meet any of such critical dates, Contractor shall, upon written notice from Owner, cause its employees, Subcontractors and all other parties under its control to work any necessary overtime or extra shift work to return to the Construction Schedule, or to demonstrate to Owner's satisfaction an alternate plan to return the Work to the Construction Schedule. If the delays are not caused by Contractor's or any Subcontractor's negligence, then the cost for such extra work, including without limitation overtime rates, shall be a Cost of the Work, except that the Guaranteed Maximum Price shall not be increased as a result of such work other than for Force Majeure Delays as provided in Subparagraph 8.3.1 of the General Conditions. If the delays are caused by Contractor's or a Subcontractor's negligence, then the cost for such extra work, including without limitation overtime rates, shall not be a Cost of the Work, but shall be borne solely by Contractor.

ARTICLE 6:  COST OF THE WORK AND GUARANTEED MAXIMUM PRICE


                                                               January 10, 1995
                                                                         Page 9
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6.1  The maximum cost to Owner for Contractor's performance of the Work shall be the least of the following amounts:

     6.1.1 the Cost of the Work as defined in Article 9 below and as limited by Paragraph 6.2, plus the Contractor's Fee; or

     6.1.2 the sum set forth in those Notices to Proceed to be executed by Owner and Contractor from time to time during the course of the Work, as more particularly provided in Article 15 of the General Conditions; or

     6.1.3 an amount to be determined by Owner and Contractor within 45 days after completion of the Contract Documents and set forth in a Change Order (the "Guaranteed Maximum Price"), which Guaranteed Maximum Price is intended to represent Owner's and Contractor's best estimate of the overall Cost of the Work plus the Contractor's Fee.

     The Cost of the Work shall be fixed as design documents are completed and awarded, and the costs are authorized by Owner. If the sum of the Cost of the Work and the Contractor's Fee is less than the Guaranteed Maximum Price, all savings shall benefit Owner. The Guaranteed Maximum Price shall be modified only as provided by Change Order.

6.2 The amount due to Contractor as part of the Cost of the Work shall not exceed (a) $25,000 for Preconstruction Services, or (b) $61,000 per month for the General Work Requirements (which amount shall apply with respect to any extension or shortening of the Contract Time), or as otherwise agreed upon by Owner and Contractor. Exhibit E to this Agreement describes the general categories of the General Work Requirements. Prior to establishing the Guaranteed Maximum Price, Owner and Contractor shall agree upon a schedule setting forth a more detailed, line item description of each of such categories. Once such schedule has been signed by both Owner and Contractor, it shall be deemed to be incorporated into Exhibit E and shall become a part of this Agreement to the same extent as if it had been originally set forth therein.

6.3 Subject to the approval of Owner, Contractor shall prepare (at such time as Contractor has sufficient information) a schedule of values which divides the Cost of the Work for the various trades, subcontracts, suppliers, materials, equipment, labor or other recognized industry trade breakdowns ("Schedule of Values"). Contractor warrants that the breakdowns so prepared will be accurate breakdowns of Contractor's estimated costs used to determine the Guaranteed Maximum Price. The Schedule of Values, as approved by Owner, shall be used as the basis for Contractor's applications for payment.

6.4 Contractor shall not seek any increase in the Guaranteed Maximum Price on account of any labor dispute within the Contractor's control involving Contractor or Subcontractors arising during the period the Work is to be performed, or by reason of the breach, fault, neglect, bankruptcy, insolvency, or any failure of performance not excused hereunder, by Contractor or any Subcontractor.


                                                               January 10, 1995

ARTICLE 7:  CONTRACTOR'S FEE

7.1 For Contractor's performance of the Work, Owner shall pay Contractor an amount equal to One and Eight-Tenths Percent (1.80%) of the Cost of the Work (the "Contractor's Fee"). At the time that the Guaranteed Maximum Price is determined, the maximum Contractor's Fee (which is part of the Guaranteed Maximum Price) shall be established as a fixed sum equal to the estimated Cost of the Work times 1.80%.

7.2 There shall be no increase in the Contractor's Fee based on Change Order Work until the Guaranteed Maximum Price has been increased, based upon the sum of all increases in the individual Cost of Work authorizations resulting from Change Order Work, by an amount equal to 3% of the Guaranteed Maximum Price originally set forth in Paragraph 6.2, above. After Change Orders have increased the Guaranteed Maximum Price by 3%, additional Change Order Work during construction of the Project shall cause the Contractor's Fee to increase in an amount equal to Four Percent (4.0%) for Change Order Work that results in an increase in the Cost of the Work, and in an amount equal to Two Percent (2.0%) for Change Order Work that results in a decrease in the Cost of the Work.

ARTICLE 8:  CHANGE IN THE WORK

8.1 From time to time, there may be a change in the Work described in the Contract Documents. Owner shall reimburse Contractor for any change in the Work based on the Cost of the Work for such change. The Contractor's Fee shall not be increased except as set forth in Paragraph 7.2

8.2 Owner, Architect or Contractor shall initiate a change in the Work and/or a change in the Contract Documents by preparing the upper portion of a written change order request ("Change Order Request") substantially in the form attached hereto as Exhibit H setting forth in detail the nature of the requested change. On or before the twenty-first (21st) day following Contractor's receipt or preparation of a Change Order Request, Contractor shall complete the Change Order Request setting forth in detail, with a suitable breakdown, (i) the increase or decrease in the Cost of the Work as a consequence of the change,
(ii) the increase or decrease in the Contractor's Fee, if any, (iii) the revised time for the completion of all other affected Work, and (iv) any adjustment in the Contract Time attributable to the Change in the Work. Promptly thereafter, Contractor shall submit such Change Order Request to Owner and Architect for their written approval. Owner and Architect shall review all such Change Order Requests and shall take appropriate action in a timely manner which does not delay the Work. For purposes of the immediately preceding sentence, Owner shall respond to any Change Order Request within twenty-one (21) days after Owner's receipt of such Change Order Request, provided that the Change Order Request, as submitted by Contractor, is complete and complies with the requirements of this Paragraph 8.2. When Owner has approved a Change Order Request in writing, Contractor shall undertake the Change in the Work described therein. Contractor shall prepare a change order ("Change Order") each month, incorporating all Change Order Requests which Owner has approved in writing during that month. Each Change Order shall include the change in the Guaranteed Maximum Price, if

                                                               January 10, 1995
any, and the revised Contract Time, if applicable. The Guaranteed Maximum Price and the Contract Time shall not be adjusted except by Change Order executed by Owner.

8.3 Contractor shall submit Subcontractors' breakdowns for overhead, labor rates and profit related to that portion of the Change in the Work covered by any Change Order ("Change Order Work") as part of the Subcontractor bid analysis. The mark-up for any Change Order Work shall not exceed the rates, overhead and fees listed in such breakdowns.

8.4 If Owner and Contractor are unable to agree (i) on a proposed Change Order cost or (ii) whether work required by Owner constitutes part of the Work or Change Order Work, then Contractor shall submit a Change Order Request which sets forth a "not-to-exceed" cost for the proposed Change in the Work, as well as the information required by clauses (ii), (iii) and (iv) in Paragraph 8.2, above. Owner may then direct Contractor to proceed with such portion of the Work or such Change Order Work on a "not-to-exceed" cost basis with Contractor accounting for the Work on a time and material basis. If the dispute over such Change Order Work concerned cost, then, promptly following completion of such Change Order Work, Owner and Contractor shall execute a Change Order which sets forth the cost of the Change Order Work as the lesser of (x) the not-to-exceed cost or (y) the actual cost computed on a time and material basis, in each case including cost impact on other portions of the Work. Owner reserves the right to audit all Contractor and Subcontractor records regarding such Change Orders. If Contractor submitted a Change Order Request because Owner and Contractor could not agree on whether or not certain work required by Owner constituted part of the Work or constituted Change Order Work, then Owner and Contractor shall resolve that issue as set forth in Article 4 of the General Conditions within twenty-one (21) days after the commencement of such disputed work. If Owner and Contractor are unable to agree on a change in the Contract Time for any portion of the Work, but the Change Order is otherwise acceptable to Owner and Contractor, then Contractor shall commence the Change Order Work as directed by Owner. If, within twenty-one (21) days following such commencement, Owner and Contractor have not agreed on a change in the applicable Contract Time, then Owner and Contractor shall submit that issue to dispute resolution as set forth in Article 4 of the General Conditions.

ARTICLE 9:  COSTS TO BE REIMBURSED

9.1 The term "Cost of the Work" shall mean costs necessarily incurred in the proper performance of the Work which are actually paid by Contractor. Such costs shall not exceed the standard paid in the locality of the Work except with the prior written consent of Owner. Such costs shall include the items set forth in this Article 9:

     9.1.1 Wages paid for Contractor's employees, including (a) labor in the direct employ of Contractor in the performance of the Work, (b) non-management personnel stationed at the Project field office, engaged at shops to oversee portions of the Work, performing courier services or delivery of materials to the site necessary to expedite the Work, or for employees performing Work exclusively on behalf of the Project, but only to the extent specifically agreed to prior to incurring any cost on the

                                                               January 10, 1995

Project, and (c) salaries for the services of management personnel in connection with the Project, but only to the extent specifically agreed to by Owner prior to incurring any cost on the Project. As of the date of this Agreement, Owner and Contractor have agreed that the Cost of the Work for any of such employees shall be charged at the rates shown on Exhibit D to this Agreement. Such rates are deemed to be inclusive of any benefits or other payroll burden.

     9.1.2 The portion of reasonable travel and subsistence expenses which Contractor, its officers or employees incur while traveling substantially outside the vicinity of the Project in discharge of duties connected with the Work. Any expenses incurred because Contractor, its officers, employees or Subcontractors live outside the vicinity of the Project are not included in the foregoing.

     9.1.3 Cost of all materials, supplies and equipment incorporated in the Work, including costs of transportation thereof, excess materials and supplies, and a reasonable allowance for waste and spoilage.

     9.1.4 Payments made by Contractor to Subcontractors retained by Contractor for Work performed pursuant to written Subcontracts entered into pursuant to this Agreement.

     9.1.5 Cost, including transportation and maintenance, of all materials, supplies, equipment, temporary facilities and hand tools purchased by Contractor to perform the Work which are consumed in the performance of the Work, and the cost (less salvage value) of such items used to perform the Work, but not consumed in the performance of the Work. In the latter of the two situations described in the immediately preceding sentence, Contractor shall become the owner of such items upon completion or termination of the Work. Owner may, at its discretion, retain ownership of those items not consumed in the performance of the Work or may direct Contractor to sell or buy such items and credit the Cost of the Work by the amount of the proceeds which would then determine the salvage value described above. Contractor shall provide Owner with a schedule indicating the then current inventory of all equipment, hand tools, and temporary facilities, showing original cost (as amended from time to time, the "Equipment Schedule"). Contractor shall amend the Equipment Schedule by deleting all items consumed and adding all items purchased during the course of the Work. Contractor shall maintain a current Equipment Schedule located in the Project office for review by Owner for equipment whose individual cost is One Hundred Dollars ($100.00) or more.

     9.1.6 Rental charges for all necessary machinery and equipment, exclusive of hand tools, used at the site of the Work, whether rented from Contractor or others, including installation, minor repairs and replacements, dismantling, removal, transportation and delivery costs thereof, at rental charges consistent with those prevailing in the vicinity of the Project. Rental charges for Contractor-owned equipment shall not exceed prevailing market rates. Contractor shall submit a source of published rates to Owner for approval. The rental charge for each item of equipment shall not exceed its market price to purchase, insure, maintain or store.

                                                               January 10, 1995

     9.1.7 Costs of premiums for all labor, materials and performance bonds and insurance which the Contractor is required by the Contract Documents to purchase and maintain, including the costs of Subcontract bonds. As a normal course of business, the Contractor does not bond Subcontractors. There may be extenuating circumstances where the Owner will consider bonding Subcontractors. Bonding of Subcontractors shall be mutually agreed upon between Owner and Contractor. The cost of liability insurance in an amount not to exceed One-Half Percent (0.50%) of the other items comprising Cost of the Work.

     9.1.8 Sales, use or similar taxes imposed by any governmental authority which are related to the Work and for which the Contractor is liable.

     9.1.9 Permit fees, royalties approved in advance by Owner, and deposits lost for causes other than Contractor's negligence.

     9.1.10 Cost of water, gas and electricity consumed in construction of the Project.

     9.1.11 Minor expenses such as telegrams, long distance telephone calls, telephone service at the site, overnight courier service, and similar petty cash items in connection with the Work.

     9.1.12 The cost of removal of all debris from the site of the Work.

     9.1.13 Costs incurred due to an emergency affecting the safety of persons and property, unless arising out of the fault or negligence of Contractor or its Subcontractors, employees or agents.

     9.1.14 The cost of on-site security necessary to protect the materials, supplies, equipment and Project improvements at the Project site, including any watchmen or other security services reasonably required to protect the Work.

     9.1.15 Other costs incurred in the performance of the Work, if and to the extent approved in advance in writing by Owner.

     9.1.16 A fee for Contractor's services prior to commencement of construction ("Preconstruction Services"), including preparation of detailed estimates of the Cost of the Work and preparation of construction budgets and value engineering during the design phase of the Project.

ARTICLE 10:  COSTS NOT TO BE REIMBURSED

10.1 The term "Cost of the Work" shall not include any of the items set forth below in this Article 10.

     10.1.1 Salaries or other compensation of Contractor's personnel at Contractor's principal office and branch offices other than personnel specifically described in Article 9.

                                                               January 10, 1995

     10.1.2 Expenses of Contractor's principal and branch offices other than the Project field office.

     10.1.3 Any part of Contractor's capital expenses, including interest on Contractor's capital employed for the Work.

     10.1.4 Except as specifically provided in Subparagraph 9.1.6, rental cost of machinery and equipment.

     10.1.5 Overhead or general expenses of any kind, unless expressly included in Article 9.

     10.1.6 Costs arising out of the negligence of Contractor, any Subcontractor, or of anyone directly or indirectly employed by any of them, or for whose acts any of them may be liable, including but not limited to the costs of correction of defective or non conforming Work, disposal of materials and equipment wrongly supplied, or making good any damage to property.

     10.1.7 The cost of any item not specifically and expressly included in the items described in Article 9, unless previously specifically approved in writing by Owner.

     10.1.8 Losses and expenses sustained by Contractor or Subcontractors, not compensated by insurance or otherwise, if such losses or expenses arise out of the infidelity or dishonesty on the part of an employee of Contractor or a Subcontractor.

     10.1.9 Losses and expenses not covered by insurance if Contractor shall fail to obtain and/or maintain in effect the insurance required by the Contract Documents.

     10.1.10 Costs, losses, expenses, bonds and/or insurance incurred by reason of Contractor's general operations which Contractor would customarily incur or carry without reference to Contractor's obligations under this Agreement.

     10.1.11 Costs in excess of the Guaranteed Maximum Price, as it may be adjusted pursuant to Article 8.

     10.1.12 Provided Owner has paid Contractor all amounts then properly due and payable under this Agreement, any sums spent or costs incurred by Contractor, or for which Contractor is liable or obligated, with respect to any Mechanic's Lien, filed or served by any Subcontractor because of Contractor's failure or refusal to pay any such Subcontractor, whether or not any such failure or refusal is wrongful or as a result of a bona fide dispute between Contractor and any such Subcontractor, including without limitation any amounts paid or incurred to discharge or release such Mechanics' Lien (whether paid to such claimant or other party, or as attorneys' fees or otherwise), and all costs of any bonds obtained to clear any such Mechanics' Lien.

ARTICLE 11:  DISCOUNTS, REBATES AND REFUNDS

                                                               January 10, 1995

11.1 All cash discounts shall accrue to Contractor unless Owner deposits funds with Contractor with which to make payments, in which case cash discounts shall accrue to Owner. Contractor shall notify Owner in writing, in advance, of the availability of cash discounts to provide Owner adequate opportunity to take advantage of such discounts. All trade discounts, rebates and refunds, and all returns from sale of surplus materials and equipment, shall accrue to Owner, and Contractor shall make provisions so that they can be secured.

ARTICLE 12:  SUBCONTRACTS AND OTHER AGREEMENTS

12.1 All portions of the Work that Contractor does not perform with its employees shall be performed pursuant to written subcontracts and, where applicable, sub-subcontracts or material purchase orders (collectively, "Subcontracts") with licensed or otherwise properly qualified subcontractors, sub-subcontractors, laborers, design professionals, engineers, surveyors, consultants, equipment lessors, and suppliers or other materialmen (collectively, "Subcontractors"), approved in advance by Owner. Contractor shall secure and deliver to Owner at least three (3) qualified bids on any and all items in the construction of the Project (excluding those included in the General Work Requirements), including without limitation those performed by Contractor, unless agreed otherwise, from Owner-approved Subcontractors, and shall promptly deliver to Owner all bids received in response to such solicitations, together with Contractor's analysis and recommendations for awards. Contractor shall keep all bid results confidential. Contractor shall simultaneously deliver to Owner all data pertinent to Owner's decision and shall certify that, to the best of Contractor's knowledge, the bid is bona fide, complete and reasonable. As part of its bid analysis, Contractor shall notify Owner of any bid that deviates from the Contract Documents. Owner's approval of a bid on a Subcontract shall not constitute approval of a deviation or omission from the Contract Documents. Any approved deviation or omission from the Contract Documents shall occur only by means of a Change Order. Subject to
Article 5 of the General Conditions, Owner shall determine (with the advice of Contractor and Architect, if requested by Owner) which bids are acceptable. Owner reserves the right to reject any bid at any time.

12.2 All Subcontracts in excess of Two Hundred Fifty Thousand Dollars ($250,000) shall be submitted to Owner upon request by Owner prior to execution by Contractor. Owner shall have ten (10) working days within which to approve or disapprove award recommendations. After Owner has approved the award of any such Subcontract, Contractor shall contract, solely in its own name and behalf, and not in the name or on behalf of Owner, with the specified Subcontractor. Owner's approval shall not make Owner a party to any Subcontract. Contractor's Subcontract forms shall be subject to Owner's prior written approval.

12.3 All Subcontracts shall contain a clause approved by Owner allowing for the direct assignment of each Subcontract to Owner upon termination or full performance of this Agreement. Each Subcontract may then be further assigned to a new general contractor if Owner so elects.

ARTICLE 13:  ACCOUNTING RECORDS

                                                               January 10, 1995

13.1 Contractor shall check all materials, equipment and labor being incorporated into the Work, and shall keep such full and detailed accounts as may be necessary for proper financial management under this Agreement. Contractor's system shall be subject to the approval of Owner. Owner shall have access to all Contractor's records, books, correspondence, instructions, drawings, receipts, vouchers, memoranda and similar data relating to this Agreement and/or the Work, and Contractor shall preserve all such records for a period of three (3) years following Final Payment, or for any longer period required by Law. Owner shall have the right to copy all or any part of Contractor's job records.

13.2 Owner shall have the right, during the performance of the Work and for a period of three (3) years thereafter, to audit the accounting records of Contractor. Contractor shall have the opportunity to audit itself prior to Owner's audit. Should any overcharge be found by Contractor's audit, Contractor shall pay overcharge plus interest to Owner. After Contractor's audit, if any such audit by Owner reveals that the amounts charged to Owner by Contractor exceeded the actual Cost of the Work, then Contractor shall pay Owner an amount equal to the amount overcharged plus interest at the rate set forth in Paragraph
15.6 (including any part of Contractor's Fee based on such overcharge) and shall pay for the cost of the audit if the amount overcharged exceeds Five Thousand Dollars ($5,000).

ARTICLE 14:  APPLICATIONS FOR PAYMENT

14.1 Not later than the first (1st) business day of each calendar month, Contractor shall submit to Owner an application for payment ("Application for Payment") for the prior month, which application shall also include any portions of the Work completed during periods of time covered by previously submitted Applications for Payment to the extent such portions of the Work were not shown on any such previous applications. Each Application for Payment shall be for a sum equal to: (i) that portion of the Cost of the Work incurred during the period covered by the particular application, determined in accordance with the Schedule of Values, calculated on the basis of the percentage of the Work completed during said month, provided that no payment to Contractor for Work performed shall exceed the actual Cost of the Work performed (together with any items applicable to the period covered by any preceding Application for Payment to the extent such items were not reflected in any such Application for Payment); and (ii) that portion of the Contractor's Fee equal to that percentage of the Work completed during the prior month. In no event, however, shall the Cost of the Work and the Contractor's Fee set forth in any Application for Payment, when added to all amounts previously invoiced for the Cost of the Work and for the Contractor's Fee, represent a percentage of the Guaranteed Maximum Price greater than the completed percentage of the total Work to be performed under the Contract Documents.

14.2 Contractor shall include with each Application for Payment back-up material satisfactory to Owner to support all components of the application, including, without limitation, verifiable Subcontractor payment applications, current month as-built information, and actual cost for Contractor's Work, indicating in detail all monies paid out or to be paid out for costs incurred on account of the Cost of the Work, segregated where applicable for each separate building as more particularly provided in Paragraph 14.8 below.

                                                               January 10, 1995

14.3 In each Application for Payment, including the Final Application for Payment upon the Final Completion of each respective building or other applicable Segment of the Work, Contractor shall certify that:

      (i) The Application for Payment represents a just estimate of the costs then due Contractor under the terms of this Agreement.

      (ii) All Work covered by the Application for Payment has been completed in accordance with the applicable Contract Documents.

      (iii) There are no known unbonded Mechanics' Liens outstanding at the date of the Application for Payment.

      (iv) All due and payable bills (except for amounts in dispute with Subcontractors) with respect to the Work have been paid to date or are included in the amount requested in the Application for Payment.

      (v) There is no known basis for the filing of any Mechanics' Liens for or relating to the Work except for (a) unpaid bills included in the Application for Payment, all of which will be paid from the amount due to Contractor with respect to the Application for Payment, or
            (b) amounts in dispute with Subcontractors.

      (vi) Subject to receipt of payment, Contractor waives any Mechanics' Lien rights to the extent of such payments.

14.4 Each Application for Payment shall include unconditional Mechanics' Lien releases from Contractor and all appropriate Subcontractors for all Work performed in the prior payment period.

14.5 Requests for payment for materials stored on-site or off-site shall be limited to materials on a list approved by Owner prior to Subcontract award. Owner does not anticipate payment for any off-site materials other than structural steel. Owner will not pay for on-site materials such as drywall or any other commodity-like material until it is in place as a part of the Work.

14.6 As a condition of payment, Contractor shall submit a detailed construction report to Owner each month in a form satisfactory to Owner, together with the Application for Payment. The report shall contain pertinent information on the following aspects of the Project:

      (i)   Past month's activities.

      (ii)  Current month's activities.

      (iii) Current problems.

                                                               January 10, 1995

      (iv)  Owner action required.

      (v) Progress billing which shall include actual expenditures to date in reasonable detail.

      (vi)  Updated Construction Schedule.

      (vii) Change Order log.

      (viii) Projected monthly cash expenditures for the remainder of the Project.

14.7 Contractor warrants that title to all Work and materials covered by an Application for Payment will pass to the Owner either by incorporation in the construction or upon the receipt of payment by the Contractor, whichever occurs first, free and clear of all Mechanics' Liens, claims, security interests or encumbrances.

14.8 Since each of the four buildings comprising the Project will proceed on a separate schedule, and will commence (and be completed) at different times, it is essential for proper administration of the Project and the Work that the provisions of this Article 14 and of Article 15 ("Payments to Contractor") shall apply, to the extent possible, to each of the four buildings, each as an individual Segment of the Work (provided, however, that Contractor shall not be required to submit separate Applications for Payment in any month for the individual portions of the Work, but only one Application for Payment each month, covering the entire Work performed during the particular period covered by the Application for Payment in question, except for the Final Application for Payment for any individual Segment of the Work upon the Final Completion thereof, as provided in the final sentence of this Paragraph 14.8). However, Contractor shall make all reasonable efforts to ensure that each Application for Payment reflects the Cost of the Work and the Contractor's Fee, prorated as to each Segment of the Work covered by the Application for Payment in question; and Contractor shall provide to Owner, together with each Application for Payment, the back-up material required in Paragraph 14.2, including all Subcontractor requests for payment, suitably segregated with respect to each building, as the case may be. Contractor shall submit a Final Application for Payment separately upon the Final Completion, respectively, of each of the four buildings.

ARTICLE 15:  PAYMENTS TO CONTRACTOR

15.1 Owner will review each Application for Payment and will promptly take appropriate action thereon as provided in the Contract Documents. The amount agreed upon for payment shall be payable by Owner no later than fifteen (15) calendar days after Contractor's submittal of a complete and accurate Application for Payment, but no sooner than the tenth (10th) day of the month.

15.2 Payment by Owner with respect to any Application for Payment shall not constitute Owner's approval or acceptance of any item or cost in such Application for Payment, nor shall it be construed to


                                                               January 10, 1995
be final acceptance or approval of that part of the Work to which the payment relates, nor shall it relieve Contractor of any of its obligations under this Agreement.

15.3 With respect to each Application for Payment, Owner shall pay Contractor an amount equal to ninety percent (90%) of the Cost of the Work and the Contractor's Fee then payable according to the Schedule of Values, until fifty percent (50%) of that portion of the Work to be performed by Contractor or that portion of the Work to be performed by any Subcontractor has been completed. With respect to each Application for Payment thereafter, Owner shall pay Contractor an amount equal to one hundred percent (100%) of the Cost of the Work, but only to the extent that the amount paid by Owner is in turn paid to the Subcontractor in question, and one hundred percent (100%) of the Contractor's Fee then payable according to the Schedule of Values. The balance of the retention shall be paid at time of Final Payment for each respective Segment of the Work.

      Any provision to the contrary in this Agreement or any other Contract Documents notwithstanding, in the event of a disputed Claim (defined in Article 1.1) between Owner and Contractor with respect to any amount or circumstance covered by any Application for Payment, Owner may withhold from the payment in question an amount not to exceed one hundred fifty percent (150%) of the disputed Claim, including without limitation amounts sufficient to reimburse Owner for its expenditures for the account of Contractor and to secure (i) correction or re-execution of Work which is defective or has not been performed in accordance with the Contract Documents; (ii) past due payments to Subcontractors; (iii) Owner's remedies in consequence of any default by Contractor under this Agreement; and (iv) any costs incurred by Owner as a result of claims, liabilities, losses and other damages covered by Contractor's indemnification obligations pursuant to Paragraph 17.16.

      15.3.2 If Owner, in its good faith judgment, determines that the portion of the Guaranteed Maximum Price then remaining unpaid will not be sufficient to complete the Work in accordance with this Agreement, then no additional payments, including any payments in respect of the Contractor's Fee, will be due Contractor hereunder unless and until Contractor, at its sole cost, performs a sufficient portion of the Work so that such portion of the Guaranteed Maximum Price then remaining unpaid is determined by Owner to be sufficient to complete the Work.

      15.3.3 In no event shall any interest be due and payable by Owner to Contractor, any Subcontractor or any other party, on any of the sums properly retained by Owner pursuant to any of the terms or provisions of any of the Contract Documents.

15.4 In taking action on each Application for Payment, Owner shall have the right to rely on the accuracy and completeness of the information furnished by Contractor. Owner shall not be deemed to have made audits of the supporting data, or exhaustive or continuous on-site inspections, or any examination to ascertain how or for what purposes Contractor has used the monies previously paid on account of this Agreement.

                                                               January 10, 1995

15.5 Except for the Contractor's Fee, all sums paid to Contractor pursuant to this Agreement shall be used for the performance of the Work and for no other purpose whatsoever. To the extent applicable, all sums paid to Contractor in turn shall be paid promptly to the respective Subcontractors.

15.6 Subject to Subparagraph 15.3.3, payments due and unpaid under any Application for Payment for fifteen (15) calendar days shall bear interest, from twenty (20) calendar days after the particular Application for Payment in question was received until paid, at the Default Rate.

15.7 If, in connection with any Work for which Owner has paid Contractor as required by this Agreement, any Mechanics' Lien is filed or served on Owner or on any lender with respect to the Project, then Owner or any such lender, as the case may be, shall have the right to withhold from any sums otherwise payable to Contractor, an amount sufficient to discharge any or all such Mechanics' Liens. Releases or receipted vouchers in settlement of such Mechanics' Liens, or other security satisfactory to Owner, must be furnished to Owner by Contractor before the withheld sums will be paid to Contractor. If Contractor has not settled or provided acceptable security for any such Mechanics' Liens within a reasonable time, not to exceed thirty (30) days from and after the date on which such Mechanics' Lien is made, then Owner shall have the right, but not the obligation, to discharge any or all such Mechanics' Liens out of the withheld sums. Notwithstanding the foregoing, the Contractor shall have the right to bond over the Mechanics' Lien and receive payment.

15.8 The entire unpaid balance due Contractor on account of the Cost of the Work, including the Contractor's Fee, with respect to each Segment of the Work (in each case, the "Final Payment"), shall be due to Contractor within forty-five (45) days after the date on which a Certificate of Occupancy is issued for the Segment of the Work in question (or, in the case of Building 4, certification by the Architect of Final Completion of the Work required under the Contract Documents). Contractor covenants that prior to submitting a Final Application for Payment for the Final Payment, the following shall be satisfactorily completed:

      (i) A title insurance company designated by Owner shall have issued its endorsements to Owner's title policy for the Project evidencing the absence of any Mechanics' Liens related to the portion of the Work in question. Contractor may, if any qualifying Subcontractor refuses to furnish a release in full, furnish a bond satisfactory to Owner to indemnify Owner against any Mechanics' Lien. Owner shall pay for the cost of obtaining the endorsements, which cost shall not be included in the Guaranteed Maximum Price.

      (ii) A copy of the Certificate of Occupancy (or, for Building 4, all applicable governmental approvals) shall have been delivered to Owner.

      (iii) Contractor shall have certified, in writing, that the Segment of the Work in question has been completed in accordance with this Agreement, subject only to minor Punch List items which shall be noted on such certification. An amount sufficient to complete such items shall be withheld by Owner.

                                                               January 10, 1995

      (iv) The applicable requirements of Article 14 (regarding Application for Payment) shall have been met.

      (v) Contractor shall have delivered to the Owner a waiver of Mechanics' Lien rights, complying with California Civil Code Section 3262, conditioned only upon receipt of the funds requested in the Final Application for Payment, and executed by Contractor and by each person or entity entitled to record a Mechanics' Lien against the Property (or, if any Subcontractor refuses to furnish such waiver, then a lien bond in form, substance and amount satisfactory to Owner, protecting Owner from Mechanics' Liens by such persons).

      (vi) Contractor shall have delivered to the Owner an affidavit in a form satisfactory to the Owner stating that the Final Payment is being requested and that the Mechanics' Lien releases and/or bonds delivered to the Owner include and cover all materials, labor, and services for which a Mechanics' Lien could be filed against the Property.

      (vii) Contractor shall have delivered to Owner one complete set of "as built" drawings (and one electronic copy), all guaranties, warranties, operating and maintenance manuals applicable to the portion of the Work in question and/or required by the Drawings and Specifications; provided, however, that Contractor shall only be obligated to deliver two (2) sets of operating and maintenance manuals for each building system or other portion of the Work which is common to all buildings comprising the Project.

      In the event of a disputed Claim between Owner and Contractor with respect to any amount or circumstance covered by any Final Application for Payment, Owner may withhold from the Final Payment in question an amount not to exceed one hundred fifty percent (150%) of the disputed Claim. If an undisputed Final Payment is not made within the time periods specified in this Article 15, the Owner shall be subject to a charge of two percent (2%) per month (as provided by Section 3260(g) of the California Civil Code on the improperly withheld amount, in lieu of any interest otherwise due.

                                                               January 10, 1995

15.9 Owner may file a Notice of Completion for any portion of the Work within ten (10) days of the issuance of a Certificate of Occupancy for the portion of the Work in question in the Official Records of the county in which the Project is located (the "Notice of Completion").

ARTICLE 16:  TERMINATION OF AGREEMENT

16.1 Contractor may suspend the Work (i) if Owner fails to pay or to object to an Application for Payment within thirty (30) days after written notice of delinquency is received by Owner from Contractor, (ii) pursuant to an order of any court or other public authority having jurisdiction, or (iii) as a result of an act of government, such as a declaration of a national emergency, making materials unavailable. Owner may, at any time, without cause, order Contractor, in writing, to suspend, delay or interrupt the Work in whole or in part for such period of time as Owner may determine. If the Work is properly suspended for a period of thirty (30) consecutive days or more by Contractor or Owner, then Contractor shall have the right to terminate this Agreement and recover from Owner payment for all Work completed and in place as of the date of the termination.

16.2 The following provisions of this Paragraph 16.2 shall govern the Owner's right to terminate this Agreement without cause.

      16.2.1 In addition to Owner's right to terminate on account of Contractor's default, as set forth in Paragraph 16.4, Owner may terminate this Agreement and/or the Work, in whole or in part, at any time without cause, by giving Contractor at least ten (10) days' prior written notice. Upon receipt of any such notice, Contractor shall, unless the notice directs otherwise: (i) immediately discontinue the Work on that date and to the extent specified in the notice; (ii) enter into no further Subcontracts, except as may be necessary for completion of such portion of the Work as is not discontinued; (iii) promptly make every reasonable effort to procure cancellation, upon terms satisfactory to Owner, of all Subcontracts to the extent they relate to the performance of the discontinued portion of the Work; and (iv) shall thereafter do only such Work as may be necessary to preserve and protect Work already in progress and to protect materials, landscaping materials and equipment on the Property or in transit thereto. Upon such termination, the obligations of the parties under this Agreement shall continue as to those portions of the Work already performed and as to bona fide obligations assumed by Contractor prior to the date of termination.

      16.2.2 In the event of such termination by Owner, Owner shall reimburse Contractor for any unpaid Cost of the Work due under Article 6, plus (i) the unpaid balance of the Contractor's Fee computed upon the Cost of the Work to the date of termination at the percentage rate provided in Article 7, or (ii) if the Contractor's Fee is stated as a fixed sum, an amount which will increase the payments already made on account of the Contractor's Fee to a sum which bears the same ratio to such fixed sum as the Cost of the Work at the time of termination bears to the Guaranteed Maximum Price. In the event of any such termination by Owner, Owner shall also pay to Contractor fair compensation, either by purchase or rental, at the election of Owner, for any equipment Owner wishes to continue to use. If Owner so terminates this Agreement, Owner shall also assume and become liable for obligations,


                                                               January 10, 1995
commitments and unsettled claims within the scope of the Contract Documents that Contractor has previously undertaken or incurred in good faith in connection with the Work. If, at the date of such termination, Contractor has properly prepared or fabricated off the site any goods for subsequent incorporation into the Work, and if Contractor delivers such goods to the site or to such other place as Owner shall reasonably direct, then Contractor shall be paid for such goods or materials. Contractor shall, as a condition to receiving the payments described in this Article 16, execute and deliver to Owner such documents as may be reasonably acceptable to Owner releasing Owner from all liability to Contractor under this Agreement, including without limitation the waiver of Mechanics' Lien rights and the affidavit described in Paragraph 15.8 (v) and
(vi).

         16.2.3 Contractor hereby waives all claims for damages and loss of anticipated profits on account of any termination by Owner pursuant to this Paragraph 16.2 and, as the sole right or remedy of Contractor on account of such termination, Contractor shall receive the amounts payable to Contractor under this Paragraph 16.2. In addition, Contractor shall take all steps, including the legal assignment of its contractual rights, which Owner may require for the purpose of fully vesting in Owner such contractual rights.

16.3 Any of the following events shall be deemed to be a material default by Contractor under the Contract Documents (an "Event of Default"):

         (i) failure, without reasonable cause, by Contractor to prosecute the Work diligently or properly; or

         (ii) failure by the Contractor to make prompt payment to any Subcontractor without just cause; or

         (iii) failure by Contractor to comply with any applicable Law; or

         (iv) failure by Contractor to perform any contractual obligation under the Contract Documents, which failure by its nature Contractor has no capacity to cure; or

         (v) failure by Contractor to perform any other obligation under, or to comply with any term, provision or condition of, the Contract Documents for a period of ten (10) days following receipt of written notice of such failure from Owner; or

         (vi) the occurrence of any of the following: (A) the making by Contractor of any general arrangements or assignments for the benefit of creditors; (B) Contractor becomes a "debtor" as defined in 11 USC Section 101 or any successor statute (unless, in the case of a petition filed against Contractor, the same is dismissed within 60 days); (C) the appointment of a trustee or receiver to take possession of substantially all of Contractor's assets or of any asset used in connection with the Work, where possession is not restored to Contractor within 30 days; or (D) the attachment, execution or other judicial seizure of substantially all of Contractor's assets or of any asset used in connection with the Work, where such

                                                                January 10, 1995
seizure is not discharged within 30 days; provided, however, if any provision of this Paragraph 16.3 (vi) is contrary to any applicable Law, such provision shall be of no force or effect; or

         (vii) a default by Contractor under any other contract between Contractor and Owner; or

         (viii) repeated failure (defined as a failure for which Owner has given more than one notice) by Contractor to perform its obligations under the Contract Documents in a timely or satisfactory fashion, which failure materially interferes with Owner's scheduled completion of any portion of the Work within the Contract Time.

16.4 Upon the occurrence of an Event of Default, Owner shall have the right to pursue any and all remedies available at law or in equity including, without limitation, the following: (i) the right to keep this Agreement in effect and sue Contractor for all damages caused by the default and recover the cost thereof, which damages shall include, by way of illustration only and not by way of limitation, any and all premiums, penalties, fees or other amounts Owner may incur or pay to any third parties (including without limitation lenders on construction or permanent financing for all or any portion of the Project) as a result of or in connection with any delay in the completion of any portion of the Work or otherwise caused by or resulting from any such default on the part of Contractor, (ii) the right to cure any such default by Contractor and to recover any damages caused thereby, and (iii) the right to terminate this Agreement by giving Contractor written notice that this Agreement is terminated. Upon such termination, Owner shall have the right to complete the Work or to contract with others for completion of the Work and, in either event, to charge the cost of completion to Contractor, including interest on Owner's expenditures from the date the costs and expenses exceed the unpaid balance of the Guaranteed Maximum Price until repayment by Contractor at the Default Rate. Owner may deduct the cost of completion from amounts that may at any time be payable to Contractor. If the cost of completion exceeds the amount that would have been payable under this Agreement had Contractor completely performed the Work pursuant to the terms of this Agreement, Contractor shall immediately pay the amount of such excess to Owner. Owner may recover from Contractor all damages, costs, expenses, attorneys' fees, experts' fees, court costs and lost profits, of any kind and nature, directly or indirectly related to the default, including without limitation any and all third party damages as described in subparagraph 16.4(i) above. Upon termination, Contractor shall be deemed to have waived all claims against Owner for profits, loss or damage on or with respect to the uncompleted Work. Contractor shall indemnify, defend, protect and hold Owner harmless against any liability, claim, damage, loss, cost (including reasonable attorneys' fees) or penalty which may be threatened or may in fact arise during the period of any curable failure of Contractor to perform its contractual duties hereunder.

16.5 If Owner terminates this Agreement on account of Contractor's default as provided in Paragraph 16.4, then in addition to its obligations under Article 12 of the General Conditions, Contractor shall promptly and peaceably vacate the Property and, at Owner's election, Owner may (i) take possession of the Property and of all materials, equipment, tools, construction equipment and machinery thereon owned by Contractor and Owner may finish the Work by whatever method it may deem expedient, or (ii) cease construction and require the Contractor promptly to remove from the Property, at Contractor's expense,

                                                                January 10, 1995
all materials, equipment, tools, and construction equipment owned by Contractor. Owner shall pay to Contractor fair compensation (at the election of Owner either by purchase at fair market value or by rental at the prevailing rate of the locale) for any equipment owned by the Contractor and used by the Owner during the completion of the Work. Upon demand, (x) Contractor shall assign and deliver to Owner all Drawings and Specifications, Subcontracts, documents, tangible and intangible property, and contractual rights as Owner may demand for the purpose of completing the Work, and (y) Contractor shall execute and deliver to Owner such written documentation as Owner may request for the purpose of evidencing the vesting in Owner of the rights and benefits of Contractor with respect to the documents and rights so delivered and assigned.

16.6 If Owner terminates this Agreement as provided herein on account of Contractor's default, and Owner then elects to complete the Work, Contractor shall not be entitled to receive any further payments under this Agreement until the Work is fully completed. Upon completion of the Work, if the expenses reasonably incurred by Owner in completing the Work (including, without limitation, payments made by Owner to any party supplying labor, materials, equipment, services and the like for the Work, and all costs incurred by Owner for managerial, administrative or supervisory services), plus the amounts previously paid by Owner to Contractor, exceed the Guaranteed Maximum Price, then Contractor shall pay Owner, upon demand, the amount of such excess, plus interest thereon at the Default Rate. In all other cases of termination for Contractor's default, Owner's liability to Contractor shall be limited to reimbursement to Contractor of that portion of the unpaid Guaranteed Maximum Price which is earned, due and payable to Contractor as of the date of the termination, less the sum of (i) any amounts owing to Owner by Contractor under the terms of the Contract Documents, and (ii) all costs, expenses, damages, attorneys' fees, experts' fees, court costs and lost profits incurred by Owner as a consequence of the Contractor's default.

ARTICLE 17:  MISCELLANEOUS PROVISIONS

17.1 Time of Performance. If the date for any payment or obligations under this Agreement falls on a Saturday, Sunday or legal holiday, payment shall be made or the obligation shall be performed as specified on the next following business day.

17.2 Independent Contractor. Contractor is and at all times shall be an independent contractor with respect to the Work and the Project. Neither this Agreement or any of the Contract Documents shall be interpreted as creating, or shall be deemed to create, any employer-employee, partnership or other relationship between Owner and Contractor. Contractor has and hereby retains the right to exercise full control and supervision of the Work, and full control over the employment, direction, compensation and discharge of all persons assisting it in the execution of the Work. Contractor shall be solely responsible for all matters relating to payment of its employees, including compliance with Social Security, withholding and all other regulations governing such matters. Contractor shall be solely and fully responsible for its own acts and those of its subordinates, employees and Subcontractors during the term of this Agreement.

                                                                January 10, 1995

17.3 Design/Build Subcontractors. Architect and Contractor's engineering consultants have established performance criteria and quality standards for the Project. Contractor shall be solely responsible to Owner for the design, engineering, construction and performance of the HVAC, electrical, plumbing, fire sprinkler and exterior skin of the buildings, and for any other building systems as provided by mutual agreement between Owner and Contractor. Contractor shall coordinate the performance of the foregoing with Architect to insure that such systems are fully and efficiently integrated into the Project. Subject to the provisions of the following sentence, Architect's review of such systems shall not constitute approval of the design, but shall indicate only that the intent of the system conforms to the design criteria. Based on the loads given by the design/build Subcontractor to the Architect, Architect shall review the design/build systems and elements to ensure that the building structure, as designed by Architect, will support the design/build elements for which Contractor is responsible pursuant to this Paragraph 17.3. Architect shall approve the architectural and spatial relationships of the design/build systems. Owner and Contractor shall agree on the amount of professional liability insurance the design/build Subcontractor shall carry. The cost of the design/build work described in this Paragraph 17.3 is part of the Cost of the Work, and is included in the Guaranteed Maximum Price.

17.4 Prior Work. Any Work, including all engineering and design work performed by Contractor or its Subcontractors for the Project prior to the date of this Agreement, shall be and hereby is incorporated into this Agreement and covered by the conditions and requirements set forth herein.

17.5 Notices. All notices required or permitted to be given hereunder shall be in writing, and shall be deemed duly delivered, received and given, (i) when personally delivered, or (ii) one day following delivery to an overnight courier guaranteeing next business day delivery to the address set forth below, or to such other address designated by five (5) days' prior written notice to the other party, or (iii) immediately upon confirmation of facsimile receipt at the fax number set forth below or to such other fax number designated by five (5) days' written notice to the other party. The address of the parties for the purpose hereof shall respectively be:

TO OWNER AT:           Altera Corporation
                       2610 Orchard Parkway
                       San Jose, CA  95134-2020
                       Attn:  General Counsel
                       Fax Number:  (408) 894-8000

TO CONTRACTOR AT:      Rudolph & Sletten, Inc.
                       P.O. Box 4637
                       989 E. Hillsdale Blvd., Suite 100
                       Foster City, CA  94404
                       Attn:  Mr. Bill Hammerson
                       Fax Number: (415) 341-3459

                                                                January 10, 1995

17.6 Successors and Assigns. This Agreement calls for the personal services of Contractor and, therefore, Contractor has no right to assign or transfer, and shall not assign or transfer, any right or obligation under this Agreement (including Contractor's right to payments). Owner may assign this Agreement to any person or entity controlled by, under common control with, or which controls, Owner, or to any lender on all or any portion of the Project, or to any entity which succeeds to Owner's interest in the Project, without Contractor's consent, or to any other person or entity with Contractor's consent, which consent shall not be unreasonably withheld. Owner shall promptly notify Contractor of any such assignment or transfer. Subject to the foregoing, this Agreement shall extend to, be binding upon and inure to the benefit of, the respective heirs, executors, administrators, successors and assigns of Owner and Contractor.

17.7 Release and Waiver of Subrogation. Owner and Contractor, by their execution of this Agreement, each hereby waives all rights against the other party for damages to property caused by fire or other perils to the extent such damages are covered by insurance obtained pursuant to any provision of the Contract Documents, or any other property insurance applicable to the Work, except rights they may have to the proceeds of insurance held by Owner as trustee; provided, however, that such waivers are effective only if the applicable insurance policies of both parties contain a clause to the effect that such release shall not affect the right of the insured to recover under such policy. Each party shall use reasonable efforts to cause each insurance policy obtained by it to provide that the insurer waives all right of recovery by way of subrogation against the other party in connection with any injury or damage covered by such policy. Contractor shall also require of all Subcontractors similar waivers in favor of Owner and Contractor.

17.8 Occupancy of Work Prior to Completion. If Owner finds it necessary to occupy or use a portion of the Work prior to Substantial Completion thereof, such occupancy or use shall not commence prior to a time mutually agreed to by Owner and Contractor. Unless otherwise agreed upon, partial occupancy or use of a portion or portions of the Work shall not constitute acceptance of Work not complying with the requirements of the Contract Documents.

17.9 Confidentiality. Contractor and all Subcontractors shall keep confidential any information acquired from Owner's employees, or from inspection of Owner's property relating to Owner's designs, business plans, business opportunities, financial or other confidential information. Contractor and those of its employees as may be designated by Owner, and all Subcontractors, shall execute Owner's Confidentiality Covenant in the form attached hereto as Exhibit G.

17.10 Attorneys' Fees. Should arbitration or litigation occur between Owner and Contractor relating to the enforcement of any provision of this Agreement, all hearing or court costs, witness fees, reasonable attorney's fees and related costs shall be paid by the non-prevailing party to the prevailing party. "Prevailing party" as used in this Paragraph 17.10 includes a party who dismisses an action for recovery hereunder in exchange for sums allegedly due, performance of covenants allegedly breached or considerations substantially equal to the relief sought in the action.

                                                                January 10, 1995

17.11 Amendments; Survival of Provisions. This Agreement may be amended only by a written instrument signed by both Owner and Contractor. All provisions of this Agreement which, by their nature (such as indemnification provisions) are intended to or should survive the termination or expiration of this Agreement, shall so survive.

17.12 Effective Date. This Agreement shall be deemed binding and effective the day and year first above written, notwithstanding the actual date of execution by the Parties hereto.

17.13 No Waiver. No failure on the part of either party to this Agreement to exercise its rights hereunder shall be, or operate as, a waiver, a release, or relinquishment of any rights or powers conferred under this Agreement.

17.14 Contractor's Representations and Warranties. Contractor hereby represents and warrants to Owner that it is legally empowered to provide all of the services required by this Agreement in the state in which the Project is located and the state in which the Work will be performed. At all times during the term of this Agreement, Contractor shall, at its sole cost and expense, keep in full force and effect all professional and business permits, licenses and approvals directly affecting Contractor's ability to perform the services required under this Agreement, and otherwise necessary and appropriate to enable Contractor to perform the Work, including without limitation all professional licenses and qualifications of any individual employees of Contractor providing services under this Agreement or any other Contract Documents. The person executing this Agreement on behalf of Contractor represents that this Agreement is binding and enforceable against Contractor in accordance with its terms, and that no other signature of any party is necessary to make this Agreement binding on and enforceable against Contractor. Contractor has made these representations and warranties to Owner knowing that Owner is relying to a material extent on said representations and warranties in entering into this Agreement.

17.15 Exposure to Hazardous Materials.

         17.15.1 Contractor shall be solely responsible for any exposure of its employees, agents and consultants to asbestos, PCB's or toxic substances brought or permitted on the Property or elsewhere by Contractor or by any Subcontractor and their respective employees and agents, except to the extent such exposure results from the negligence or willful misconduct of Owner, its employees, agents and contractors (other than Contractor or any Subcontractors, Architect and any sub-consultant of Architect, and their respective employees and contractors), and Owner shall have no liability to Contractor or such parties with respect to such exposures; it being the understanding of the parties that Contractor shall cause its Subcontractors, and the respective employees and agents of Contractor and all Subcontractors, to take all reasonable precautions necessary to prevent their exposure to such asbestos, PCB's and other toxic substances. The Owner shall be responsible for removal of existing conditions of toxic material which may be discovered in the construction process.

         17.15.2 In addition, Owner and Contractor shall each have the rights and obligations set forth in Article 10 of the General Conditions.

                                                                January 10, 1995

17.16 Indemnification. Contractor shall indemnify, defend upon demand, protect and hold harmless Owner and its officers, agents and employees, and any lender on all or any portion of the Project, from and against any and all causes of action, demands, losses, violations, infringements of Law, patent, license or trademark, costs, attorneys' and experts' fees, claims, damages, and liabilities of every kind and nature arising out of, alleged to have risen out of, or resulting in any way from, the Work to be performed under this Agreement by Contractor and its Subcontractors which are the result of any willful misconduct, negligence, breach, act or omission of Contractor or its Subcontractors, or by the respective agents, officers, employees, contractors or subconsultants of any of them, except to the extent such claims are caused by the negligence or a design deficiency on the part of Owner and/or its officers and employees. Acceptance of any Work by Owner shall not operate as a waiver of the foregoing indemnification, and the foregoing indemnification shall survive the completion of the Project and the termination of this Agreement.

17.17 No Limitation of Rights and Remedies. No provision of this Agreement is intended to, and no provision of this Agreement shall, limit the rights or remedies of Owner or Contractor pursuant to any other provisions of this Agreement, the Contract Documents or at law or in equity, except as otherwise expressly provided in Articles 4.3, 4.4, and 4.5 of the General Conditions or any other express provision of the Contract Documents.

17.18 Governing Law. This Agreement shall be construed and interpreted in accordance with, and shall be governed and enforced in all respects according to, the Laws of the State of California.

17.19 Counterparts. This Agreement may be executed in one or more counterparts. All counterparts so executed shall constitute one agreement, binding on all parties, even though all parties are not signatory to the same counterpart.

17.20 Construction. Each party has reviewed and revised this Agreement. The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

17.21 Severability. If any provision of this Agreement as applied to either party or to any circumstance shall be ruled by a court of competent jurisdiction to be void or unenforceable for any reason, the same shall in no way affect (to the maximum extent permissible by law) that provision as applied to other permissible parties or circumstances or any other provision of this Agreement or the validity or enforceability of the Agreement as a whole.

17.22 Headings. The headings used herein are for purposes of convenience only and should not be used in construing the provisions hereof.

17.23 Cooperation with Lenders. Contractor shall at all times cooperate with any lender on the Project, the Work, or any portion thereof, including without limitation executing any agreements, documents, acknowledgments, certificates and/or amendments to this Agreement as Owner and/or such lender may

                                                                January 10, 1995
reasonably require in connection with any financing, whether construction or permanent, for the Project or any portion thereof, all as more particularly provided in the General Conditions.

17.24 No Third Party Beneficiary. This Agreement is not intended to and shall not create any third party beneficiaries. No acts, omissions, reviews, approvals or other actions hereunder by Contractor shall function to isolate any party from liability to Owner, Contractor or any other party.

ARTICLE 18:  EXHIBITS

18.1 The following exhibit are incorporated into this Agreement by this reference:

Exhibit A         Legal Description of the Property
Exhibit B         Contract Documents
Exhibit C         Construction Schedule
Exhibit D         Contractor Rate Schedule
Exhibit E         General Work Requirements
Exhibit F         Minimum Insurance Requirements
Exhibit G         Confidentiality and Non-Disclosure Covenant
Exhibit H         Change Order Request
Exhibit I         General Conditions of the Contract for Construction

18.2 In the event of any conflict or inconsistency between the terms and conditions of the foregoing Owner/Contractor Agreement and the terms and conditions of any of the exhibits attached hereto, the terms and conditions and the foregoing Owner/Contractor Agreement shall govern and control.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the day and year first set forth above.

OWNER:                                                  CONTRACTOR:

ALTERA CORPORATION,                                  RUDOLPH AND SLETTEN, INC.,
a California corporation                                a California corporation


By:________________________                          By:________________________

Its:_______________________                          Its:_______________________

Date:______________________                          Date:______________________

                                                                January 10, 1995

                                   EXHIBIT A

                       LEGAL DESCRIPTION OF THE PROPERTY

All that real property situate in the City of San Jose, County of Santa Clara, State of California, described as follows:

Parcel One  (NELO Parcel)

All of Parcel 2, as shown on that Parcel Map filed for record in the Official Records of the County of Santa Clara, State of California, on July 20, 1990, in Book 616 of Maps, pages 16 and 17, as amended by Certificate of Correction recorded June 6, 1991, in Book L 740, page 0602, Official Records.

Parcel Two  (Protea Parcels)

All of Parcels A and B, as shown on that Parcel Map filed for record in the Official Records of the County of Santa Clara, State of California, on January 14, 1993, in Book 643 of Maps, pages 19 and 20.

                                                                January 10, 1995

                                   EXHIBIT B

                               CONTRACT DOCUMENTS

         The Contract Documents consist of the following, all as may be amended, supplemented or revised from time to time pursuant to the written agreement of the parties:

         1. The Owner/Contractor Agreement for Construction, with all Exhibits attached thereto.

         2. Drawings and Specifications prepared by Robinson Mills + Williams, to be completed in accordance with the Construction Schedule.

         3.       All Notices to Proceed executed by Owner.

         4.       All Change Orders executed by Owner and Contractor.

                                                                January 10, 1995

                                   EXHIBIT C

                             CONSTRUCTION SCHEDULE

         The Project Construction Schedule current as of execution of the Contract Documents is entitled Altera Corporation New Headquarters Project Summary Schedule, and has a revision date of December 29, 1995 (see copy attached).

                                                                January 10, 1995

                                   EXHIBIT D

                            CONTRACTOR RATE SCHEDULE

Preconstruction Services                              Fixed Cost per Hour
------------------------                              -------------------
V.P./Chief Estimator                                         $95.00
Project Executive                                            $95.00
Senior Estimator                                             $75.00
Project Estimator                                            $65.00
Mechanical Estimator                                         $75.00
Electrical Estimator                                         $75.00
Administrative Assistant                                     $35.00

Construction Services                                 Fixed Cost per Hour
---------------------                                 -------------------
Project Manager                                              $70.00
Project Superintendent                                       $85.00
Project Engineer                                             $50.00
Mechanical/Electrical Coordinator                            $71.00
Project Accountant/Field Office Coordinator                  $29.00
Carpenter Foreman                                            $52.75
Laborer Foreman                                              $48.00
Carpenter                                                    $46.85
Laborer                                                      $39.25
Cement Mason                                                 $42.50
Operating Engineer                                           $57.60

                                                                January 10, 1995

                                   EXHIBIT E

                           GENERAL WORK REQUIREMENTS

                                  (CATEGORIES)

                          I.    JOBSITE ADMINISTRATION

                         II.    SURVEY/LAYOUT

                        III.    TEMPORARY FACILITIES

                         IV.    TEMPORARY UTILITIES

                          V.    SAFETY AND HEALTH

                         VI.    CLEAN-UP

                        VII.    MISCELLANEOUS EQUIPMENT

                       VIII.    SITE CONDITIONS

                         IX.    PERMITS, TAXES, INSURANCE

                          X.    OTHER

         The above list describes only the general categories of the General Work Requirements. Prior to establishing the Guaranteed Maximum Price, Owner and Contractor shall agree upon a schedule setting forth a more detailed, line item description of each of the above categories. Once such schedule has been signed by both Owner and Contractor, it shall be deemed to be incorporated into this Exhibit E and shall become a part of this Agreement to the same extent as if it had been originally set forth herein.

                                                                January 10, 1995

                                   EXHIBIT F

                         MINIMUM INSURANCE REQUIREMENTS

         1. Minimum Amounts of Coverage. As a material part of the consideration for this Agreement, Contractor agrees, for Owner's benefit, that Contractor shall maintain amounts and types of insurance coverages as follows:

                  1.1 Commercial Liability. Comprehensive or Commercial General Liability insurance covering Contractor and its officers, partners, employees, agents and Subcontractors with respect to or in any way related to the Work. Such insurance shall contain all coverage customarily found in such policies of insurance, including endorsements or other provisions covering products and completed operations, covering the contractual indemnities contained in this Agreement, and including employees as additional insureds. Such insurance shall have a combined single limit of not less than One Million Dollars ($1,000,000) for all damages arising out of the bodily and/or personal injuries to or death of one or more persons, and for all damages to or destruction of tangible property, including loss of use resulting therefrom, in any one occurrence, and subject to that limit, where applicable, an annual aggregate limit of not less than One Million Dollars ($1,000,000).

                  1.2 Umbrella Liability. Umbrella liability insurance including the coverages required in paragraph 1 above, with limits of not less than Ten Million Dollars ($10,000,000).

                  1.3 Auto Liability. Auto Liability, comprehensive or business automobile form, including owned, non-owned and hired autos, of not less than One Million Dollars ($1,000,000).

                  1.4 Worker's Compensation. Worker's Compensation covering all employees of Contractor performing services under this Agreement and complying with all laws of the State of California.

                  1.5 Employer's Liability. Employers' Liability covering employees of Contractor performing services under this Agreement providing a limit of not less than Five Hundred Thousand Dollars ($500,000).

                  1.6 Valuable Papers and Records. Property insurance covering valuable papers which will insure all documentation produced or used in connection with the Work in an amount of not less than Five Hundred Thousand Dollars ($500,000).

                              Exhibit F Page 1 of 2

                                                                January 10, 1995

         2. General Policy Requirements. Except for Worker's Compensation, the insurance policies required above shall name Owner as an additional insured and shall be in effect at all times during the term of this Agreement and for two
(2) years after the date of Substantial Completion of the Work. All the insurance policies required above shall be primary (and any insurance maintained by Owner shall be excess insurance only); shall include only such deductible amounts as Owner shall reasonably approve; and shall provide that Owner shall receive a minimum of 30 days' advance notice of cancellation or alteration. If Contractor does not replace such insurance within the 30 day period, Owner shall have the right, but not the obligation, to procure replacement insurance for Contractor, at Contractor's cost (except to the extent the cost would have been a Cost of the Work if Contractor had properly obtained the required insurance). Contractor shall furnish Owner with copies of the insurance policies and/or certificates showing that all insurance described above is being maintained by Contractor. The certificates shall include the Project name as shown on drawings and Project address, and the holder thereof shall be listed as follows:

                  Risk Management Department
                  Altera Corporation
                  2610 Orchard Parkway
                  San Jose, CA  95134-2020

         3. Additional Insurance. In addition to the insurance policies required above, Owner shall have the right to require additional insurance policies, additional or increased limits of coverage in existing policies of insurance, and additional endorsements, including without limitation project-specific liability insurance, builder's risk and property damage insurance, and contractor's bonds. Such additional insurance shall be in such amounts, on such policy forms, and with such carriers as Owner may reasonably require. Within five days after written request by Owner at any time after the execution of this Agreement, Contractor shall procure and deliver to Owner, at Owner's expense, one or more commitments or binders for insurance, in form and content satisfactory to Owner, issued by insurance carrier(s) satisfactory to Owner, assuring that such carrier(s) will be obligated, upon payment of the required premium, to issue for Owner's benefit such additional insurance as may be requested by Owner. The premiums and all other costs to obtain any such additional insurance requested by Owner shall be reimbursed by Owner to Contractor at cost.

                              Exhibit F Page 2 of 2

                                                                January 10, 1995

                                    EXHIBIT G

                   CONFIDENTIALITY AND NON-DISCLOSURE COVENANT

         THIS CONFIDENTIALITY AND NON-DISCLOSURE COVENANT ("Covenant") is made as of _____________________, 19__ , by ______________________________, on behalf of itself and its affiliates, successors, assigns, agents, officers, directors and partners (collectively, "Receiving Party") for the benefit of Altera Corporation, a California corporation, and its affiliates, successors, assigns, agents, officers, directors and partners (collectively, "Owner"), pursuant to that certain Owner/Contractor Agreement for Construction dated _______________ (the "Agreement"), executed by Owner and by Rudolph and Sletten, Inc. ("Contractor") with respect to that certain Altera Corporation Headquarters Project of construction ("Project") located at North First Street and Caviglia Drive in San Jose, California ("Property").

         FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, Receiving Party hereby agrees as follows:

         1. Confidential Information. As used herein, the term "Confidential Information" shall mean and include any and all data, reports, interpretations, forecasts, projections, records, designs, analyses, and any other information received from any source (whether oral, in writing, or in electronic form) concerning or relating to the products, designs, business plans, business opportunities, finances, research, development, know-how, personnel, or activities of Owner, including without limitation information regarding the Project; provided, however, that for purposes of this Covenant the term "Confidential Information" shall not be deemed to include information which (1) is now generally known or available by publication, commercial use or otherwise; or (2) is known by Receiving Party at the time of disclosure and is not subject to restriction under this Covenant.

         2. Covenant of Non-Disclosure. Receiving Party agrees to use the same degree of effort and care in maintaining the confidence of the Confidential Information as it does with its own confidential information, but not less than reasonable care, and to maintain the confidence of such Confidential Information, to prevent its unauthorized dissemination, and to use the Confidential Information only in accordance with this Covenant. Receiving Party agrees not to use the Confidential Information in any manner except as may be necessary to perform its obligations under the Agreement.

         3. Return of Information. Receiving Party agrees to return all Confidential Information including all manuals, technical notes, plans and copies thereof to Owner (or to Owner's designee) on the written request of Owner.

                                                                January 10, 1995

         4. Remedies. Receiving Party hereby acknowledges that unauthorized disclosure or use of Confidential Information could cause irreparable harm and significant injury which may be difficult to ascertain. Accordingly, Receiving Party agrees that Owner shall have the right to seek and obtain immediate injunctive relief from breaches of this Covenant, in addition to any other rights and remedies Owner may have.

         5. Governing Law. This Covenant shall be governed by and construed in accordance with the laws of the State of California.

         IN WITNESS WHEREOF, Receiving Party has executed this Covenant at San Jose, California, as of the date first written above.


                               "RECEIVING PARTY"


                               ________________________________________

                               ________________________________________



                               By _____________________________________

                               Its ____________________________________

                               Date ___________________________________



                                                                January 10, 1995

                                    EXHIBIT H

                              CHANGE ORDER REQUEST

                           [See attached sample form.]


                                                                January 10, 1995

                                    EXHIBIT I

               GENERAL CONDITIONS OF THE CONTRACT FOR CONSTRUCTION

                                 [See attached.]


                                                                January 10, 1995

                                    EXHIBIT I

               GENERAL CONDITIONS OF THE CONTRACT FOR CONSTRUCTION

                                    ARTICLE 1
                               GENERAL PROVISIONS

1.1      BASIC DEFINITIONS

1.1.1 All capitalized terms and words (other than proper nouns) used in these General Conditions shall have the meanings set forth below, unless otherwise defined in the Agreement or unless another meaning is clearly intended based on the express language of the applicable provision.

 .1        Agreement. The Owner/Contractor Agreement for Construction between
Owner and Contractor to which these General Conditions are annexed, including all attached Exhibits, and any addenda and/or modifications to any of the foregoing.

         .2    Architect. The Project Architect identified in the Agreement.

         .3     Certificate of Occupancy. Written notification by the City of
 San Jose of satisfaction of all terms, conditions and other provisions of all necessary permits and approvals authorizing the full use and occupancy of the respective Segment of the Work for the purposes intended without restriction.

         .4    Certificate of Substantial Completion. A certificate prepared by
Architect pursuant to Subparagraph 9.8.2 below, certifying that the Work is Substantially Complete and establishing the date of Substantial Completion.

         .5     Change Order. Defined in Paragraph 8.2 of the Agreement.


         .6     Change Order Request. Defined in Paragraph 8.2 of the Agreement.


         .7    Change Order Work. A Change in the Work covered by any approved
Change Order.

         .8    Claim. A demand or assertion by one of the parties seeking, as a matter of right, an adjustment or interpretation of the terms of the Agreement, payment of money, extension of time, or other relief with respect to the terms of the Agreement, whether arising due to an error or omission, breach of the Agreement, or otherwise.

         .9     Confidential Information. Defined in Exhibit G to the Agreement.


                                                              General Conditions
                                                              January 10, 1996

         .10   Construction Schedule. Defined in Paragraph 5.1 of the Agreement.


         .11   Contract Documents. Defined in Paragraph 2.1 of the Agreement.


         .12   Contract Time. The period of time, including adjustments
 authorized by Change Orders, allotted in the Contract Documents for Substantial Completion of each respective building or other applicable Segment of the Work.

         .13   Contractor. Rudolph and Sletten, Inc., a California corporation.

         .14   Contractor's Fee. Defined in Article 7 of the Agreement

         .15   Cost of the Work. Defined in Article 9 of the Agreement.

         .16   Day. Calendar day unless otherwise specifically designated.

         .17 Default Rate. The "reference rate" or "prime rate" published from time to time by Bank of America, N.T.& S.A., as the rate at which it lends funds to credit worthy borrowers, plus two percent (2%); provided, however, that in no event shall any interest or other amount due, payable or paid hereunder, or pursuant to any other provision of this Agreement or any Contract Documents, exceed the maximum applicable legal interest rate in effect from time to time.

         .18   Drawings and Specifications. The drawings, specifications and other documents which fix and describe the size and character of the entire
 Project as to, without limitation, architecture, structure, electrical systems, mechanical systems, civil engineering and landscaping.

         .19   Equipment Schedule. Defined in Subparagraph 9.1.5 of the
 Agreement.

         .20   Event of Default. Defined in Paragraph 16.3 of the Agreement.

         .21   Final Application for Payment. An Application for Payment for the
Final Payment, which shall only be made in accordance with the provisions of Paragraph 15.8 of the Agreement.

         .22   Final Completion. The status of the Work when all Punch List items have been fully and finally completed, and all final releases, documents and manuals required by the Contract Documents have been delivered.

         .23    Final Payment. Defined in Paragraph 15.8 of the Agreement.


         .24   Force Majeure Delay. A delay in Contractor's performance under this Agreement due to: an act or omission of Owner or Architect or any of their respective employees or agents; labor disputes not caused by Contractor, fire, unusual delay in transportation, adverse weather conditions not reasonably foreseeable, unavoidable casualties, or any similar causes beyond the reasonable control of Contractor and not reasonably foreseeable by Contractor, for which a written claim of justifiable delay is made by Contractor pursuant to Paragraph
8.3 below.

                                                              General Conditions
                                                              January 10, 1996

         .25   General Conditions. These "General Conditions of the Contract for
Construction" which are attached to the Agreement.

         .26   General Work Requirements. The portions of the Work and related requirements that apply generally to site conditions, site safety, permits, taxes, insurance, jobsite administration, and so forth, as described more specifically in Exhibit E attached to the Agreement.

         .27   Guaranteed Maximum Price. Defined in Paragraph 6.2 of the
Agreement.

         .28   Laws. All Federal, State and local laws, statutes, ordinances, rules, regulations, building codes and orders applicable to the Project, the Work, the parties to this Agreement or otherwise governing the foregoing, as well as those certain covenants, conditions and restrictions (CC&R's) recorded in the Official Records of Santa Clara County on February 7, 1980 in Book F 128, Page 480, as amended (the Protea CC&R's), and on February 7, 1985 in Book J 232, Page 651, as amended (the NELO CC&R's).

         .29   Mechanics' Lien. Any mechanics' lien, materialmen's lien, stop notice, charge, imposition, garnishment or attachment upon or against the Property, the Project or Owner.

         .30    Notice of Completion. A written notice verified by Owner or
Owner's authorized agent, and recorded with the Santa Clara County Recorder within 10 days after completion of a Segment of the Work, pursuant to Section 3093 of the California Civil Code.

         .31   Notice to Proceed. Owner's issuance to Contractor of an
 instruction to proceed with a defined scope of Work prior to Owner's having approved the Guaranteed Maximum Price.

         .32   Owner.  Altera Corporation, a California corporation.

         .33    Preconstruction Services. Services performed by Contractor prior to commencement of construction, as defined in Subparagraph 9.1.16 of the Agreement.

         .34    Project. The total construction of which the Work performed under the Contract Documents may be the whole or a part, and which may include construction by the Owner or by separate contractors as described in Paragraph
3.1 of the Agreement. The Project will include (i) approximately 360,000 square feet consisting of a Corporate Building with 4 levels, a Production Building with 2 levels, and an Engineering Building with 3 levels, all with shell, core, sitework and interior improvements; and (ii) approximately 150,000 square feet consisting of an Expansion Building with 3 levels, with shell, core, sitework, and partial interior improvements.

         .35   Property. The real property described in Exhibit A attached to the Agreement, which is also the site of the Project.

         .36   Punch List. A comprehensive list of minor items to be completed or corrected


                                                              General Conditions
                                                              January 10, 1996
following Substantial Completion of the Work, which items shall not materially affect the use or aesthetic appearance of the Project.

         .37   Schedule of Values.  Defined in Paragraph 6.3 of the Agreement.


         .38   Segment.  Each separate building, design/build system, or
distinct portion of the Work covered by a separate Notice to Proceed.

         .39   Subcontract. A written agreement between the Contractor and another party to perform a portion of the Work or to supply equipment, materials or labor to the Project, as defined in Paragraph 12.1 of the
 Agreement.

         .40   Subcontractor. A person or entity who, pursuant to a Subcontract, is retained by Contractor to perform a portion of the Work or to supply equipment, materials or labor to the Project, including without limitation any subcontractor, sub-subcontractor, laborer, design professional, engineer, surveyor, consultant, equipment lessor, supplier or other materialman so retained, but excluding any separate contractor retained by Owner to construct any portion of the Project that is not within the scope of the Work.

         .41   Substantial Completion. The status of the Work when (i) Owner and
Architect agree that the Work is sufficiently complete to permit Owner to occupy or utilize the Work (or designated portion thereof) for the use for which it is intended and (ii) Contractor has delivered to the Owner all information showing the Work to be sufficiently complete to allow Owner to obtain a Certificate of Occupancy.

         .42   Work. The construction and services required and reasonably implied or inferred to be required by the Contract Documents, whether such wor is completed or partially completed, and includes all other labor, materials, equipment and services provided or to be provided by the Contractor to fulfill the Contractor's obligations. The Work includes all Work which would reasonably be inferred or anticipated by a contractor with Contractor's experience and expertise after reviewing the Contract Documents. The Work may constitute the whole or a part of the Project.

1.2   EXECUTION, CORRELATION AND INTENT

1.2.1 The Contract Documents shall not be construed to create a contractual relationship of any kind (i) between the Architect and the Contractor, (ii) between the Owner and a Subcontractor, or (iii) between any persons or entities other than the Owner and the Contractor. The Architect shall, however, be entitled to performance and enforcement of obligations of the Contractor under the Agreement intended to facilitate performance of the Architect's duties, and the Contractor shall be entitled to the performance and enforcement of the obligations of the Architect intended to facilitate performance of the Contractor's duties. The Contractor and the Architect are independent contractors of the Owner. Neither the Contractor nor the Architect is the employee, agent, joint venturer, or partner of the Owner. The Contractor shall have the sole responsibility for performance under any Subcontract entered into by the Contractor with respect to the Work.

                                                              General Conditions
                                                              January 10, 1996

1.2.2 Execution of the Agreement by the Contractor is a representation that the Contractor has visited the Property, become familiar with local conditions under which the Work is to be performed and correlated personal observations with requirements of the Contract Documents.

1.2.3 The intent of the Contract Documents is to include all items necessary for the proper execution and completion of the Work by the Contractor. The Contract Documents are complementary, and what is required by one shall be as binding as if required by all; performance by the Contractor shall be required only to the extent consistent with the Contract Documents and reasonably inferable from them as being necessary to produce the intended results. Conflicts or discrepancies among the Contract Documents shall be resolved in the following order of priority:

         .1       The Agreement;

         .2       Supplementary Conditions, if any;

         .3       The General Conditions;

         .4 Drawings and Specifications (drawings govern specifications for quantity and location, and specifications govern drawings for quality and performance; in the event of ambiguity in quantity or quality, the greater quantity and the better quality shall govern);

         .5 Figured dimensions govern scale dimensions, and large scale drawings govern small scale drawings; and

         .6 Approved revisions and addenda take precedence over the original documents, and those of later date take precedence over those of earlier date.

1.2.4 Organization of the specifications into divisions, sections and articles, and arrangement of drawings, shall not control the Contractor in dividing the Work among Subcontractors or in establishing the extent of Work to be performed by any trade. The Contractor represents that the Subcontractors engaged or to be engaged by it are and will be familiar with the requirements for performance by them of their obligations.

1.2.5 Unless otherwise defined in the Contract Documents, words which have well-known technical or construction industry meanings are used in the Contract Documents in accordance with such recognized meanings.

1.3      OWNERSHIP AND USE OF ARCHITECT'S DRAWINGS, SPECIFICATIONS
AND OTHER DOCUMENTS

1.3.1 The Owner shall be deemed the owner of all Drawings and Specifications and other documents (including any and all copies thereof) furnished by the Architect to the Owner, and the Owner shall have and retain all common law, statutory and other reserved rights with respect thereto.

                                                              General Conditions
                                                              January 10, 1996

Any such Drawings and Specifications and other documents shall not be used by Architect on any other project without the prior written consent of the Owner. Submittal or distribution to meet official regulatory requirements or for other purposes in connection with the Project is not and shall not be construed as a publication in derogation of the Owner's or the Architect's copyright or other reserved rights.

1.4   CAPITALIZATION

1.4.1 Terms capitalized in these General Conditions include those which are (i) specifically defined in Subparagraph 1.1.1 above, (ii) the titles of numbered articles and identified references to Paragraphs, Subparagraphs and Clauses in the document, (iii) the titles of other documents published by the American Institute of Architects, or (iv) terms otherwise defined in the Contract Documents.

1.5   INTERPRETATION

1.5.1 In the interest of brevity, the Contract Documents frequently omit modifying words such as "all" and "any", and articles such as "the" and "an," but the fact that a modifier or an article is absent from one statement and appears in another is not intended to affect the interpretation of either statement.

                                    ARTICLE 2
                                      OWNER

2.1   DEFINITION

2.1.1 The Owner is the person or entity identified as such in the Agreement and is referred to throughout the Contract Documents as if singular in number. The term "Owner" means the Owner or the Owner's authorized representative.

2.1.2 The Owner, upon reasonable written request, shall furnish to the Contractor, in writing, a statement of the record legal title to the real property on which the Project is located and the Owner's interest therein as of the date of such request.



                                                              General Conditions
                                                              January 10, 1996

2.2   INFORMATION AND SERVICES REQUIRED OF THE OWNER

2.2.1  [Intentionally omitted]

2.2.2 The Owner shall furnish a soil report and survey of the Property containing information about the physical characteristics and utility locations for the Property.

2.2.3 The Owner shall pay all costs for the following: building, Health Department and utility permits, connection fees and assessments: plan check, energy fee, seismic fee, school tax, construction tax, gas and electric, sewer treatment, sanitary sewer, storm drain, water, Housing Fund, Planning Department, and similar charges and fees.

2.2.4 Upon receipt of a written request therefor from the Contractor, information or services under the Owner's control shall be furnished by the Owner with reasonable promptness to avoid delay in orderly progress of the Work.

2.2.5 The Owner shall furnish to the Contractor, free of charge, twenty-five
(25) sets of bid documents, a reproducible copy of the Drawings and Specifications prepared by the Architect, and the Contractor shall furnish at its sole expense all other drawings and documents necessary for the execution and completion of the Work.

2.2.6 The foregoing are in addition to other duties and responsibilities of the Owner enumerated herein and especially those in respect to Article 6 (Construction by Owner or by Separate Contractors), Article 9 (Payments and Completion) and Article 11 (Insurance and Bonds).

2.2.7 No action taken by the Owner pursuant to the Contract Documents requires the approval of the Architect. However, the Owner will not have control over or charge of, and will not be responsible for, construction means, methods, techniques, sequences or procedures, or for safety precautions and programs in connection with the Work, since those are solely the Contractor's responsibility as provided in the Contract Documents. The Owner will not be responsible for the Contractor's failure to carry out the Work in accordance with the Contract Documents. The Owner will not have control over or charge of, and will not be responsible for, negligent acts or omissions of the Contractor, Subcontractors, or their respective agents or employees.

2.3   OWNER'S RIGHT TO STOP THE WORK

2.3.1 If suspension of the Work is warranted by reason of unforeseen conditions which may adversely affect the quality and/or progress of the Work if the Work were continued, the Owner (but not the Architect) by written notice to the Contractor may do either or both of the following, to the extent necessary to address such unforeseen conditions: (i) entirely suspend the Work; or (ii) cause the Work, or portions thereof, to be partially suspended or delayed, while other portions of the Work continue on the same or a different schedule redetermined by the Owner and the Contractor. In such event, the Contract Time shall be extended by such reasonable amount of time as is appropriate as



                                                              General Conditions
                                                              January 10, 1996
a consequence of the delay caused by the exercise by the Owner of such remedies and the Guaranteed Maximum Price shall be increased by the additional cost occasioned by the suspension, if any, as approved by the Owner and the Contractor, which approvals shall not be unreasonably withheld or delayed. If the Contractor reasonably believes that a suspension of the Work is warranted by reason of unforeseen circumstances which may adversely affect the quality of the Work if the Work were continued, the Contractor shall immediately notify the Owner of such belief, but the Contractor shall have no right to suspend the Work, except with the written consent of the Owner or except in the case of an emergency (in which event the Contractor shall resume work upon cessation of the emergency).

2.3.2 If the Contractor fails to correct defective Work as required by Paragraph 12.2, fails to complete the Work on time as required by the Agreement, or is in material default of its obligations hereunder, the Owner may order the Contractor to stop the Work, or any portion thereof, until the cause for such order has been eliminated and/or Owner may pursue its remedies as set forth in the Agreement.

                                    ARTICLE 3
                                   CONTRACTOR

3.1   DEFINITION

3.1.1 The Contractor is the person or entity identified as such in the Agreement and is referred to throughout the Contract Documents as if singular in number. The term "Contractor" means the Contractor or the Contractor's authorized representative.

3.2   REVIEW OF CONTRACT DOCUMENTS AND FIELD CONDITIONS BY
CONTRACTOR

3.2.1 The Contractor, as a competent and experienced general contractor (without assuming any of the obligations of the Architect, as more particularly set forth in Paragraph 4.4 of the Agreement), acknowledges that it is responsible for the General Work Requirements as defined in Subparagraph 1.1.1 above. The Contractor also acknowledges that it has provided Preconstruction Services as defined in Subparagraph 1.1.1 above. The Contractor shall carefully study and compare the Contract Documents with each other and with any information furnished by the Owner pursuant to Subparagraph 2.2.2, and shall at once report to the Architect and the Owner errors, inconsistencies, omissions or violations of applicable Laws of which the Contractor, as a competent and experienced general contractor, is or should be aware. If the Contractor fails to so report such errors, inconsistencies, omissions or violations of such applicable Laws, then the Contractor shall be responsible for the cost of correction or the reduction in value of any defective portion of the Work thereafter performed, if the Contractor, as a competent and experienced general contractor (without assuming any of the obligations of the Architect, as more particularly set forth in Paragraph 4.4 of the Agreement) knew or should have known of such errors, inconsistencies, omissions or violations of such applicable Laws
By its execution of the Agreement, the Contractor acknowledges, agrees and represents to the Owner that:

                                                              General Conditions
                                                              January 10, 1996

                  (i) the Contractor has inspected, to the extent necessary for its purposes, the General Work Requirements and has received all information it needs concerning the condition of the site;

                  (ii) the Contractor has inspected the location of the Work and has satisfied itself as to the condition thereof, including, without limitation, all structural, surface and subsurface conditions which (a) have been disclosed by the Owner and/or the Architect, (b) are visible or (c) reasonably should be known to the Contractor following such review of records, files and documents in local building, planning and/or public works departments, and/or the recorder's or other public offices which the Contractor, as a competent and experienced general contractor, deems prudent and reasonable in the circumstances, including a review of all reasonably accessible records, files and documents;

                  (iii) the Contractor's knowledge of the General Work Requirements as of the execution of the Agreement is sufficient to enable the Contractor to determine the cost of the Work;

                  (iv) to the best of the Contractor's knowledge, as an experienced and competent general contractor (but without assuming the obligations of the Architect, as more particularly provided in Paragraph 4.4 of the Agreement), the Work described in the Contract Documents can be performed in strict compliance with all Laws; and

                  (v) the Contract Documents are adequate and sufficient to provide for the completion of the Work, and include all work, whether or not shown or described, which reasonably may be inferred to be required or useful for the completion of the Work in accordance with all applicable Laws and professional standards of which the Contractor, as a competent and experienced general contractor (but without assuming the obligations of the Architect, as more particularly provided in Paragraph 4.4 of the Agreement) knows or should know.

         The Contractor also shall review specified construction and installation procedures and shall advise the Owner if it becomes aware that any such procedures would result in finished Work not in conformance with the Contract Documents or if it becomes aware that such procedures would affect any warranties, and the Contractor shall propose alternative procedures which will comply with the Contract Documents and which the Contractor will warrant.

         Based upon the foregoing inspections, understandings, agreements and acknowledgments, the Contractor agrees and acknowledges (x) that the Guaranteed Maximum Price is just and reasonable compensation for all the Work, (y) that the Contract Time is adequate for the performance of the Work, and (z) that the construction means and methods for the Work shall not result in any lateral or vertical movement of any adjacent structure. The Contractor shall exercise special care in executing subsurface work in proximity of known subsurface utilities, improvements and easements. At the Owner's request, the Contractor shall make available to the Owner the results of any Property


                                                              General Conditions

                                                               January 10, 1996
investigation, test borings, analyses, studies or other tests conducted by or in the possession of the Contractor or any of its agents.

3.2.2 The Contractor shall take field measurements and verify field conditions, and shall carefully compare such field measurements and conditions and other information known to the Contractor with the Contract Documents before commencing activities. Errors, inconsistencies or omissions discovered shall be reported to the Architect at once.

3.2.3 The Contractor shall perform the Work in accordance with the Contract Documents and submittals approved pursuant to Paragraph 3.12.

3.3   SUPERVISION AND CONSTRUCTION PROCEDURES

3.3.1 The Contractor shall supervise and direct the Work, using the Contractor's best skill and attention. The Contractor shall be solely responsible for and have control over construction means, methods, techniques, sequences and procedures, and for coordinating all portions of the Work under the Agreement, including coordination of the duties of all trades, unless the Contract Documents give other specific instructions concerning these matters.

3.3.2 The Contractor shall be responsible to the Owner for acts and omissions of the Contractor's employees, Subcontractors and their agents and employees, and other persons performing portions of the Work under a contract with the Contractor.

3.3.3 The Contractor shall not be relieved of its obligation to perform the Work in accordance with the Contract Documents either by activities or duties of the Architect in the Architect's administration of the Contract, or by tests, inspections or approvals required or performed by persons other than the Contractor.

3.3.4 The Contractor shall be responsible for inspection of portions of Work already performed under the Contract to determine that such portions are in proper condition to receive subsequent Work.

3.3.5 If the Contractor knows or reasonably should know, as a competent and experienced general contractor, but without imposing an architect's or engineer's responsibilities (subject, however, to the provisions of Paragraph
4.3 of the Agreement), that any of the Work is required to be inspected or approved by any public authority, or if Owner or Architect requires that any of the Work be inspected or approved, then the Contractor shall cause such inspection or approval to be performed. No inspection performed or failed to be performed by the Owner hereunder shall be a waiver of any of the Contractor's obligations hereunder, or be construed as an approval or acceptance of the Work or any part thereof.

3.3.6 The Contractor acknowledges that it is the Contractor's responsibility to hire all personnel for the proper and diligent prosecution of the Work, and the Contractor shall use its best efforts to maintain labor peace for the duration of the Project. In the event of a labor dispute within the


                                                              General Conditions

                                                              January 10, 1996

Contractor's control, the Contractor shall not be entitled to any increase in the Guaranteed Maximum Price.

3.4   LABOR AND MATERIALS

3.4.1 Unless otherwise provided in the Contract Documents, the Contractor shall provide and pay for labor, materials, equipment, tools, construction equipment and machinery, water, heat, utilities, transportation, and other facilities and services necessary for proper execution and completion of the Work, whether temporary or permanent, and whether or not incorporated or to be incorporated in the Work. The Contractor shall check all materials and labor entering into the Work and shall keep full detailed accounts thereof.

3.4.2 The Contractor shall enforce strict discipline and good order among the Contractor's employees and other persons carrying out the Agreement. The Contractor shall not permit employment of unfit persons or persons not skilled in tasks assigned to them.

3.4.3 Neither the Contractor nor any Subcontractor shall incorporate into the Work any materials (i) to which its title is imperfect, (ii) against which there is any claim by a manufacturer or other entity, or (iii) which are encumbered by any security interest other than vendor's liens incurred in the ordinary course of business prior to the Owner's payment for the materials involved. The Contractor shall be solely responsible for all materials specified by the Contract Documents which are delivered to the Property. Any materials delivered to the Property, which are not to be used in or incorporated into the Work under the Contract Documents, shall be forthwith removed from the Property and the Contractor shall be solely responsible for all costs incurred with respect to such materials.

3.4.4 After a Notice to Proceed has been executed, the Owner and the Architect will consider a formal request for the substitution of products in place of those specified only under the conditions set forth in the Drawings and Specifications.

3.4.5 By making requests for substitutions based on Subparagraph 3.4.4 above, the Contractor:

         .1 Represents that the Contractor has personally investigated the proposed substitute product and determined that it is equal or superior in all respects to that specified;


         .2 Represents that the Contractor will provide the same warranty for the substitute product that the Contractor would for the product originally specified;

         .3 Certifies that the cost data presented is complete and includes all related costs and/or savings under the Agreement, and waives all claims for additional costs related to the substitution which subsequently become apparent; and

         .4 Will coordinate the installation of the accepted substitute, making such changes as may be required for the Work to be complete in all respects.





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

3.5   WARRANTY

3.5.1 The Contractor warrants to the Owner and the Architect that materials and equipment furnished under the Agreement will be of good quality and new unless otherwise required or permitted by the Contract Documents, that the Work will be free from defects not inherent in the quality required or permitted, and that the Work will conform with the requirements of the Contract Documents. Work not conforming to these requirements, including substitutions not properly approved and authorized, shall be considered defective. The Contractor's warranty excludes damage or defect caused by abuse, modifications not executed by the Contractor, improper or insufficient maintenance, improper operation, or normal wear and tear under normal usage. If required by the Architect or the Owner, the Contractor shall furnish satisfactory evidence as to the kind and quality of materials and equipment. If, notwithstanding that Contractor furnishes such evidence, Owner still requires testing to confirm the kind and quality of materials and equipment, then the cost of any such testing shall be borne by the Owner. The Contractor's warranty shall include all specified procedures or accepted alternative procedures and all specified or accepted substituted products and, notwithstanding Paragraph 12.2, shall continue with respect to latent defects, as defined in California Code of Civil Procedure Section 337.15, for a period of ten (10) years following Final Completion of the Work, and, with respect to patent defects, as defined in California Code of Civil Procedure
Section 337.1, for a period of four (4) years following Substantial Completion of the Work; provided, however that the Contractor's obligation to return to the Property and actually correct defects (as distinguished from the Contractor's liability for defects) shall be governed by Paragraph 9.10, Paragraph 12.2 and Subparagraph 12.2.4 below. All guaranties and warranties of materials used or incorporated into the Work shall be assigned and delivered by the Contractor to the Owner upon demand, or without demand upon completion of the Work. The warranties in the Contract Documents or assigned to the Owner (i) shall not be deemed exclusive of any other warranty or guaranty, whether express or implied,
(ii) shall survive the completion of the Work and the termination of the Contract Documents, and (iii) shall inure to the benefit of the Owner's successors and assigns.

3.6   TAXES

3.6.1 The Contractor shall pay sales, consumer, use and similar taxes for the Work or portions thereof provided by the Contractor which are legally enacted when bids are due whether or not then effective or merely scheduled to go into effect.

3.7   PERMITS, FEES AND NOTICES

3.7.1 The Contractor shall provide and pay for all permits, licenses and certificates of inspection, use and occupancy required for the Work unless otherwise provided in Subparagraph 2.2.3 or elsewhere in the Contract Documents. The cost of permits which are not paid for by the Contractor shall be excluded from the Cost of the Work for the purpose of calculating the Contractor's Fee. The Contractor shall furnish the Owner with copies of all permits, licenses and certificates of inspection, use and occupancy obtained during the course of the Work.

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3.7.2 The Contractor shall comply with and give all notices required by any Laws bearing on performance of the Work.

3.7.3 The Contractor shall comply with all Laws applicable to the performance of the Work and the employment of labor. The Contractor shall review the Contract Documents and shall (i) notify the Owner and the Architect of any deviation of the Contract Documents from the requirements of applicable Laws and/or private restrictions of which the Contractor is aware or reasonably should be aware, as a competent and experienced general contractor (but without assuming any of the obligations of the Architect or an engineer with respect to the Project and the Work, all as more particularly set forth in Paragraph 4.4 of the Agreement, but subject, however, to the provisions of Paragraph 4.3 of the Agreement) and (ii) perform no Work which the Contractor knows or reasonably should know, as a competent and experienced general contractor (but without assuming any of the obligations of the Architect with respect to the Project and the work, all as more particularly set forth in Paragraph 4.4 of the Agreement), to be contrary to applicable Laws and/or private restrictions.

3.7.4 If the Contractor or any of its Subcontractors performs Work which the Contractor, as a competent and experienced general contractor (but without assuming any of the obligations of the Architect with respect to the Project and the Work, all as more particularly set forth in Paragraph 4.4 of the Agreement), knows or reasonably should know is contrary to any Laws, without such notice to the Architect and the Owner, then the Contractor shall assume full responsibility for such Work and shall bear the attributable costs.

3.7.5 The Contractor shall send all notices, make all necessary arrangements, and provide all labor and materials, required to protect and maintain in operation all public utilities within the Property or affected by the Work.

3.8   ALLOWANCES

3.8.1 The Contractor shall include in the Guaranteed Maximum Price all allowances stated in the Contract Documents. Items covered by allowances shall be supplied in such amounts and by such persons or entities as the Owner may direct, but the Contractor shall not be required to employ persons or entities as to which the Contractor makes reasonable objection.

3.8.2 Unless otherwise provided in the Contract Documents, the following shall apply to any allowance for materials:

         .1 Materials and equipment under an allowance shall be selected promptly by the Owner to avoid delay in the Work;

         .2 Allowances shall cover the cost to the Contractor of materials and equipment delivered to the Property, and all required taxes, less applicable trade discounts; and

         .3 The Contractor's and its Subcontractors' overhead, profit and other expenses

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
                 contemplated for stated allowance amounts shall be included in the Guaranteed Maximum Price and not in the allowance.

3.8.3 Owner and Contractor acknowledge that, at the date of the Agreement, there are items which constitute part of the Work, which cannot be quantified in detail, as otherwise provided in the Contract Documents. For purposes of determining the Guaranteed Maximum Price, with respect to these undetermined items, Contractor shall include one or more estimated allowances, which shall include estimated amounts for labor, materials, equipment, Subcontractor overhead, profit and taxes.

3.8.4 Whenever actual costs for any allowance item or category are more than or less than the stated allowance, the Guaranteed Maximum Price shall be adjusted accordingly by Change Order. The amount of the Change Order shall reflect (i) the difference between actual costs and the allowance under Subsection 3.8.2.2 and (ii) changes in the Contractor's costs under Subsection 3.8.2.3.

3.9   PROJECT MANAGER, SUPERINTENDENT; OTHER CONTRACTOR'S PERSONNEL

3.9.1 The Contractor shall employ a competent project manager, superintendent and necessary assistants who shall be in attendance at the Property during performance of the Work. The project manager shall represent the Contractor, and communications given to the project manager shall be as binding as if given to the Contractor. Important communications shall be confirmed in writing. Other communications shall be similarly confirmed on written request in each case. Contractor shall also employ such other competent personnel, including management, estimators, engineering and other personnel, as shall be necessary or appropriate for the performance of the Work as required by the Agreement.

3.9.2 All reimbursable personnel employed by Contractor with respect to the performance of the Work (as provided in Exhibit D attached to the Agreement) shall be subject to Owner's prior approval, and satisfactory to Owner in all respects. Owner shall have the right to require Contractor to dismiss from the Project any such personnel whose performance is not satisfactory, in Owner's reasonable discretion. Any such dismissed personnel shall be replaced with personnel reasonably satisfactory to Owner, and shall be subject to all provisions of this Paragraph 3.9. Contractor shall not replace any of the reimbursable personnel without Owner's prior written consent. If any of the reimbursable personnel dies, becomes disabled or voluntarily terminates his or her employment with Contractor, then Contractor shall promptly replace any such personnel as provided in this Subparagraph 3.9.2. Any failure or refusal on Contractor's part to comply with the requirements of this Paragraph 3.9 shall be deemed a material breach of the Agreement by Contractor.

3.10  CONTRACTOR'S CONSTRUCTION SCHEDULES

3.10.1 Included as an exhibit to the Agreement is the Contractor's Construction Schedule for the Work prepared in consultation with the Owner and the Architect. The Construction Schedule shall not exceed time limits provided for in the Contract Documents. Said Construction Schedule relates

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
to the Work for which Drawings and Specifications have not yet been issued. The Construction Schedule shall be updated and revised at appropriate intervals as required by the General Work Requirements and the Project, shall be related to the entire Project to the extent required by the Contract Documents, shall provide for expeditious and practicable execution of the Work, and shall not modify or extend critical dates (milestones) without the prior approval of the Owner in each instance.

3.10.2 The Contractor shall prepare, not later than twenty (20) days after the date of the Subcontractor award for each trade, a shop drawing schedule which shall include a complete list of suppliers and fabricators, under contract items to be purchased from the suppliers or fabricators, time required for fabrication and the scheduled delivery dates for each item to be purchased. As soon as available, the Contractor shall furnish copies of purchase orders to the Owner.

         The Contractor shall prepare any additional reports that the Owner or the Owner's lender for the Project, if any, may reasonably request, considering the size, type and complexity of the Project and the Work.

         The Contractor shall prepare and keep current, for the Architect's and the Owner's approval, a schedule of submittals which shall be coordinated with the Contractor's Construction Schedule and allows the Architect and the Owner reasonable time to review submittals.

         The Contractor shall hold weekly progress meetings at the Property, or at such other time and frequency as the Owner requests, and Contractor shall keep written minutes of each such meeting, and distribute true and correct copies of the same to Owner and Architect promptly following each such meeting. At each such meeting, progress of the Work shall be reported in detail with reference to the Construction Schedule. Each interested Subcontractor shall have a competent representative present at each such progress meeting to report the condition of its Work and receive information.

3.10.3  [Intentionally omitted]

3.10.4 The Contractor acknowledges that independent of the Contractor's schedule requirements the Owner may retain the services of a scheduling consultant at the Owner's expense. The Contractor shall cooperate with any such scheduling consultant at the Owner's direction with regard to the preparation of the Project schedule.

3.11     DOCUMENTS AND samples AT THE PROPERTY

3.11.1 The Contractor shall maintain at the Property, for the Owner, one record copy of the Drawings and Specifications, addenda, Change Orders and other modifications, in good order and marked currently to record changes and selections made during construction, and in addition approved shop drawings, product data, samples and similar required submittals. These shall be available to the Architect and shall be delivered to the Architect for submittal to the Owner upon completion of the Work. They shall be signed by the Contractor, certifying that they show complete and accurate "as-built" conditions, stating sizes, kind of materials, vital piping, conduit locations and



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similar matters.

3.11.2 The Contractor shall maintain all approved permit drawings in a manner which allows access to governmental inspectors and other authorized agencies.

3.12   SHOP DRAWINGS, PRODUCT DATA AND SAMPLES

3.12.1 Shop drawings are drawings, diagrams, schedules and other data specially prepared for the Work by the Contractor or a Subcontractor to illustrate some portion of the Work.

3.12.2 Product data are illustrations, standard schedules, performance charts, instructions, brochures, diagrams and other information furnished by the Contractor to illustrate materials or equipment for some portion of the Work.

3.12.3 samples are physical examples which illustrate materials, equipment or workmanship and establish standards by which the Work will be judged.

3.12.4 Shop drawings, product data, samples and similar submittals are not Contract Documents. The purpose of their submittal is to demonstrate, for those portions of the Work for which submittals are required, the way the Contractor proposes to conform to the information given and the design concept expressed in the Contract Documents.

3.12.5 The Contractor shall review, approve and submit to the Architect shop drawings, product data, samples and similar submittals required by the Contract Documents with reasonable promptness and in such sequence as to cause no delay in the Work or in the activities of the Owner or of separate contractors.

3.12.6 The Contractor shall perform no portion of the Work requiring submittal and review of shop drawings, product data, samples or similar submittals until the respective submittal has been approved by the Architect. Such Work shall be in accordance with approved submittals.

3.12.7 By approving and submitting shop drawings, product data, samples and similar submittals, the Contractor represents that the Contractor has determined and verified materials, field measurements and field construction criteria related thereto, or will do so, and has checked and coordinated the information contained within such submittals with the requirements of the Work and of the Contract Documents.

3.12.8 The Contractor shall not be relieved of responsibility for deviations from requirements of the Contract Documents by the Architect's approval of shop drawings, product data, samples or similar submittals unless the Contractor has specifically informed the Architect in writing of such deviation at the time of submittal and the Architect has given written approval to the specific deviation. The Contractor shall not be relieved of responsibility for errors or omissions in shop drawings, product data, samples or similar submittals by reason of the Architect's approval thereof.



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


3.12.9 The Contractor shall direct specific attention, in writing or on resubmitted shop drawings, product data, samples or similar submittals, to revisions other than those requested by the Architect on previous submittals.

3.12.10 Informational submittals upon which the Architect is not expected to take responsive action may be so identified in the Contract Documents.

3.12.11 When professional certification of performance criteria of materials, systems or equipment is required by the Contract Documents, the Architect shall be entitled to rely upon the accuracy and completeness of such calculations and certifications.

3.12.12 Shop drawings for the architectural, structural, mechanical, electrical and other work as delineated in the Specifications shall be submitted for approval to the Architect.

3.12.13 The Contractor shall assemble for the Architect's approval three (3) complete copies, in loose-leaf binders, of all operating and maintenance data from all manufacturers whose equipment is or will be installed in the Work. The Contractor shall also prepare a checklist or schedule showing the type of lubricant to be used at each point of application, and the intervals between lubrication for each item of equipment.

3.12.14 The Contractor shall submit to the Owner one copy of all submissions made to the Architect pursuant to this Paragraph 3.12 unless directed otherwise by Owner.

3.13     USE OF PROPERTY

3.13.1 The Contractor shall confine operations at the Property to areas permitted by Laws, permits and the Contract Documents, and shall not unreasonably encumber the Property with materials. In performing the Work, the Contractor shall not cause or allow water, dust, nauseous vapors, noise, or other intrusions to go beyond the boundaries of the Property in any manner that would constitute a nuisance or a violation of Law.

3.13.2 The Contractor shall assure free, convenient, unencumbered and direct access to properties neighboring the Property for the owners of such properties and their respective tenants, agents, invitees and guests.

3.14     CUTTING AND PATCHING

3.14.1 The Contractor shall be responsible for cutting, fitting or patching required to complete the Work or to make its parts fit together properly.

3.14.2 The Contractor shall not damage or endanger a portion of the Work, or fully or partially completed construction of the Owner or separate contractors, by cutting, patching or otherwise altering such construction, or by excavation. The Contractor shall not cut or otherwise alter such construction by the Owner or a separate contractor except with written consent of the Owner and


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


of such separate contractor; such consent shall not be unreasonably withheld. The Contractor shall not unreasonably withhold from the Owner or a separate contractor the Contractor's consent to cutting or otherwise altering the Work.

3.15     CLEANING UP

3.15.1 The Contractor shall keep the premises and surrounding area free from accumulation of waste materials or rubbish caused by operations under the Agreement. At completion of the Work, the Contractor shall remove from and about the Project site waste materials, rubbish, the Contractor's tools, construction equipment, machinery and surplus materials. The Contractor shall maintain streets and sidewalks around the Property in a clean condition. The Contractor shall remove all spillage and tracking arising from the performance of the Work from such areas, and shall establish a regular maintenance program of sweeping and hosing to minimize accumulation of dirt and dust upon such areas.

3.15.2 If the Contractor fails to clean up as provided in the Contract Documents, the Owner may do so and the cost thereof shall be charged to the Contractor.

3.15.3 The Contractor shall be responsible for broken glass, and at the completion of the Work shall replace such damaged or broken glass, except as caused by the act of God or Owner. The Contractor shall remove all labels and shall wash and polish both sides of all glass.

        In addition to general broom cleaning, the Contractor shall perform the following final cleaning for all trades at completion of the Work:

                     .1      Remove temporary protections;

                     .2 Remove marks, stains, fingerprints and other soil or dirt from painted, decorated and natural-finished woodwork and other Work;

                     .3 Remove spots, plaster, soil and paint from ceramic tile, marble and other finished materials, and wash or wipe clean;

                     .4 Clean fixtures, cabinet work and equipment and remove stains, paint, dirt and dust, and leave same in undamaged, new condition;

                     .5 Clean aluminum in accordance with recommendations of the manufacturer; and

                     .6 Clean resilient floors thoroughly with a well rinsed mop containing only enough moisture to clean off any surface dirt or dust, and buff dry by machine to bring the surfaces to sheen.

3.16     ACCESS TO WORK


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3.16.1 The Contractor shall provide the Owner and the Architect access to the
Work in preparation and progress wherever located.

3.17     ROYALTIES AND PATENTS

3.17.1 The Contractor shall pay all royalties and license fees. The Contractor shall defend suits or claims for infringement of patent rights and shall hold the Owner and the Architect harmless from loss on account thereof, but shall not be responsible for such defense or loss when a particular design, process or product of a particular manufacturer or manufacturers is required by the Contract Documents. However, if the Contractor, as a competent and experienced general contractor (but without assuming the design obligations of the Architect, as more particularly set forth in Paragraph 4.4 of the Agreement), has reason to believe that the required design, process or product is an infringement of a patent, then the Contractor shall be responsible for such loss unless such information is promptly furnished to the Architect.

3.18     INDEMNIFICATION

3.18.1 Contractor shall indemnify, defend, protect and hold harmless Owner and its officers, agents and employees, and any lender on all or any portion of the Project, from and against any and all causes of action, demands, losses, violations, infringements of Law, patent, license or trademark, costs, attorneys' and experts' fees, claims, damages, and liabilities of every kind and nature arising out of, alleged to have risen out of, or resulting in any way from, the Work to be performed under the Agreement by Contractor and its Subcontractors which are the result of any willful misconduct, negligence, breach, act or omission of Contractor or its Subcontractors, or by the respective agents, officers, employees, contractors or subconsultants of any of them, except to the extent such claims are caused by the negligence or a design deficiency on the part of Owner and/or its officers and employees. Acceptance of any Work by Owner shall not operate as a waiver of the foregoing indemnification, and the foregoing indemnification shall survive the completion of the Project and the termination of the Agreement.

3.18.2 In claims against any person or entity indemnified under this Paragraph
3.18 by an employee of the Contractor, a Subcontractor, anyone directly or indirectly employed by them or anyone for whose acts they may be liable, the indemnification obligation under this Paragraph 3.18 shall not be limited by a limitation on amount or type of damages, compensation or benefits payable by or for the Contractor or a Subcontractor under workers' or workmen's compensation acts, disability benefit acts or other employee benefit acts.

3.18.3 The obligations of the Contractor under this Paragraph 3.18 shall not extend to the liability of the Architect, the Architect's consultants, and the agents and employees of either of them arising out of their negligence.

3.19     LENDER REQUIREMENTS

3.19.1 With approval from Owner, Contractor shall deliver and, if appropriate, execute, all




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documents, reports and other information reasonably requested by any lender, escrowee under any construction loan escrow, or title insurer, and shall cooperate with such lender, escrowee or insurer to the fullest extent possible.

3.19.2 If the Owner's lender (if any) shall designate an inspecting architect or other representative, the Owner may require the concurrence of such architect or representative in each instance in which the approval of the Architect is required by any provision of these General Conditions or other Contract Documents. The Contractor shall cooperate with such inspecting architect or representative to the fullest extent possible.

3.20     LABOR RELATIONS

3.20.1 Employment of labor by the Contractor shall be effected under conditions which are satisfactory to the Owner. If the Contractor has entered into any labor agreements covering work at the Property, the Contractor shall comply with all of the terms and conditions of those labor agreements, including without limitation the procedure contained therein for resolution of jurisdictional disputes. In the absence of any such procedure, or if such procedure fails to promptly resolve any jurisdictional dispute, the Contractor agrees, at its own cost, upon request of the Owner, to take any and all lawful steps to secure binding and final determination of said jurisdictional dispute by the National Labor Relations Board. Should there be picketing on the Property and if the Owner establishes a reserved gate for the Contractor's purposes, the Contractor shall continue the proper performance of the Work, without interruption or delay, using such gate.

         By its execution of the Agreement, the Contractor acknowledges that the Owner has reserved the right to contract with non-union contractors for work on the Project, including without limitation for the installation of Owner's office systems furniture, which work is not within the scope of the Work covered by the Agreement. The Contractor, by its execution of the Agreement, expressly agrees that it shall, in each bid package which it prepares for any subcontract trade, include a provision advising all potential bidders of such reserved right on the part of the Owner, requiring any successful bidder to agree, in writing, to cooperate reasonably with the Owner and the Contractor if the Owner exercises such right and employs non-union contractors on any portion of the Project, and holding any such bidder liable for any damages incurred by Owner because of any failure on the part of such bidder to so cooperate. A similar provision shall be included in each Subcontract into by Contractor and any Subcontractor. If the Owner elects to contract with non-union contractors for work which is not part of the Agreement, the Contractor shall cooperate reasonably with Owner.

         If, notwithstanding the foregoing, it becomes necessary to establish a separate gate because of labor problems related to Owner's use of non-union labor, Owner shall bear the direct cost of such gate, and any delay related to the same which is not reasonably within the control of Contractor shall be treated as a Force Majeure Delay in accordance with Paragraph 8.3 below. However, in no event shall Owner be liable for any indirect or consequential costs suffered or incurred by Contractor or any Subcontractor which may arise out of or as a result of any employment by Owner of non-union contractors (including without limitation any costs because of any labor stoppage, disturbance or



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other action by union contractors employed by Contractor or any Subcontractor in violation of the terms of this Subparagraph 3.20.1 or in violation of the terms of any Subcontract entered into by the Contractor and any Subcontractor), nor shall the Contractor be entitled to any increase in the Guaranteed Maximum Price because of any such labor stoppage, disturbance or other action, except pursuant to Paragraph 8.3.

3.20.2 The Contractor and all Subcontractors shall not discriminate against any employee or applicant for employment because of handicap, age, religion, color, sex, or national origin. The Contractor shall take affirmative action to insure that applicants are employed, and that employees are treated during employment, without regard to their handicap, age, race, religion, color, sex, or national origin. Such action shall include, but not be limited to the following: employment, upgrading, demotion, transfer, recruitment, advertising, layoff or termination, rates of pay or other forms of compensation, and selection for training, including apprenticeship. The Contractor agrees to post in conspicuous places, available to employees and applicants for employment, notices setting forth its policies of nondiscrimination. The Contractor and each Subcontractor shall, in all solicitations or advertisements for employees placed by them or on their behalf, state that all qualified applicants will receive consideration for employment without regard to handicap, age, race, religion, color, sex or national origin. The Contractor will not discriminate in the selection of Subcontractors because of age, sex, race, creed, color, national origin, age or handicap. The Contractor shall comply with all laws, rules and regulations of the Immigration and Naturalization Service.

                                    ARTICLE 4
                         ADMINISTRATION OF THE CONTRACT

4.1      ARCHITECT

4.1.1 The Architect is that person or entity identified in the preamble to the Agreement, or any successor to the Architect whom the Owner may appoint by written notice to the Contractor from time to time. The term "the Architect" means the Architect or the Architect's authorized representative.

4.1.2 Duties, responsibilities and limitations of authority of the Architect as set forth in the Contract Documents shall not be restricted, modified or extended without written consent of the Owner, the Contractor and the Architect.

4.2      ARCHITECT'S ADMINISTRATION OF THE CONTRACT

4.2.1 The Architect will provide administration of the Agreement as described in the Contract Documents, and will be the Owner's representative (i) during construction, (ii) until Final Payment is due, and (iii) with the Owner's concurrence, from time to time during the correction period described in Paragraph 12.2. The Architect will advise and consult with the Owner. The Architect will have authority to act on behalf of the Owner only to the extent provided in the Contract Documents. Notwithstanding anything to the contrary in the Contract Documents (including without limitation Paragraphs 4.1, 4.2 and 4.4, and Subparagraphs 1.1.2 and 8.3.1 of these General











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Conditions), the Owner may replace the Architect at any time, and from time to time. The Owner (a) shall have the right to exercise any right or power given to the Architect by the Contract Documents, which the Owner or a representative appointed by the Owner may do either in conjunction with the Architect or by itself, with or without consultation with or involvement of the Architect, (b) shall receive or obtain any notices, plans, or other documents the Architect is entitled to receive or obtain pursuant to the Contract Documents, and (c) shall communicate directly with the Contractor with a copy to Architect. Except as the Owner may hereafter notify the Contractor in writing, the Architect shall have no right to act on behalf of the Owner, to provide any approval for the Owner, or to otherwise bind the Owner to any action or promise. The Architect's approval, decision, or determination as to any matter is advisory only and shall not be binding upon the Owner. If the Architect requests additional inspection, testing, labor, materials or other Work, the Owner shall not be bound to pay the cost thereof, unless the Owner has agreed in writing to do so. Nothing in the Agreement shall limit or modify the Architect's duties under the agreement between Owner and Architect.

4.2.2 The Architect will make on-site observations of the Work (i) to endeavor to protect the Owner's interest, and (ii) to determine to the best of its ability that the Work is progressing in general accordance with the Contract Documents. The Architect shall keep the Owner informed of its findings.

4.2.3    [Intentionally omitted]

4.2.4 Except as otherwise provided in the Contract Documents or when direct communications have been specially authorized, the Owner and the Contractor shall endeavor to communicate through the Architect. Communications by and with the Architect's consultants shall be through the Architect. Architect's and Owner's communications by and with Subcontractors shall be through the Contractor. The Contractor shall provide the Owner with copies of all material correspondence with Subcontractors (that is, correspondence dealing with financial issues respecting the Work or any portion of the Work or with matters of substantial importance respecting the Work or any portion of the Work, including without limitation any accidents on the Property, claims of Subcontractors which may lead to any Mechanics' Lien on the Work or any portion thereof, or similar matters). Contractor shall make its files with respect to the Work accessible to the Owner and the Architect, and any lender on the Project, at all reasonable times.

4.2.5 Architect shall participate in the review and approval of Applications for Payment as set forth in the Agreement.

4.2.6 The Architect shall have the authority to advise Owner to reject Work which does not conform to the Contract Documents. Whenever the Architect considers it necessary or advisable for implementation of the intent of the Contract Documents, with the prior written approval of the Owner, the Architect will have authority to require additional inspection or testing of the Work in accordance with Subparagraphs 13.5.2 and 13.5.3, whether or not such Work is fabricated, installed or completed. However, neither this authority of the Architect nor a decision made in good faith either to exercise or not to exercise such authority shall give rise to a duty or responsibility of the




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Architect to the Contractor, Subcontractors, their agents or employees, or other persons performing portions of the Work.

4.2.7 The Architect shall review and approve or take other action on the Contractor's submittals, including, but not limited to, shop drawings (which drawings shall be submitted to the Architect according to the schedule prepared by Contractor, and approved by Owner, pursuant to Paragraph 3.10.2, above, so as to ensure an appropriate flow and sequence of review and approval by the Architect), product data, prototypes, mock-ups and samples. The Architect's review of a specific item shall include consideration of the assembly of which the item is a component. Based on such review, the Architect shall indicate in writing whether or not such submittals conform (i) with the design concept of the Work, including, but not limited to, adequacy, completeness and basic engineering principles, and (ii) to the Contract Documents. With respect to each determination that a submittal fails to conform with the design concept of the Work and/or fails to conform to the Contract Documents, the Architect shall either (a) indicate in writing all necessary corrective measures, or (b) return such submittal to the Contractor with a directive that such submittal be redone and resubmitted to the Architect for review. The Architect's review of the Contractor's submittals shall be taken with reasonable promptness in order to cause no delay. "Reasonable promptness" shall mean that, within two weeks following receipt of each submittal, the Architect will, with respect to each such submittal, (1) perform the review specified above, (2) make the determinations specified above and (3) take the actions specified above with respect to any deficient submittal. Since some drawings are more critical to the timely performance of the Work than others, the Owner and the Contractor agree that if Architect fails, with respect to any such "critical path" submittals (as identified by the Contractor, subject to the Owner's reasonable approval), to take any such action within the two-week period provided for in the preceding sentence, the respective Contract Time for the Segment of the Work in question shall be extended, on a day-for-day basis, for each day of any such delay by Architect. The Architect, the Owner and the Contractor may agree, prior to the Architect's receipt of a particular submittal, that such two-week period may be extended with respect to such submittal. Owner and Contractor agree that they shall be reasonable in agreeing to any such extension of the two-week period provided for in this Subparagraph 4.2.7. If such an extension is agreed upon, the Construction Schedule (and, if necessary, the projected date of Substantial Completion of the Work, or the affected Segment of the Work) shall be revised to appropriately reflect any such extension. In order to expedite the Architect's review, the Contractor shall review shop drawings prior to submittal to the Architect. The Architect's review of the Contractor's submittals shall not relieve the Contractor of its responsibilities under the Contract Documents, including, without limitation, those imposed by Article 3 of these General Conditions.

4.2.8 The Architect will prepare Drawings and Specifications for Change Orders prepared by the Contractor pursuant to the Agreement. The Architect may authorize minor changes in the Work. Minor changes are defined as changes which have no schedule or cost implications.

4.2.9 The Architect will conduct inspections to determine the date or dates of Substantial Completion and the date of Final Completion, will receive and forward to the Owner for the Owner's review and records written warranties and related documents required by the Contract Documents and assembled by the Contractor, and will review and approve the Final Application for Payment




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upon compliance with the requirements of the Contract Documents.

4.2.10 If the Owner and the Architect agree, the Architect will provide one or more Project representatives to assist in carrying out the Architect's responsibilities at the Property. The duties, responsibilities and limitations of authority of such Project representatives shall be as set forth in an exhibit to be incorporated in the Contract Documents.

4.2.11 The Architect will interpret, and advise the Owner on matters concerning performance under, the requirements of the Contract Documents, on written request of the Owner or the Contractor. The Architect's response to any requests for its advice shall be made within five (5) working days following request therefor and will be delivered simultaneously to the Owner and the Contractor. If the Contractor has been notified in writing by the Architect that such interpretations are to be issued, any Work done before receipt of such interpretations, if not in accord with the same, shall be removed and replaced or adjusted as directed by the Architect, without additional expense to the Owner.

4.2.12 Interpretations and decisions of the Architect will be consistent with the intent of and reasonably inferable from the Contract Documents, and will be in writing or in the form of drawings.

4.2.13   [Intentionally omitted]

4.3      CLAIMS AND DISPUTES

4.3.1 A Claim (as defined in Subparagraph 1.1.1) must be made by written notice. The responsibility to substantiate Claims shall rest with the party making the Claim.

4.3.2 Claims, including those alleging an error or omission by the Architect, may, upon request of both the Contractor and the Owner, be referred initially to the Architect for action as provided in Paragraph 4.4. The decision by the Architect in response to a Claim shall not be a condition precedent to arbitration or litigation.

4.3.3 Except as provided in Subparagraphs 4.3.5 and 4.3.6 below, Claims by any party must be made within twenty-one (21) days after occurrence of the event giving rise to such Claim, or within twenty-one (21) days after the claimant first recognizes the condition giving rise to the Claim, whichever is later. Claims must be made by written notice to the other party containing a description thereof. An additional Claim made after the initial Claim has been implemented by Change Order will not be considered unless submitted in a timely manner.

4.3.4 Pending final resolution of a Claim (whether by mediation, arbitration, or litigation), unless otherwise agreed in writing, the Contractor shall proceed diligently with performance of the Agreement and the Owner shall continue to make payments in accordance with the Contract Documents.

4.3.5 The making of Final Payment shall constitute a waiver of Claims by the Owner except those arising from:








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         .1       Mechanics' Liens, Claims, security interests or encumbrances arising out of the Agreement and unsettled;

         .2 Failure of the Work to comply with the requirements of the Contract Documents;

         .3 Terms of special warranties required by the Contract Document and warranties and indemnifications granted through the Contract Documents; or

         .4       Defects (both latent and patent) in the Work.

4.3.6 If conditions are encountered at the Property which are (i) subsurface or otherwise concealed physical conditions which differ materially from those indicated in the Contract Documents or (ii) unknown physical conditions of an unusual nature, which differ materially from those ordinarily found to exist and generally recognized as inherent in construction activities of the character provided for in the Contract Documents, then notice by the observing party shall be given to the other party promptly, before such conditions are disturbed, and in no event later than twenty-one (21) days after first observance of the conditions. The Architect will promptly investigate such conditions and, if they differ materially and cause an increase or decrease in the Contractor's cost of, or time required for, performance of any part of the Work, will recommend to Owner an equitable adjustment in the Guaranteed Maximum Price or Contract Time, or both. If the Architect determines that the conditions at the Property are not materially different from those indicated in the Contract Documents and that no change in the terms of the Agreement is justified, the Architect shall so notify the Owner in writing, stating the reasons. Based on the Architect's recommendation, Owner will make its determination. If Contractor is opposed to such determination, Contractor must make a Claim within twenty-one (21) days after notice of Owner's decision.

4.3.7 If the Contractor wishes to make a Claim for an increase in the Guaranteed Maximum Price, the Contractor shall give written notice to the Owner and the Architect, and the Architect shall be given reasonable time to evaluate the condition giving rise to such Claim prior to the time the Contractor proceeds to execute the Work. Prior notice is not required for Claims relating to an emergency endangering life or property arising under Paragraph 10.3. If the Contractor believes additional cost is involved for reasons including but not limited to (i) a written interpretation from the Architect, (ii) an order by the Owner to stop the Work where the Contractor was not at fault, (iii) a written order for a minor change in the Work issued by the Architect, (iv) failure of payment by the Owner, (v) termination of the Agreement by the Owner, (vi) the Owner's suspension of the Work, or (vii) other reasonable grounds, such Claim shall be filed in accordance with the procedure established herein.

4.3.8 If the Contractor wishes to make a Claim for an increase in the Contract Time, written notice as provided herein shall be given. The Contractor's Claim shall include an estimate of cost and of probable effect of delay on progress of the Work. In the case of a continuing delay only one Claim is necessary.

4.3.9 If either party to the Agreement suffers injury or damage to persons or property because of





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an act or omission of the other party, of any of the other party's employees or agents, or of others for whose acts such party is legally liable, written notice of such injury or damage, whether or not insured, shall be given to the other party within a reasonable time not exceeding twenty-one (21) days after first observance or occurrence of such injury or damage. Written notice of delay due to inclement weather shall be given within twenty-four (24) hours. The notice shall provide sufficient detail to enable the other party to investigate the matter. If a Claim for additional cost or time related to this Claim is to be asserted, it shall be filed as provided in Subparagraphs
4.3.7 or 4.3.8, above.

4.4      RESOLUTION OF CLAIMS AND DISPUTES

4.4.1 The Architect will review Claims and take one or both of the following preliminary actions within ten days of receipt of a Claim: (i) request additional supporting data from the claimant, or (ii) submit a schedule to the parties indicating when the Architect expects to make a recommendation to Owner.

4.4.2 If a Claim has been resolved, the Architect will prepare or obtain appropriate documentation.

4.4.3 If a Claim has not been resolved, the party making the Claim shall, within ten (10) days after the Owner's preliminary response, take one or more of the following actions: (i) submit additional supporting data, (ii) modify the initial Claim or (iii) notify the Owner that the initial Claim stands.

4.4.4 When requested by Owner, Architect (i) shall interpret the requirements of the Contract Documents and (ii) shall render written opinions within a reasonable time on all Claims, disputes, Contractor requests for Change Orders, matters relating to the sufficiency of the execution and progress of the Work, and other matters in question between Owner and Contractor relating to the execution or progress of the Work or interpretation of the Contract Documents. Architect shall consult with its subconsultants or others as appropriate prior to rendering any such decisions and/or interpretations unless instructed otherwise by Owner. Architect's decisions on any Claim, disputes, or other matters, including those in question between Owner and Contractor, shall be advisory only.

4.4.5 Notwithstanding any provisions to the contrary in Paragraph 4.3 and Paragraph 4.5 of these General Conditions, if any dispute arises between the Owner and the Contractor which relates to the Contract Documents or the Work, the Contractor shall not interrupt the progress of the Work during the pendency of any such dispute, unless ordered to do so by the Owner in writing and Owner shall make all progress payments for the Cost of the Work incurred by the Contractor other than disputed amounts. The Contractor must submit Claims on or before the earlier of (i) the twenty-first (21st) day after the first occurrence of the event giving rise to such Claim, or (ii) the delivery to the Owner of the Contractor's Final Application for Payment; and no additional Claim made by the Contractor after an initial Claim on the same matter has been implemented by a Change Order will be considered. If either party becomes involved in litigation or arbitration in connection with the Contract Documents or the Work, the court or tribunal in such arbitration or litigation, or in a separate suit, may award reasonable costs and expenses of litigation, including court costs, experts' fees and attorneys' fees, to be paid by the losing party to the prevailing party. If either party becomes the subject of any bankruptcy or insolvency proceeding, the other party shall be entitled to reimbursement








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of all costs and expenses, including attorneys' fees and court costs, incurred by such other party to obtain adequate protection of its rights under the Contract Documents or to obtain other requested relief in such bankruptcy or insolvency proceeding.

4.5      ARBITRATION OF DISPUTES

4.5.1 All Claims (as defined in Subparagraph 1.1.1 above) between the parties shall be handled as follows:

         .1 The parties shall endeavor, in good faith, to settle a Claim in an amicable fashion pursuant to Paragraph 4.4.

         .2 If the parties are unable to resolve a Claim pursuant to Paragraph 4.4 within a reasonable period (but in no event longer than forty-five (45) days) after the Claim is submitted to the Architect, or the Architect fails to act or continue to act for any reason, then either party shall submit the Claim to non-binding mediation under the Construction Industry Mediation Rules of the American Arbitration Association ("AAA"). Mediation shall be initiated by the written request of either party, and shall be commenced within five (5) days after delivery of such notice. The mediator shall be a neutral third party selected by the AAA. Upon request of the initiating party or the AAA, the other party shall promptly evidence its consent to the mediation if such consent is required to proceed.

         .3 If the parties are unable to resolve any Claim through mediation within thirty (30) days of delivery of the notice to mediate, then, except for Reserved Claims (as defined below), the Claim shall be decided by arbitration as provided in Subparagraph 4.5.2.

4.5.2 Demand for arbitration of any Claim may not be made until thirty (30) days after delivery of the notice to mediate. Any unresolved Claim other than a Reserved Claim (as defined below) shall be decided by arbitration in accordance with the Construction Industry Arbitration Rules of the AAA in effect as of the date of the Agreement, as amended by the following:

         .1 Written notice of demand for arbitration shall be given to the other party to the Agreement, the AAA, and the Architect. The demand shall specifically describe the Claim, including the amounts in controversy and/or other relief sought.

         .2 Any Claim (including counterclaims but excluding relief other than monetary damages) valued at up to [$250,000] shall be heard and decided by a single arbitrator and any Claim valued in excess of [$250,000] shall be heard and decided by a panel of three arbitrators; provided, however, that each party reserves the right to proceed with legal action and not to arbitrate (i) any Claim valued in excess of [$1,000,000]; or
                  (ii) any Claim that seeks damages or other relief for latent construction defects (collectively, "Reserved Claims"). Reserved Claims shall not be arbitrated unless the parties agree to do so in a separate signed writing. Legal fees and costs shall not be




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                  included in determining the valuation thresholds set forth herein and any dispute over the valuation of a Claim or the jurisdiction of the arbitrator(s) as provided herein shall be conclusively determined by the AAA on application of either party.

         .3 Each arbitrator shall be a neutral third party, shall have at least ten (10) years experience in construction matters, shall reside in the San Francisco Bay Area, and shall otherwise meet the AAA qualification requirements. For Claims decided by a single arbitrator, the arbitrator also shall be a licensed practicing attorney or retired judge. For Claims decided by a panel of three arbitrators, the additional requirements shall apply: one arbitrator shall be a licensed practicing attorney or retired judge; one arbitrator shall have been in the business of, or shall have been employed by a company in the business of, performing general construction contracts with a volume of at least $50 Million per year; and one arbitrator shall have been in the business of, or shall have been employed by a company in the business of, representing owner's interests in construction projects or managing such projects on behalf of the owner. In the event the parties cannot agree on the selection of an arbitrator or arbitrators within ten
                  (10) days after the arbitration demand, any unfilled appointments shall be selected by the AAA from a list of arbitrators approved by the parties in accordance with this Subparagraph 4.5.2.3.

                  Upon filing of the demand to arbitrate, each party shall receive an identical list of names of potential arbitrators from the AAA. Each party may disapprove an entire list without cause on one occasion by notifying the AAA and the other party. Each party shall have ten (10) days from transmittal of a list to notify the AAA and the other party of its disapproval thereof (as permitted herein) or to strike names objected to, number the remaining names in order of preference, and return the list to the AAA. Each party may strike up to five (5) names from a list on a preemptory basis. Failure of a party to return a list within the specified time shall constitute acceptance of all persons listed thereon. From among the persons approved on both lists, and in accordance with the designated orders of mutual preference, the AAA shall invite the acceptance of the selected arbitrator(s) to serve. If for any reason the appointment of a sufficient number of arbitrators cannot be made from the submitted lists, the process shall be continued until the additional required arbitrators are appointed.

         .4 Prior to the initial arbitration hearing, all appointees shall be required to disclose to the AAA in writing any facts or circumstances within his or her knowledge or belief that are likely to affect impartiality in arbitrating the Claim, including any bias, any financial or personal interest in the result of the arbitration, or any past or present financial or other relationship with the parties or their representatives. Upon receipt of such information from the arbitrator or another source, the AAA shall communicate the information to the parties. Each party shall have the right to disqualify an arbitrator for cause by submitting a written request to the AAA setting forth the basis for disqualification. In evaluating evidence of cause, the AAA shall determine whether there is reasonable evidence of any facts or circumstances that are likely to materially affect the impartiality of the challenged appointee. Absent fraud,







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                  collusion or willful misconduct by the arbitrator(s), the
                  determination of the AAA as to whether there is sufficient cause for disqualification shall be conclusive. In the event an appointee is disqualified, the vacancy shall be filled by an alternate appointee selected by the procedure set forth in Subparagraph 4.5.2.3 above.

         .5 There shall be no absolute right of discovery or dispositive motion practice except that the arbitrators may authorize such discovery as is deemed to be reasonably necessary or appropriate to ensure a fair hearing, and no such discovery shall extend the time limits contained herein. The arbitrators shall not be bound by the rules of evidence or of civil procedure, but rather may consider such writings and oral presentations as reasonable business people would use in the conduct of their daily business affairs, and may require the parties to submit some or all of their case by written declaration or such other manner of presentation as the arbitrator may determine to be appropriate. The arbitrators shall also have the right to limit live testimony and cross-examination, provided that such limitation does not prevent a party from obtaining a fair hearing on material issues. The arbitrators shall have the right to use experts to render opinions as to matters requiring expert opinion. Unless otherwise provided in the award, the cost of such experts shall be shared equally by the parties.

         .6 The arbitrators shall take such reasonable steps as may be necessary to hold a private hearing within sixty (60) days after the initial demand for arbitration and to conclude the hearing within two (2) days. All arbitration hearings shall be held in Santa Clara County at a place selected by the arbitrators. Unless otherwise provided in the award, the cost of the hearing site, if any, shall be shared equally by the parties. The parties irrevocably submit to the venue of Santa Clara County with respect to Claims that are subject to arbitration pursuant to the Agreement.

                  The arbitrators' preliminary written decision shall be made not later than fifteen (15) calendar days after the hearing, and their final award shall be made not later than thirty (30) calendar days after the hearing, as described in Subparagraph
                  4.5.2.10. The parties have included these time limits in order to expedite the proceeding, but they are not jurisdictional, and the arbitrators may for good cause afford or permit reasonable extensions or delays, which shall not affect the validity of the award.

         .7 Unless otherwise agreed by the parties in writing, all hearings shall be transcribed by a stenographer, with the cost shared equally by the parties. Each transcript shall be made available to the arbitrators and the parties for inspection and correction at a mutually convenient time and place selected by the arbitrators and shall be the official transcript of the proceeding.

         .8 The arbitrators may award only such relief or remedy as would be available pursuant to judicial proceedings in a court of competent jurisdiction, including, without limitation, injunctive and affirmative relief; provided, however, that the arbitrators





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                  may not award punitive damages. Reasonable attorneys' fees and costs shall be awarded to the prevailing party in the arbitration, as determined by the arbitrators, whether or not such fees and costs could be awarded under applicable California law.

         .9 The arbitrators' award shall be in a writing signed by all of the arbitrators, and the written decision shall contain a statement of all of the Claims determined and the award made on each Claim. The award rendered by the arbitrators shall set forth findings of fact and conclusions of law and the arbitrators shall endeavor to correctly apply the substantive law of the State of California and to base the award on substantial evidence.

        .10 Within fifteen (15) calendar days after the last day of the arbitration proceeding, the arbitrators shall deliver to the parties and their counsel a preliminary decision, including proposed written findings of fact and conclusions of law. Within five (5) calendar days following the delivery of such preliminary decision, the parties may deliver written comments to the arbitrators, a copy of which comments shall be sent to the other parties and their counsel. Within ten (10) calendar days after the five (5) day comment period, the arbitrators shall make a final award, including written findings of fact and conclusions of law.

4.5.3 Any decision of the arbitrators regarding an item outside of the scope of "Claims" as defined in Paragraph 4.3.1, shall be deemed to have been made in excess of the arbitrators' powers in violation of section 1286.2 of the California Code of Civil Procedure.

4.5.4 A demand for arbitration shall be made within a reasonable time after the right to demand arbitration of the Claim under this Agreement has arisen, and in no event shall it be made after the date when institution of legal or equitable proceedings based on such Claim would be barred by the applicable statute of limitations as determined pursuant to Paragraph 13.7 below.

4.5.5 A party who files a notice of demand for arbitration must assert in the demand all Claims then known to that party. When a party fails to include a Claim through oversight, inadvertence or excusable neglect, or when a Claim has matured or been acquired subsequently, the arbitrator(s) may permit the additional Claim to be included in the pending arbitration provided that the party against whom the additional Claim is asserted has been given reasonable advance notice of the additional Claim prior to the arbitration hearing.

4.5.6 In the event of any inconsistency or discrepancy between the matters set forth in this Paragraph 4.5 and the above-referenced Construction Industry Arbitration Rules, the provisions of this Paragraph 4.5 shall control.

4.5.7 Provided that the arbitration award sets forth findings of fact and conclusions of law, and absent fraud, collusion, or willful misconduct by the arbitrator(s), the award shall be final and binding on the parties, except as otherwise provided by California law, and judgment may be entered upon





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it in accordance with applicable law in any court having jurisdiction thereof. A
FAILURE BY THE ARBITRATORS TO MAKE FINDINGS OF FACT AND CONCLUSIONS OF LAW SHALL BE DEEMED TO RENDER THE AWARD NON-BINDING, AND SHALL BE GROUNDS FOR OVERTURNING THE AWARD. HOWEVER, ABSENT FRAUD, COLLUSION, WILLFUL MISCONDUCT OR OTHER GROUNDS FOR OVERTURNING AN AWARD UNDER CALIFORNIA LAW, AN AWARD THAT SETS FORTH FINDINGS OF FACT AND CONCLUSIONS OF LAW SHALL BE FINAL AND BINDING ON THE PARTIES AND SHALL NOT BE OVERTURNED ON THE BASIS THAT THE ARBITRATOR BASED THE AWARD ON, OR STATED, INCORRECT CONCLUSIONS OF LAW.

4.5.8 This agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law. Nothing herein shall restrict the right of either party to apply to a court of competent jurisdiction for interim relief or a provisional remedy pending the decision of the arbitrator.

4.5.9 BY INITIALLING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THIS "ARBITRATION OF DISPUTES" PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALLING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.







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         WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES
ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION TO NEUTRAL ARBITRATION.

         OWNER'S                                              CONTRACTOR'S
         INITIALS:                                            INITIALS:
                  -----                                                ------

                                    ARTICLE 5
                                 SUBCONTRACTORS

5.1      DEFINITIONS

5.1.1 A Subcontractor is as defined is Subparagraph 1.1.1 above. The term "Subcontractor" is referred to throughout the Contract Documents as if singular in number and means a Subcontractor or an authorized representative of the Subcontractor. The term "Subcontractor" does not include a separate contractor or subcontractors of a separate contractor.

5.1.2 A sub-subcontractor is included within the definition of "Subcontractor" for purposes of the Contract Documents.

5.2      AWARD OF SUBCONTRACTS FOR PORTIONS OF THE WORK

5.2.1    [Intentionally omitted]

5.2.2    [Intentionally omitted]

5.2.3    [Intentionally omitted]

5.2.4 The Contractor shall not change a Subcontractor, person or entity previously selected if the Owner or Architect makes reasonable objection to such change. The Owner may require the Contractor to change any Subcontractor or Sub-subcontractor previously approved and, if at such time the Contractor is not in default under the Agreement, the Guaranteed Maximum Price shall be increased or decreased by the difference in cost occasioned by such change.

5.3      SUBCONTRACTUAL RELATIONS

5.3.1 By appropriate agreement, written where legally required for validity, the Contractor shall require each Subcontractor, to the extent of the Work to be performed by the Subcontractor, to be bound to the Contractor by the terms of the Contract Documents, and to assume toward the Contractor all the obligations and responsibilities which the Contractor, by the Contract Documents, assumes toward the Owner and the Architect. Each Subcontract shall preserve and protect the rights of the Owner and the Architect under the Contract Documents with respect to the Work to be





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performed by the Subcontractor so that subcontracting thereof will not prejudice such rights, and shall allow to the Subcontractor, unless specifically provided otherwise in the Subcontract, the benefit of all rights, remedies and redress against the Contractor that the Contractor, by the Contract Documents, has against the Owner. Where appropriate, the Contractor shall require each Subcontractor to enter into similar agreements with its respective sub-subcontractors. The Contractor shall make available to each proposed Subcontractor, prior to the execution of the Subcontract, copies of the Contract Documents to which the Subcontractor will be bound.

5.3.2 Notwithstanding any provision of Subparagraph 5.3.1, any part of the Work performed for the Contractor by a Subcontractor shall be pursuant to a written Subcontract between the Contractor and such Subcontractor (or the Subcontractor and its sub-subcontractor at any tier), which shall be prepared on a form of Subcontract satisfactory to the Owner in all respects. Each such Subcontract shall, where the context so requires, contain provisions that:

         .1 Include a fixed amount for the Subcontractor's overhead and profit in connection with changes in the Work (i.e., (i) for each Subcontractor, for any Work performed by that contractor's own forces, not to exceed fifteen percent (15%) of the cost for amounts up to $10,000 and not to exceed seven and a half percent (7-1/2%) for amounts in excess of $10,000, and (ii) for each Subcontractor, for any Work performed by its sub-subcontractors, not to exceed ten percent (10%) of the amount due to the sub-subcontractor for costs for amounts up to $5,000 and not to exceed five percent (5%) of the amount due for costs for amounts in excess of $5,000);

         .2 Require that such Work be performed in strict accordance with the requirements of the Contract Documents, including, without limitation, the labor and employment provisions thereof;

         .3 Waive all rights the contracting parties may have against one another or that the Subcontractor may have against the Owner for damages caused by fire or other perils covered by the insurance described in the Contract Documents or which is otherwise covered by insurance;

         .4 Require the Subcontractor to carry and maintain insurance coverage in accordance with the Contract Documents, and to file certificates of such coverage with the Contractor;

         .5 Require the Subcontractor to submit certificates and unconditional waivers of Mechanics' Liens for Work completed by it and by its sub-subcontractors to the extent included in the current and in any previous progress payments as a condition to the disbursement of the progress payment next due and owing;

         .6 Require submission to the Contractor or Subcontractor, as the case may be, of Applications for Payment in a form approved by the Owner, together with clearly defined invoices and billings supporting all such applications under each Subcontract








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                 to which the Contractor is a party;

         .7 Report, so far as practicable, unit prices and any other feasible formula for use in the determination of costs of changes in the Work;

         .8 Require each Subcontractor to furnish to the Contractor in a timely fashion all information necessary for the preparation and submission of the reports required herein;

         .9 Require that each Subcontractor continue to perform under its Subcontract if the Agreement is terminated, and permit the Owner to take an assignment of such Subcontract and request such Subcontractor to continue such performance;

         .10 Require each Subcontractor to remove all debris created by its activities;

         .11 Require that each Subcontractor warrant the Work and materials supplied and/or installed by them in the same manner and for the same period as is required of Contractor under the Agreement and other Contract Documents or in such broader manner and for such longer period as may be required by the Drawings and Specifications; and

         .12 Require Contractor and each Subcontractor to coordinate its respective Work with all adjacent work and all other trades so as to facilitate the general progress of all Work, and require each Subcontractor to afford all other contractors every reasonable opportunity to install other work and materials.

                                    ARTICLE 6

                           CONSTRUCTION BY OWNER OR BY
                              SEPARATE CONTRACTORS

6.1      OWNER'S RIGHT TO PERFORM CONSTRUCTION AND TO AWARD
SEPARATE CONTRACTS

6.1.1 The Owner reserves the right to perform construction or operations related to the Project with the Owner's own forces, and to award separate contracts in connection with other portions of the Project or other construction or operations on the Property under Conditions of the Contract identical or substantially similar to these General Conditions, including those portions related to insurance and waiver of subrogation. If the Contractor claims that delay or additional costs are involved because of such action by the Owner, the Contractor shall make such claims as provided elsewhere in the Contract Documents.

6.1.2 When separate contracts are awarded for different portions of the Project or other construction or operations on the Property, the term "the Contractor" in the Contract Documents in




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each case shall mean the contractor who executeseach separate agreement between the Owner and such contractor.

6.1.3 The Owner, at its option, either (i) shall provide for coordination of the activities of the Owner's own forces and of each separate contractor with the Work of the Contractor, who shall cooperate with them, or (ii) shall require that the Contractor provide for such coordination, which the Contractor shall perform when directed by the Owner to do so. The Contractor shall participate with other separate contractors and the Owner in reviewing their respective Construction Schedules when directed by the Owner to do so. The Contractor shall make any revisions to the Construction Schedule and Guaranteed Maximum Price deemed necessary after a joint review and mutual agreement. The Construction Schedules shall then constitute the schedules to be used by the Contractor, separate contractors and the Owner until subsequently revised.

6.1.4 Unless otherwise provided in the Contract Documents, when the Owner performs construction or operations related to the Project with the Owner's own forces, then the Owner shall be deemed to be subject to the same obligations and to have the same rights which apply to the Contractor under these General Conditions, including, without limitation, those stated in Article 3, this
Article 6, and Articles 10, 11 and 12.

6.2      MUTUAL RESPONSIBILITY

6.2.1 The Contractor shall afford the Owner and separate contractors reasonable opportunity for introduction and storage of their materials and equipment and performance of their activities, and shall connect and coordinate the Contractor's construction and operations with theirs as required by the Contract Documents.

6.2.2 If part of the Contractor's Work depends for proper execution or results upon construction or operation by the Owner or a separate contractor, the Contractor shall, prior to proceeding with that portion of the Work, promptly report to the Architect and the Owner apparent discrepancies or defects in such other construction that would render it unsuitable for such proper execution and results. Failure of the Contractor to so report shall constitute an acknowledgment that the Owner's or separate contractors' completed or partially completed construction is fit and proper to receive the Contractor's Work, except as to defects not then reasonably discoverable.

6.2.3 Costs caused by delays or by improperly timed activities or defective construction shall be borne by the party responsible therefor.

6.2.4 The Contractor shall promptly remedy damage caused by the Contractor to completed or partially completed construction or to property of the Owner or separate contractors as provided in Subparagraph 10.2.5, below.


6.2.5 Claims and other disputes and matters in question between the Contractor and a separate contractor shall be subject to the provisions of Paragraph 4.3 above, provided the separate contractor has reciprocal obligations. If such separate contractor initiates legal or any other proceedings against




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the Owner on account of any damage alleged to have been caused by the
Contractor, the Owner shall notify the Contractor, who shall defend such proceedings at its own expense, and if any judgment or award against the Owner arises therefrom, the Contractor shall pay or satisfy it, and shall reimburse the Owner for all attorneys' fees and court or other costs which the Owner has incurred over and above those paid for directly by the Contractor.

6.2.6 The Owner and each separate contractor shall have the same responsibilities for cutting and patching as are described for the Contractor in Paragraph 3.14, above.

6.3      OWNER'S RIGHT TO CLEAN UP

6.3.1 If a dispute arises among the Contractor, separate contractors and the Owner as to the responsibility under their respective contracts for maintaining the Property and surrounding area free from waste materials and rubbish as described in Paragraph 3.15, the Owner may clean up and allocate the cost among those responsible in the Owner's reasonable discretion.

                                    ARTICLE 7
                               CHANGES IN THE WORK

7.1      CHANGES

7.1.1 Changes in the Work may be accomplished after execution of the Agreement, and without invalidating the Agreement, by Change Order as specified in Article 8 of the Agreement, or order for a minor change in the Work, subject to the limitations stated in this Article 7 and elsewhere in the Contract Documents. The Architect shall notify the Owner in writing of each such minor change.

7.2      CHANGE ORDERS

7.2.1    [Intentionally omitted]

7.2.2    [Intentionally omitted]

7.2.3 The Guaranteed Maximum Price may be adjusted and the Contract Time may be extended or shortened only upon written approval of a Change Order by the Owner and the Contractor. The Architect shall execute all Change Orders, but a Change Order executed by the Architect shall be ineffective unless executed by the Owner. If the parties cannot agree with respect to any Change Order, then the dispute shall be resolved pursuant to the dispute resolution provisions of
Article 4 of these General Conditions.


7.4      MINOR CHANGES IN THE WORK

7.4.1 The Architect will have authority to order minor changes in the Work not involving adjustment in the Guaranteed Maximum Price or extension of the Contract Time and not inconsistent with the intent of the Contract Documents. Such changes shall be effected by written order and shall




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be binding on the Owner and the Contractor. The Architect shall deliver a copy of each order for each such minor change to the Owner immediately after preparation thereof. The Contractor shall carry out such written orders promptly.

                                    ARTICLE 8
                                      TIME

8.1      DEFINITIONS

8.1.1 Unless otherwise provided, Contract Time (as defined in Subparagraph 1.1.1) is the period of time, including authorized adjustments, allotted in the Contract Documents for Substantial Completion of the Work.

8.1.2 The date of commencement of the Work is the date established in the Agreement. The date shall not be postponed by any failure to act by the Contractor or by persons or entities for whom the Contractor is responsible.

8.2      PROGRESS AND COMPLETION

8.2.1    [Intentionally omitted]

8.2.2 The Contractor shall not knowingly, except by agreement or instruction of the Owner in writing, prematurely commence operations on the Property or elsewhere prior to the effective date of insurance required by Article 11 to be furnished by the Contractor. The date of commencement of the Work shall not be changed by the effective date of such insurance.

8.3      DELAYS AND EXTENSIONS OF TIME

8.3.1 If the Contractor is delayed at any time in the progress of the Work by any act or omission of the Owner or the Architect, or by any employee of either the Owner or the Architect, or by any separate contractor employed by the Owner, or by changes ordered in the Work, or (subject to the provisions of Subparagraph
3.20.1 of these General Conditions) by labor disputes, or by fire, unusual delay in transportation, adverse weather conditions not reasonably anticipatable (as more particularly set forth in Subsection 4.3.8.2, above), unavoidable casualties, or any similar causes reasonably beyond the Contractor's control and which could not have been reasonably foreseen by the Contractor, then the Contract Time shall be extended by Change Order for a reasonable period of time which is appropriate under the circumstances and is approved by the Owner and the Contractor, which approvals shall not be unreasonably withheld. No justifiable delay shall be deemed to have occurred unless the Contractor delivers a written claim of justifiable delay to the Owner within twenty-one
(21) days following the commencement of the delay or the date the Contractor delivers to the Owner its final Application For Payment, whichever date is earlier. In the case of delays due to inclement weather, written notice shall be given within twenty-four (24) hours. A delay for which a written claim of justifiable delay is made pursuant to this provision is referred to in the Contract Documents as a "Force Majeure Delay." Immediately upon the Contractor's becoming aware of an









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event causing a Force Majeure Delay, the Contractor shall take all steps reasonably available to lessen the adverse impact of such delay upon the Owner. No increase in the Contract Time shall be granted for periods of delay for which the Contractor would otherwise be entitled to an increase in Contract Time, if such periods of delay are concurrent with delays for which the Contractor is not entitled to such increase under the Contract Documents.

8.3.2 Notwithstanding the provisions of Subparagraph 8.3.1, above, if either Owner or Contractor believes at any time that an event causing a Force Majeure Delay has occurred which event could reasonably lead to a delay in the Substantial Completion of any Segment of the Work, such party shall give the other party written notice of such alleged event not more than two (2) business days after the commencement of any such alleged Force Majeure Delay; provided, however, that (i) if the alleged Force Majeure Delay is a weather delay, the appropriate notice period for any such alleged delay shall be twenty-four (24) hours, as provided in Subparagraph 8.3.1, above, and (ii) if the notice is given more than two (2) business days after the commencement of any such alleged Force Majeure Delay (i.e., other than a weather delay), the claim will still be effective but the delay period will be deemed to have commenced two (2) business days before the notice is given.

         Any such notice shall contain a reasonably detailed description of the reason for the delay and the occurrence causing the delay, and a reasonably detailed explanation of how such delay will affect the Construction Schedule for that Segment of the Work affected by the delay, and the party's anticipated course of action to cause the Construction Schedule to be completed within any applicable Force Majeure Delay extension period. Any such notice shall specifically describe the number of days which the extension will cover. The other party shall have the right to contest the need for any such Force Majeure Delay extension, or the issue of whether the delay is a Force Majeure Delay as opposed to a delay for which the party is responsible. If the parties are unable to resolve this dispute between themselves, the matter shall be referred to arbitration as provided for in Section 4.5, above.

8.3.3 This Paragraph 8.3 does not preclude recovery of damages for delay by either party under other provisions of the Contract Documents.

                                    ARTICLE 9
                             PAYMENTS AND COMPLETION

9.1      [Intentionally omitted]

9.2      [Intentionally omitted]

9.3      [Intentionally omitted]

9.4      [Intentionally omitted]

9.5      [Intentionally omitted]

9.6      [Intentionally omitted]



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9.7      [Intentionally omitted]

9.8      SUBSTANTIAL COMPLETION

9.8.1 Upon Substantial Completion the Contractor shall secure and deliver to the Owner written warranties and guarantees from its Subcontractors bearing the date of Substantial Completion (or other date agreed to by the Owner) and stating the period of warranty as required by the Contract Documents. The Contractor is responsible for the warranty of all Work and materials, whether performed by it or provided by its Subcontractors at any tier.

9.8.2 When the Contractor considers that the Work, or any portion thereof which the Owner agrees to accept separately, is Substantially Complete, the Contractor shall prepare and submit to the Architect a comprehensive Punch List of items to be completed or corrected. The Contractor shall proceed promptly to complete and correct all items on the Punch List. Failure to include an item on such Punch List does not alter the responsibility of the Contractor to complete all Work in accordance with the Contract Documents. Upon receipt of the Contractor's Punch List, the Architect will make an inspection to determine whether the Work or designated portion thereof is Substantially Complete. If the Architect's inspection discloses any item, whether or not included on the Contractor's Punch List, which is not in accordance with the requirements of the Contract Documents, the Contractor shall, before issuance of the Certificate of Substantial Completion, complete or correct such item upon notification by the Architect.

         The Contractor shall then submit a request for another inspection by the Architect to determine Substantial Completion. When the Work or designated portion thereof is Substantially Complete, the Architect will prepare a Certificate of Substantial Completion which shall (i) establish the date of Substantial Completion, (ii) establish responsibilities of the Owner and the Contractor for security, maintenance, heat, utilities, damage to the Work and insurance, and (iii) fix the time within which the Contractor shall finish all items on the Punch List accompanying the Certificate of Substantial Completion. Warranties required by the Contract Documents shall commence on the date of Substantial Completion of the Work or designated portion thereof unless otherwise provided in the Certificate of Substantial Completion. The Certificate of Substantial Completion shall be submitted to the Owner and the Contractor for their written acceptance of the responsibilities assigned to them in such certificate.





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9.9      PARTIAL OCCUPANCY OR USE

9.9.1    [Intentionally omitted]

9.9.2 Immediately prior to partial occupancy or use, the Owner, the Contractor and the Architect shall jointly inspect the area to be occupied or Segment of the Work to be used in order to determine and record the condition of the Work. The Owner may withhold a reasonable sum from payments otherwise payable to the Contractor until the Contractor delivers to the Owner record Drawings and Specifications, addenda, Change Orders and other modifications maintained at the Property pursuant to Subparagraph 3.11.1, and the warranties, instructions and maintenance manuals required to be furnished pursuant to Subparagraph 3.12.14, and a final statement of the Cost of the Work allocated in accordance with the official construction budget and in a form approved by the Owner's lender, if any.

9.10     FINAL COMPLETION AND FINAL PAYMENT

9.10.1 Upon receipt of written notice that the Work (or applicable Segment of the Work) is ready for final inspection and acceptance, and upon receipt of a Final Application for Payment, the Architect and Owner will promptly make such inspection. When the Architect finds the Work acceptable under the Contract Documents and the Contract fully performed, the Architect will notify the Owner in writing, stating that to the best of the Architect's knowledge, information and belief, and on the basis of the Architect's observations and inspections, the Work has been fully and finally completed in accordance with the terms and conditions of the Contract Documents and that the Final Payment to the Contractor is due and payable.

9.10.2   [Intentionally omitted]

9.10.3 If, after Substantial Completion of the Work, Final Completion thereof is materially delayed through no fault of the Contractor or by issuance of Change Orders affecting Final Completion, and the Architect so confirms, the Owner shall, upon application by the Contractor and certification by the Architect, and without terminating the Agreement, make payment of the balance due for that Segment of the Work fully completed and accepted. If the remaining balance for Work not fully completed or corrected is less than the retention stipulated in the Contract Documents, and if bonds have been furnished, the written consent of surety to payment of the balance due for that Segment of the Work fully completed and accepted shall be submitted by the Contractor to the Architect prior to certification of such payment. Such payment shall be made under terms and conditions governing Final Payment, except that it shall not constitute a waiver of Claims. The making of Final Payment shall constitute a waiver of Claims by the Owner only as provided in Subparagraph 4.3.5, above.

9.10.4 Acceptance of Final Payment by the Contractor or a Subcontractor shall constitute a waiver of Claims by that payee except those previously made in writing and identified bythat payee as unsettled at the time of Final Application for Payment. Such waivers shall be in addition to the waiver described in Subparagraph 4.3.5, above.





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
                           ARTICLE 10
                   PROTECTION OF PERSONS AND PROPERTY

10.1     HAZARDOUS MATERIALS

10.1.1 If there is any conflict between the provisions of this Paragraph 10.1 and the provisions of Subparagraph 17.15.1 of the Agreement, then the provisions of the Agreement shall control.

10.1.2 If the Contractor encounters on the Property material reasonably believed to be hazardous material not placed at the Property by the Contractor or by any Subcontractor or by any person under the control of either of them, which has not been rendered harmless, the Contractor shall immediately stop Work in the area affected and report the condition to the Owner and the Architect in writing. The Work in the affected area shall not thereafter be resumed except by written agreement of the Owner and the Contractor if in fact the material is hazardous material not placed at the Property by the Contractor or any Subcontractor or any person under the control of either of them, and has not been rendered harmless. The Work in the affected area shall be resumed in the absence of hazardous material not placed at the Property by the Contractor or any Subcontractor or any person under the control of either of them, or when it has been rendered harmless, by written agreement of the Owner and the Contractor, or in accordance with final determination by the Architect on which arbitration has not been demanded, or by arbitration under Article 4.

10.1.3 The Contractor shall not be required pursuant to Article 7 to perform, without consent, any Work relating to hazardous material not placed at the Property by the Contractor or any Subcontractor or any person under the control of either of them.

10.1.4 Neither the Contractor nor any Subcontractor shall cause or permit any hazardous material to be brought upon the Property or used in the Work without the prior written consent of the Owner. The Contractor and each Subcontractor shall comply with all Laws regarding the use, storage, transportation, exposure of employees to, and disposal of, hazardous materials brought onto the Property by them or any of them.

If the foregoing obligations are breached, or if the presence of a hazardous material brought on the Property by the Contractor or its Subcontractors results in contamination of the Property, or if contamination of the Property by hazardous materials for which the Contractor is legally liable to the Owner for damage resulting therefrom otherwise occurs, then the Contractor shall indemnify, defend, protect and hold the Owner harmless from any and all Claims which arise as a result of the breach of such obligation or such contamination. This indemnification of the Owner by the Contractor includes, without limitation, costs incurred by Owner in connection with any investigation of the Property, or any clean-up, remedial, removal, or restoration work required by any federal, state or local governmental agency, because of hazardous materials present in the soil or ground water on or under the Property. If the Owner fails to disclose the presence of hazardous materials on the Property to the Contractor, then the Owner shall indemnify and hold the Contractor harmless from all Claims caused by the Owner's concealment of the presence of such hazardous materials, except to the extent that such Claim is covered by insurance or other sources of reimbursement to the Contractor, and





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except to the extent that the Claim results as a consequence of the negligence or willful misconduct of the Contractor or any Subcontractor.

10.1.5 As used in this Paragraph 10.1 and in the Agreement, the term "hazardous material" shall mean any hazardous or toxic substance or material or radioactive material which is or becomes regulated by any local, state or federal governmental authority.

10.1.6 To the fullest extent permitted by law, the Owner shall indemnify and hold the Contractor, its consultants, agents and employees, harmless from and against claims, damages, losses and expenses, including but not limited to reasonable attorneys' fees and costs, arising out of or resulting from the performance of the Work in any affected area, if in fact the hazardous material affecting the area is asbestos, PCB's or any other hazardous substances not brought onto or permitted on the Property by Contractor, its consultants, agents and employees, and has not been rendered harmless, provided that such claim, damage, loss or expense is attributable to bodily injury, sickness, disease or death, or to injury to or destruction of tangible property (other than the Work itself), including loss of use resulting therefrom, but only to the extent caused in whole or in part by negligent acts or omissions of the Owner, its consultants, agents and employees, regardless of whether or not such claim, damage, loss or expense is caused in part by any party indemnified pursuant to this Subparagraph 10.1.6. The obligation of Owner pursuant to this Subparagraph
10.1.6 shall not be construed to negate, abridge or reduce other rights or obligations of indemnity which would otherwise exist as to a party or person described in this Subparagraph 10.1.6.

10.2     SAFETY OF PERSONS AND PROPERTY

10.2.1 The Contractor shall be responsible for initiating, maintaining and supervising all safety precautions and programs in connection with the performance of the Agreement. The Contractor shall take reasonable precautions for safety of, and shall provide reasonable protection to prevent damage, injury or loss to:

         .1 Employees on the Work and other persons who may be affected thereby;

         .2 The Work and materials and equipment to be incorporated therein or used in connection therewith, whether in storage on or off the Property, under care, custody or control of the Contractor or the Subcontractors; and

         .3 Other property at the site or adjacent thereto, such as trees, shrubs, lawns, walks, pavements, roadways, structures and utilities not designated for removal, relocation or replacement in the course of construction.

10.2.2 The Contractor shall give all notices required by and comply with, all applicable Laws bearing on safety of persons or property or their protection from damage, injury or loss.

10.2.3 The Contractor shall erect and maintain, as required by existing conditions and performance of the Agreement, reasonable safeguards for safety and protection of persons and property, including



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posting danger signs and other warnings against hazards, promulgating safety regulations and notifying owners and users of adjacent sites and utilities.

10.2.4 When use or storage of explosives or other hazardous materials or equipment or unusual methods are necessary for execution of the Work, the Contractor shall exercise utmost care and carry on such activities under supervision of properly qualified personnel.

10.2.5 The Contractor shall promptly remedy damage and loss (other than damage or loss insured under property insurance required by the Contract Documents) to property referred to in Subparagraphs 10.2.1.2 and 10.2.1.3 caused in whole or in part by the Contractor, a Subcontractor, or anyone directly or indirectly employed by any of them, or by anyone for whose acts they may be liable, and for which the Contractor is responsible under Subparagraphs 10.2.1.2 and 10.2.1.3, except damage or loss attributable to acts or omissions of the Owner or the Architect or anyone directly or indirectly employed by either of them, or by anyone for whose acts either of them may be liable, and not attributable to the fault or negligence of the Contractor. The foregoing obligations of the Contractor are in addition to the Contractor's obligations under Paragraph 3.18, above.

10.2.6 The Contractor shall designate a responsible member of the Contractor's organization at the Property whose duty shall be the prevention of accidents. This person shall be the Contractor's superintendent unless otherwise designated by the Contractor in writing to the Owner and the Architect.

10.2.7 The Contractor shall not load or permit any part of the construction or Property to be loaded so as to endanger its safety.

10.2.8 The Contractor assumes all risk of loss of, or damage to, its materials or equipment and the materials and equipment of its Subcontractors and employees due to theft or vandalism in excess of the proceeds of the Owner's builder's risk insurance policy. Until incorporated into the Work, all materials ordered by the Contractor or any of its Subcontractors which are delivered to the Property shall be the responsibility of the Contractor, who shall provide for the care, protection and security of such materials. The Contractor shall bear the risk of loss with respect to such materials until they are incorporated into the Work. Notwithstanding the foregoing, if the premium for any applicable insurance policy covering the Work is paid by Owner, then Owner shall bear the risk of loss, to the extent of such insurance coverage; provided, however, that if any loss or claim arises or occurs under any such policy, and such loss or claim is caused by, or arises out of or in connection with, or as a result of, any negligence or willful misconduct on the part of Contractor or any Subcontractor, then Contractor shall bear the risk of loss to such extent, and Owner shall be entitled to offset any and all amounts so paid by Owner against amounts otherwise payable to Contractor under the Agreement. Unless prohibited by the terms of any insurance policy or the rules and regulations of any insurer, Owner shall deliver to the Contractor, upon request by the Contractor, a true and correct copy of any policy of insurance referred to in this Subparagraph 10.2.8. The Contractor shall furnish any watchman's or other security services reasonably required to protect the Work.

10.2.9 The Contractor shall maintain Work, materials and equipment free from injury or damage


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
from rain, wind, storms, frost or heat. If adverse weather makes it impossible to continue operations safely in spite of weather precautions, the Contractor shall cease Work and notify the Owner and the Architect of such cessation. The Contractor shall not permit open fires on the Property.

10.2.10 The Contractor shall protect adjoining private or municipal property and shall provide barricades, temporary fences, and covered walkways required to protect the safety of passers-by, as required by prudent construction practices, Laws, or the Contract Documents.

10.2.11 In addition to its other obligations pursuant to this Article 10, the Contractor shall, at its sole cost and expense, promptly repair any damage or disturbance to walls, utilities, sidewalks, curbs and the property of third parties (including municipalities) resulting from the performance of the Work, whether such damage or disturbance is caused by it or by any of its Subcontractors at any tier. The Contractor shall maintain streets in good repair and traversable condition.

10.3     EMERGENCIES

10.3.1 In an emergency affecting safety of persons or property, the Contractor shall act, at the Contractor's discretion, to prevent threatened damage, injury or loss. Additional compensation or extension of time claimed by the Contractor on account of an emergency shall be determined as provided in Paragraph 4.3 and
Article 7.

                           ARTICLE 11
                      INSURANCE AND BONDS

11.1     CONTRACTOR'S LIABILITY INSURANCE

11.1.1 The Contractor shall purchase and maintain insurance which will protect the Contractor and the Owner from the types of claims set forth below which may arise out of or result from the Contractor's operations under the Agreement and for which the Contractor may be legally liable, whether such operations be by the Contractor or by a Subcontractor or by anyone directly or indirectly employed by any of them, or by anyone for whose acts any of them may be liable:

         .1 claims under workers' or workmen's compensation, disability benefit and other similar employee benefit acts which are applicable to the Work to be performed;

         .2 claims for damages because of bodily injury, occupational sickness or disease, or death, of the Contractor's employees;

         .3 claims for damages because of bodily injury, sickness or disease, or death of any person other than the Contractor's employees;

         .4 claims for damages insured by usual personal injury liability coverage which are sustained (i) by a person as a result of an offense directly or indirectly related to


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                                          January 10, 1996
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
               employment of such person by the Contractor, or (ii) by another person;

         .5 claims for damages, other than to the Work itself, because of injury to or destruction of tangible property, including loss of use resulting therefrom (whether resulting from operations of Contractor, any Subcontractor or anyone directly or indirectly employed by any of them);

         .6 claims for damages because of bodily injury, death of a person or property damage arising out of ownership, maintenance or use of a motor vehicle; and

         .7 claims involving contractual liability insurance applicable to the Contractor's obligations under Paragraph 3.18, above.

         All insurance coverage required to be obtained and maintained by the Contractor pursuant to the terms of the Contract Documents shall be primary in the event of any loss, with any insurance carried by the Owner to be excess capacity to Contractor's coverage. All insurance policies required of the Contractor by the Contract Documents and any modifications thereto shall be subject to the Owner's reasonable approval as to form, insurer, and adequacy of protection. The Contractor and each Subcontractor shall carry insurance with coverage and limits of liability as specified on Exhibit F to the Agreement, entitled "Minimum Insurance Requirements." All insurance required by this Paragraph 11.1.1 shall be purchased from and maintained with a company or companies lawfully authorized to do business in the State of California, and who are incorporated admitted insurance companies in such State.

11.1.2 All coverages, written on an occurrence basis, shall be maintained without interruption from date of commencement of the Work until date of Final Payment and termination of any coverage required to be maintained after Final Payment. Such coverages shall be maintained by insurance carriers acceptable to the Owner and the Owner's lender in all respects.

11.1.3 Certificates of insurance acceptable to the Owner shall be filed with the Owner prior to commencement of the Work. These certificates and the insurance policies required by this Paragraph 11.1 shall contain a provision that coverages afforded under the policies will not be canceled or allowed to expire until at least 30 days' prior written notice has been given to the Owner. If any of the foregoing insurance coverages are required to remain in force after Final Payment and are reasonably available, an additional certificate evidencing continuation of such coverage shall be submitted with the Final Application for Payment as required by the Agreement. Information concerning reduction of coverage shall be furnished by the Contractor with reasonable promptness in accordance with the Contractor's information and belief.

11.1.4 The Owner and the Contractor each acknowledge that Owner's insurance carrier may require that those provisions of the Contract Documents setting forth the respective insurance coverages required of Owner and Contractor, respectively, be varied. In such event, Contractor and each Subcontractor shall, upon the request of the Owner, obtain any other or additional insurance coverage so required, provided the Owner bears any additional costs occasioned thereby. All policies of



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
insurance (excepting only the worker's or workman's compensation insurance) shall name the Owner and, at the Owner's option, any other person(s) the Owner deems to have an insurable interest in the Owner's real property and/or the Work, as additional insured(s) under the policy. Upon request by the Owner, each Subcontractor shall furnish policies (or certificates thereof) to the Owner before commencement of the Work, evidencing all coverage required hereto. The Contractor and each Subcontractor shall promptly furnish to the Owner copies of all endorsements which are subsequently issued, which amend coverage of limits; but delivery of such endorsements will not release such parties from their obligation to obtain the insurance required by the Contract Documents. The requirements for the foregoing insurance shall not diminish or limit the Contractor's obligations to indemnify the Owner under the Contract Documents.

11.1.5 Notwithstanding any provision in any of the Contract Documents to the contrary, the Contractor shall obtain Products and Completed Operations Coverage required under the Agreement, which coverage shall be maintained in force until expiration of the applicable statute of limitations for claims related to latent defects in construction of improvements to real property.

11.1.6 If the Contractor fails to secure and maintain the required insurance, the Owner shall have the right (without the obligation to do so, however) to secure same in the name and for the account of the Contractor, in which event the Contractor shall pay the cost thereof and shall furnish upon demand all information that may be required in connection therewith.

11.2     [Intentionally omitted]

11.3     PROPERTY INSURANCE

11.3.1 Unless otherwise provided in any provision of the Contract Documents, the Owner shall purchase and maintain property insurance, in the amount of the initial Guaranteed Maximum Price as well as subsequent modifications thereto, for the entire Work at the Property on a replacement cost basis without voluntary deductibles. Such property insurance shall be maintained, unless otherwise provided in the Contract Documents or otherwise agreed in writing by all persons and entities who are beneficiaries of such insurance, until Final Payment has been made as provided in Paragraph 9.10 or until no person or entity other than the Owner has an insurable interest in the property required by this Paragraph 11.3 to be covered, whichever is earlier. This insurance shall include interests of the Owner, the Contractor, and Subcontractors in the Work, as well as the interests of any lender with respect to the Work or any applicable portion thereof. The deductible amount of the Owner's property insurance required by this Subparagraph 11.3.1 shall be the amount approved by the Owner. The Owner's insurance (i) shall be placed in the name of the Owner and, at the Owner's option, any other person(s) whom the Owner deems to have an insurable interest in the Owner's real property and/or the Work, or any part thereof, and
(ii) shall be payable as the respective interests of such named insureds may appear. Except as expressly provided herein, the policy will not insure any interest which the Contractor or Subcontractors may have in the Project. Such insurance shall not insure against loss, damage, or destruction of any materials, supplies, equipment or temporary structures or other property located in, on or about the Owner's Property, which are the property of the Contractor, or any Subcontractor, or any person directly or indirectly employed by or under


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
contract with the Contractor or its Subcontractors. The policy shall be retained and held by the Owner. A copy of a certificate for each policy required of the Owner by the Contract Documents shall be delivered to the Contractor upon demand.

         The Contractor acknowledges that the amount of any property insurance to be obtained and maintained by the Owner as provided in this Paragraph 11.3, or any other insurance which the Owner may elect to obtain and maintain with respect to the Project and/or the Work, may be less than the full value of the Project and/or the Work, as the case may be, and may not provide coverage (either in full or in part) from all types of casualty losses (such as earthquake and flood). The Contractor further acknowledges that the Contractor has no right to require Owner to obtain any additional amounts or types of insurance other than as expressly required by the Agreement and these General Contract Conditions. The Owner acknowledges that if the Project and/or the Work is damaged in an amount which exceeds any applicable insurance coverage or the proceeds of any applicable policy of insurance, or is damaged by a casualty that the Owner elects not to insure against, the Contractor shall not be obligated to contribute any sums to cover the cost of any repair or restoration which the Owner is required or may elect to do.

         .1 Property insurance shall be on an all-risk policy form, and shall insure against the perils of fire and extended coverage and physical loss or damage including, without duplication of coverage, theft, vandalism, malicious mischief, collapse, false-work, temporary buildings and debris removal, including demolition occasioned by enforcement of any applicable legal requirements, and shall cover reasonable compensation for the Architect's services and expenses required as a result of such insured loss. Coverage for other perils shall not be required unless otherwise provided in the Contract Documents.

         .2 The Owner shall purchase and maintain boiler and machinery insurance required by the Contract Documents or by any applicable Laws, which insurance shall specifically cover such insured objects during installation and until final acceptance by Owner. Such insurance shall include the interests of Owner, Contractor, all appropriate Subcontractors, and any lenders in the Work. The Owner, the Contractor and any lender shall be named insureds.

         .3 The Owner, at the Owner's option, may purchase and maintain such insurance as well insure the Owner against loss of use of the Owner's property due to fire or other hazards, however caused.

         .4 If the Owner does not intend to purchase such property insurance as may be required by the Agreement and with all of the coverages in the amount described above, the Owner shall so inform the Contractor in writing prior to commencement of the Work. The Contractor may then obtain insurance which will protect the interests of the Contractor and the Subcontractors in the Work, and by the appropriate Change Order the cost thereof shall be charged to the Owner. If the Contractor is damaged by the failure or neglect of the Owner to purchase or maintain insurance as above, without

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
               so notifying the Contractor, then the Owner shall bear all reasonable costs properly attributable to the failure or neglect.

         .5    If the Owner or any insurer with respect to the Work increases the required minimum deductibles above the amounts so identified, or if the Owner elects to purchase this insurance with voluntary deductible amounts, the Owner shall be responsible for payment of the additional costs not covered because of such increased or voluntary deductibles. If deductibles are not identified in the Contract Documents, the Owner shall pay costs not covered because of deductibles.

         .6 Unless otherwise provided in the Contract Documents, this property insurance shall cover portions of the Work stored off the Property after written approval of the Owner at the value established in the approval, and also portions of the Work in transit.

11.3.2   [Intentionally omitted]

11.3.3   [Intentionally omitted]

11.3.4   [Intentionally omitted]

11.3.5 If, during the Project construction period the Owner insures properties, real or personal or both, adjoining or adjacent to the Property by property insurance under policies separate from those insuring the Project, or if after Final Payment property insurance is to be provided on the completed Project through a policy or policies other than those insuring the Project during the construction period, the Owner shall waive all rights in accordance with the terms of Subparagraph 11.3.7 for damages caused by fire or other perils covered by this separate property insurance. All separate policies shall provide this waiver of subrogation by endorsement or otherwise.

11.3.6 If requested by Contractor, Owner shall obtain and provide Contractor with a certificate (or certificates) of any insurance carried by Owner covering the Work during the course of construction, to the extent any such insurance affects or covers any interest of Contractor in the Work.

11.3.7 By their execution of the Agreement, the Owner and the Contractor each waive all rights against (i) each other and any of their respective Subcontractors, agents and employees, and (ii) the Architect, the Architect's consultants, separate contractors described in Article 6, if any, and any of their respective Subcontractors, agents and employees, for damages caused by fire or other perils to the extent covered by property insurance obtained pursuant to this Paragraph 11.3 or other property insurance applicable to the Work, except such rights as they have to proceeds of such insurance held by the Owner. The foregoing waiver afforded the Architect, its consultants, agents and employees or any of them shall not extend to the liability imposed by Subparagraph 3.18.3, above. The Owner shall require of the Architect, the Architect's consultants, separate contractors described in Article 6, if any, and the Subcontractors, agents and employees of any of them, by appropriate written agreements, similar waivers in favor of other parties enumerated herein. The policies shall provide

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                                                  Page 48
such waivers of subrogation by endorsement or otherwise. A waiver of subrogation shall be effective as to a person or entity (i) even though that person or entity would otherwise have a duty of indemnification, contractual or otherwise,
(ii) did not pay the insurance premium directly or indirectly, and (iii) whether or not the person or entity had an insurable interest in the property damaged.

11.3.8 A loss covered under the Owner's property insurance shall be adjusted by the Owner and made payable to the Owner for the insureds, as their interests may appear. The Contractor shall pay Subcontractors their just portion of any insurance proceeds received by the Contractor and, by appropriate written agreements, shall require Subcontractors to make payments to their sub-subcontractors in similar manner.

11.3.9 The Owner shall deposit in a separate account any insurance proceeds actually received by Owner under any of the applicable policies, which the Owner shall distribute in accordance with such agreement as the parties in interest may reach. If, after such loss, no other special agreement is made, replacement of damaged property shall be covered by appropriate Change Order.

11.3.10 The Owner shall have the sole power to adjust and settle a loss with insurers.

11.3.11 Partial occupancy or use of the Work or any portion thereof in accordance with Paragraph 9.9 shall not commence until the insurance company or companies providing property insurance have consented to such partial occupancy or use, by endorsement or otherwise. The Owner and the Contractor shall take reasonable steps to obtain consent of the insurance company or companies and shall not, without mutual written consent, take any action with respect to partial occupancy or use that would cause cancellation, lapse or reduction of insurance.

11.4     PERFORMANCE BOND AND PAYMENT BOND

11.4.1 At the request of the Owner, the Contractor shall furnish to the Owner, and keep in force during the term of the Agreement performance and labor and material payment bonds guaranteeing that the Contractor will perform its obligations under the Agreement and will pay for all labor and materials furnished for the Work. Such bonds shall be issued in a form and by a surety reasonably acceptable to the Owner, shall be submitted to the Owner for prior approval as to form and content, shall name the Owner and its lender as obligees, and shall be in an amount equal to at least one hundred percent (100%) of the Guaranteed Maximum Price (as the same may be adjusted from time to time pursuant to the Agreement). The Contractor shall deliver the executed, approved bonds to the Owner within fourteen (14) days after the Owner's request therefor.

11.4.2 At the Owner's request, Subcontractors shall also obtain and provide performance and labor and material payment bonds, issued in an amount and form and by a surety reasonably acceptable to the Owner, and naming the Owner and its lender as obligees.

11.4.3 If bonds are required by Owner, they shall be a specific line item in the Schedule of Values.

11.4.4 Upon the request of any person or entity appearing to be a potential beneficiary of any of the

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
bonds required under this Paragraph 11.4, the Contractor promptly shall furnish a copy of the bonds or shall permit a copy thereof to be made and delivered to such person or entity.

                           ARTICLE 12
                   UNCOVERING AND CORRECTION OF WORK

12.1     UNCOVERING OF WORK

12.1.1 If a portion of the Work is covered contrary to the Architect's request or to requirements specifically expressed in the Contract Documents, it must, if required in writing by the Architect, the Owner or any governmental authority, be uncovered for their observation and be replaced, at the Contractor's expense, without change in the Contract Time. The Contractor will cooperate with the Architect to establish a mutually acceptable procedure for inspection of Work which will be covered by other Work.

12.1.2 If a portion of the Work has been covered which the Architect, the Owner or any governmental authority has not specifically requested to observe prior to its being covered, the Architect may request to see such Work and it shall be uncovered by the Contractor. If such Work is in accordance with the Contract Documents, costs of uncovering and replacement shall, by appropriate Change Order, be charged to the Owner. If such Work is not in accordance with the Contract Documents, the Contractor shall pay such costs unless the condition was caused by the Owner or a separate contractor in which event the Owner shall be responsible for payment of such costs.

12.2     CORRECTION OF WORK

12.2.1 The Contractor shall promptly correct Work rejected by the Architect, the Owner or any governmental authority, or which fails to conform to the requirements of the Contract Documents, whether such Work is observed before or after Substantial Completion and whether or not fabricated, installed or completed. The Contractor shall bear costs of correcting such rejected Work, including additional testing and inspections and compensation for the Architect's services and expenses made necessary thereby.

12.2.2 If, within one year after the date of Substantial Completion of the Work or designated portion thereof, or after the date for commencement of warranties established under Subparagraph 9.9.1, or by terms of an applicable special warranty required by the Contract Documents, any of the Work is found to be not in accordance with the requirements of the Contract Documents, the Contractor shall correct it promptly after receipt of written notice from the Owner to do so unless the Owner has previously given the Contractor a written acceptance of such condition. The Owner shall give such notice promptly after discovery of the condition. This period of one year shall be extended with respect to portions of Work first performed after Substantial Completion by the period of time between Substantial Completion and the actual performance of the Work. This obligation under this Subparagraph 12.2.2 shall survive acceptance of the Work under the Agreement and termination of the Agreement.



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
12.2.3 The Contractor shall remove from the Property portions of the Work which are not in accordance with the requirements of the Contract Documents, and which are neither corrected by the Contractor nor accepted by the Owner.

12.2.4 The Owner may correct any nonconforming Work (i) which the Contractor does not undertake to correct within ten (10) days following written notice from the Owner or the Architect to the Contractor of the need for such correction or which the Contractor fails to continue to correct thereafter with due diligence, or (ii) without notice, in the case of an emergency. If the Contractor does not proceed with correction of such nonconforming Work within ten (10) days following written notice from the Owner, and thereafter diligently continue such correction until completed, the Owner may remove it and store the salvageable materials or equipment at the Contractor's expense. If the Contractor does not pay costs of such removal and storage within ten days after written notice, the Owner may, upon ten (10) additional days' written notice, sell such materials and equipment at auction or at private sale and shall account for the proceeds thereof after deducting costs and damages that should have been borne by the Contractor, including compensation for the Architect's services and expenses made necessary thereby. If such proceeds of sale do not cover costs which the Contractor should have borne, the Guaranteed Maximum Price shall be reduced by the deficiency. If payments then or thereafter due the Contractor are not sufficient to cover such amount, the Contractor shall pay the difference to the Owner. The Contractor shall repair any consequential damage to the Owner's property caused by any Work furnished by the Contractor which does not conform to the Drawings and Specifications or the other Contract Documents.

12.2.5 The Contractor shall bear the cost of correcting destroyed or damaged construction, whether completed or partially completed, of the Owner or separate contractors caused by the Contractor's correction or removal of Work which is not in accordance with the requirements of the Contract Documents.

12.2.6 Nothing contained in this Paragraph 12.2 shall be construed to establish a period of limitation with respect to other obligations which the Contractor might have under the Contract Documents. Establishment of the time period of one year as described in Subparagraph 12.2.2 relates only to the specific obligation of the Contractor to correct the Work, and has no relationship to the time within which the obligation to comply with the Contract Documents may be sought to be enforced, nor to the time within which proceedings may be commenced to establish the Contractor's liability with respect to the Contractor's obligations other than specifically to correct the Work.

12.3     ACCEPTANCE OF NONCONFORMING WORK

12.3.1 If the Owner, in its sole discretion, elects to accept Work which is not in accordance with the requirements of the Contract Documents, the Owner may do so instead of requiring its removal and correction, in which case the Guaranteed Maximum Price will be reduced as appropriate and equitable. Such adjustment shall be effected whether or not Final Payment has been made.

                           ARTICLE 13


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                                          January 10, 1996

                    MISCELLANEOUS PROVISIONS

13.1     GOVERNING LAW AND SEVERABILITY

13.1.1 The Contract Documents shall be governed by and construed in accordance with the laws of the place where the Project is located. The invalidity of any provision of the Contract Documents (other than the amount of the Guaranteed Maximum Price) shall not impair or affect in any manner whatsoever the validity or enforceability of any other provision of the Contract Documents, and the Contract Documents shall remain in full force and effect to the maximum extent permitted by applicable law.

13.1.2 Historical lack of enforcement of any local Law shall not constitute a waiver of the Contractor's responsibility for compliance with such Law in a manner consistent with the Contract Documents unless and until the Contractor has received written consent for the




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                                          January 10, 1996
waiver of such compliance from the Owner and the agency responsible for the local Law enforcement.

13.2     SUCCESSORS AND ASSIGNS

13.2.1   [Intentionally omitted]

13.3     WRITTEN NOTICE

13.3.1   [Intentionally omitted]

13.4     RIGHTS AND REMEDIES

13.4.1 Duties and obligations imposed by the Contract Documents, and rights and remedies available thereunder, shall be in addition to and not a limitation of duties, obligations, rights and remedies otherwise imposed or available by law.

13.4.2 No action or failure to act by the Owner, the Architect or the Contractor shall constitute a waiver of any right or duty afforded them under the Contract Documents, nor shall such action or failure to act constitute approval of or acquiescence in a breach thereunder, except as may be specifically agreed in writing.



13.5     TESTS AND INSPECTIONS

13.5.1 Tests, inspections and approvals of portions of the Work required by the Contract Documents or by Laws shall be made at an appropriate time. At the Owner's election, the Owner shall contract with one or more independent testing or laboratory entities to conduct inspections and/or tests of the Work. Unless otherwise provided, the Contractor shall make arrangements for the inspections and tests of the work to be conducted by such independent testing or laboratory entities and/or with any appropriate public authority. The Owner shall bear all initial related costs of tests, inspections and approvals. The Contractor shall give the Architect timely notice of when and where tests and inspections are to be made so the Architect may observe such procedures.

13.5.2 If the Architect, the Owner or public authorities having jurisdiction determine that portions of the Work require additional testing, inspection or approval not included under Subparagraph 13.5.1, the Architect will, upon written authorization from the Owner, instruct the Contractor to make arrangements for such additional testing, inspection or approval by an entity acceptable to the Owner, and the Contractor shall give timely notice to the Architect of when and where tests and inspections are to be made so the Architect may observe such procedures. The Owner shall bear such costs except as provided in Subparagraph 13.5.3.

13.5.3 If such procedures for testing, inspection or approval under Subparagraphs 13.5.1 and 13.5.2 reveal failure of the portions of the Work to comply with requirements established by the Contract




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                                                  Page 53

Documents, the Contractor shall bear all costs made necessary by such failure including those of repeated procedures and compensation for the Architect's services and expenses, including the cost of retesting for verification of compliance if necessary, until the Architect certifies that the Work in question does comply with the requirements of the Contract Documents, and all such costs shall be excluded in computing the Guaranteed Maximum Price.

13.5.4 Required certificates of testing, inspection or approval shall, unless otherwise required by the Contract Documents, be secured by the Contractor and promptly delivered to the Architect.

13.5.5 If the Architect is to observe tests, inspections or approvals required by the Contract Documents, the Architect will do so promptly and, where practicable, at the normal place of testing.

13.5.6 Tests or inspections conducted pursuant to the Contract Documents shall be made promptly to avoid unreasonable delay in the Work.

13.5.7 The Contractor shall furnish, promptly, and without additional charge, all facilities, labor and materials necessary to permit safe, thorough and convenient inspection and testing as required in the Contract Documents. The Contractor shall pay any costs of inspection or testing when material and workmanship is not ready for such inspection or testing at the time that it was requested by the Contractor, unless previously agreed to by the parties.

13.6     [Intentionally omitted]

13.7     COMMENCEMENT OF STATUTORY LIMITATION PERIOD

13.7.1   As between the Owner and the Contractor:

         .1 As to acts or failures to act occurring prior to the relevant date of Substantial Completion of the applicable Segment of the Work, any applicable statute of limitations shall commence to run and any alleged cause of action shall be deemed to have accrued in any and all events not later than such date of Substantial Completion;

         .2 As to acts or failures to act occurring subsequent to the relevant date of Substantial Completion of the applicable Segment of the Work, and prior to issuance of the Final Application for Payment for such Segment of the Work, any applicable statute of limitations shall commence to run and any alleged cause of action shall be deemed to have accrued in any and all events not later than the date of issuance of the Final Application for Payment; and

         .3 As to acts or failures to act occurring after the relevant date of issuance of the Final Application for Payment covering a Segment of the Work, any applicable statute of limitations shall commence to run and any alleged cause of action shall be deemed to have accrued in any and all events not later than the date of any act or failure to act by the Contractor pursuant to any warranty provided under Paragraph 3.5, the date



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
           of any correction of the Work in question or failure to correct such Work by the Contractor under Paragraph 12.2, or the date of actual commission of any other act or failure to perform any duty or obligation by the Contractor or the Owner, whichever occurs last.

13.8     CONTRACTOR'S CERTIFICATIONS

13.8.1 Within ten (10) days after the Owner's request, the Contractor shall execute and deliver such representations and certifications which the Owner may be required to provide in connection with financing for the Project.

                           ARTICLE 14

                    [Intentionally omitted]




                           ARTICLE 15
                       NOTICE TO PROCEED;
                    GUARANTEED MAXIMUM PRICE

15.1     NOTICE TO PROCEED; GUARANTEED MAXIMUM PRICE

15.1.1 The parties acknowledge that the Work shall proceed in segments, and that the Guaranteed Maximum Price applicable to all Work pursuant to the Agreement cannot be determined at the time of the execution of the Agreement. Therefore, the total Guaranteed Maximum Price for all Work shall be established based on the final Drawings and Specifications, as well as Subcontractors' bids, in accordance with this Article 15. Concurrently with the execution of the Agreement, the parties have prepared and signed "Notice(s) To Proceed" (defined in Subparagraph 1.1.1), for various "Segments" of the Work authorized to date (each such Notice To Proceed covering a "Segment" of the Work), all as more particularly described in the Drawings and Specifications referred to in such Notice(s) to Proceed. From time to time during the term of the Agreement, the Owner may elect, in its discretion, to submit to the Contractor Drawings and Specifications for additional "Segments" of the Work. However, the Owner does not guarantee to the Contractor or the Architect that any Work, other than that authorized by any initial Notice(s) To Proceed attached hereto, will be authorized by the Owner. Upon receipt of Drawings and Specifications for additional Segments of Work, the Contractor shall immediately prepare bid packages for such Work, for submission to Subcontractors who have been approved by the Owner. Based on Subcontractor bids approved by the Owner, the Contractor shall deliver to the Owner a proposed Notice To Proceed for the Segment




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of the Work described in the Drawings and Specifications so delivered to the
Contractor and the bid packages approved by the Owner. If, after requesting bids, the Owner and the Contractor are unable to agree upon the terms of a Notice To Proceed for the particular Segment of the Work, the Owner may rescind its request for such Segment of the Work and may obtain performance of the Segment of the Work by others. The Contractor shall be authorized to undertake only those portions of the Work authorized in writing by the Owner in a Notice To Proceed complying with this Article 15.

15.1.2 Each "Notice To Proceed" shall (i) describe the Work to be performed in each Segment and the Drawings and Specifications and any other additional Contract Documents applicable to such Work, (ii) set forth the "Maximum Segment Cost", as defined below, proposed by the Contractor and approved by the Owner, in its sole discretion, for such Work, and (iii) specify the Contract Time(s) agreed upon by the Owner and the Contractor for the Segment(s) of the Work covered by the Notice To Proceed. The Owner and the Contractor agree that the "Maximum Segment Cost" for the Work authorized by each Notice To Proceed shall be equal to the sum of the total of all Subcontractors' bids and the Contractor's work approved by the Contractor and the Owner for the Segment in question. The Contractor's Fee for Work covered by each Notice To Proceed shall be equal to that percentage set forth in the Agreement. The Contractor's Fee for each Segment shall be specified in the Notice To Proceed for the Segment. The Contractor shall complete all Work specified in Notices To Proceed executed by the Owner and the Contractor in accordance with the Contract Documents within the Contract Time for each Segment of the Work as specified in the Notice To Proceed for such Segment, at a cost not exceeding the Maximum Segment Cost for such Segment of the Work, as stated in the Notice(s) To Proceed as adjusted by Change Order for such Segment of the Work.

15.1.3 As each segment of the Work is authorized, the Guaranteed Maximum Price shall be increased by the amount of the Guaranteed Maximum Price of the work authorized in the segment. There shall be no separate Guaranteed Maximum Price for each segment after it has been authorized and added to the Work previously authorized.





                                          General Conditions

                                          January 10, 1996
                                                  Page 56